Exhibit 1.2

Execution Version

Dated April 8, 2022

ZHIHU INC.

SELLING SHAREHOLDERS

(named in SCHEDULE 8)

CREDIT SUISSE (HONG KONG) LIMITED

J.P. MORGAN SECURITIES (FAR EAST) LIMITED

J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

CHINA INTERNATIONAL CAPITAL CORPORATION

HONG KONG SECURITIES LIMITED

CMB INTERNATIONAL CAPITAL LIMITED

and

THE HONG KONG UNDERWRITERS

(named in SCHEDULE 2)

HONG KONG UNDERWRITING AGREEMENT relating to the Hong Kong Public Offering of 2,600,000 Class A Shares of par value of US$0.000125 each in the Company

THIS AGREEMENT is made on April 8, 2022

BETWEEN:

(1)	Zhihu Inc., a company incorporated in the Cayman Islands on May 17, 2011 as an exempted company under the laws of the Caymans Islands, having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company");

(2)	Innovation Works Development Fund, L.P., whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("IWDF");

(3)	Innovation Works Holdings Limited, whose registered address is at Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands ("IWHL");

(4)	Qiming Venture Partners III, L.P., whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("QVP");

(5)	Qiming Managing Directors Fund III, L.P., whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("QMDF");

(6)	Qiming Venture Partners III Annex Fund, L.P., whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands ("QVPA");

(7)	SAIF IV Mobile Apps (BVI) Limited, whose registered address is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands ("SAIF");

(8)	CTG Evergreen Investment XX Limited, whose registered address is at CCS Trustees Limited, Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands ("CTG");

(IWDF, IWHL, QVP, QMDF, QVPA, SAIF and CTG, together as the "Selling Shareholders")

(9)	Credit Suisse (Hong Kong) Limited, whose registered office is at Level 88, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong ("CS");

(10)	J.P. Morgan Securities (Far East) Limited, whose registered office is at 28/F, Chater House, 8 Connaught Road Central, Hong Kong ("JPM Far East");

(11)	J.P. Morgan Securities (Asia Pacific) Limited, whose registered office is at 28/F, Chater House, 8 Connaught Road Central, Hong Kong ("JPM APAC");

(12)	China International Capital Corporation Hong Kong Securities Limited, whose registered office is at 29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong ("CICC");

(13)	CMB International Capital Limited, whose registered office is at 45/F, Champion Tower, 3 Garden Road, Central, Hong Kong ("CMBI"); and

(14)	THE HONG KONG UNDERWRITERS whose names and addresses are set out in SCHEDULE 2 (the "Hong Kong Underwriters").

RECITALS:

(A)	The Company is incorporated in the Cayman Islands on May 17, 2011 and has been registered in Hong Kong as a non-Hong Kong company under Part 16 of the Companies Ordinance. As at the date of this Agreement, the Company has an authorized share capital of US$200,000 divided into (i) 1,500,000,000 Class A Ordinary Shares of a par value of US$0.000125 each, (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.000125 each, and (iii) 50,000,000 shares of a par value of US$0.000125 each of such class or classes (however designated) as the board of directors may determine in accordance with the Articles of Association of the Company.

(B)	The Company is proposing to obtain a dual primary listing for its Class A Shares (as defined below) on the Stock Exchange by way of a Global Offering comprising:

(a)	Hong Kong Public Offering (as defined herein), comprising an offer for subscription of the Hong Kong Offer Shares (as defined herein), in respect of which this Agreement is being entered into; and

(b)	International Offering (as defined herein), comprising an offer for subscription of Offer Shares to be sold by the Selling Shareholders (as defined herein).

(C)	CS, JPM APAC, CICC and CMBI have been appointed as the Joint Global Coordinators in connection with the Global Offering.

(D)	The Joint Sponsors have made an application on behalf of the Company to the Listing Division of the Stock Exchange for the dual primary listing on the Main Board of, and permission to deal on the Main Board in, the Class A Shares which have been allotted and issued, and are fully paid or credited as full paid, the Class A Shares to be sold by the relevant Selling Shareholders, the Class A Shares to be issued upon exercise of options or other awards that have been granted or may be granted under the Share Incentive Plans, and the Class A Shares to be issued after the conversion of the Class B Shares into Class A Shares.

(E)	The Hong Kong Underwriters have agreed to severally underwrite the Hong Kong Public Offering upon and subject to the terms and conditions of this Agreement.

(F)	Each of the Company and the Selling Shareholders has agreed to give the representations, warranties, undertakings and indemnities set out herein in favour of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters.

(G)	The Company has appointed Computershare Hong Kong Investor Services Limited to act as its Hong Kong share registrar and transfer agent for the Shares.

(H)	The Company has appointed Bank of China (Hong Kong) Limited as the Receiving Bank for the Hong Kong Public Offering and Bank of China (Hong Kong) Nominees Limited as the Nominee to hold the application monies under the Hong Kong Public Offering.

(I)	The Selling Shareholders have agreed to offer for sale the Hong Kong Offer Shares pursuant to the Hong Kong Public Offering at the Offer Price.

(J)	The Company the Selling Shareholders, the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and other International Underwriters intend to enter into the International Underwriting Agreement providing for the underwriting of the International Offering by the International Underwriters subject to the terms and conditions set out therein.

(K)	The Over-allotment Shareholders are expected to grant to the Joint Global Coordinators in relation to the International Offering and the International Underwriters the Over-allotment Option, exercisable by the Joint Global Coordinators (on behalf of the Joint Global Coordinators in relation to the International Offering and the International Underwriters), to require the Over-allotment Shareholders to sell an additional 3,900,000 Offer Shares, representing 15% of the Offer Shares initially available under the Global Offering, to, among other things, cover any over-allocations in the International Offering, subject to and on the terms of the International Underwriting Agreement.

(L)	At a meeting of the Board held on March 30, 2022, resolutions were passed pursuant to which, inter alia, the Board has approved, any one of the Directors and any member of the IPO Committee or his or her respective attorney (as defined therein), was authorized to sign on behalf of the Company, this Agreement and all the other relevant documents in connection with the Global Offering.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Introduction: Except where the context otherwise requires, in this Agreement, including the Recitals and the Schedules, the following words and expressions shall have the respective meanings set out below:

"1933 Act Regulations" means the rules and regulations promulgated under the Securities Act;

"Acceptance Date" means April 14, 2022, being the date on which the Application Lists close in accordance with Clause 4.2;

"Accepted Hong Kong Public Offering Applications" means the Hong Kong Public Offering Applications which are from time to time accepted in whole or in part pursuant to Clause 4.3;

"Accounts" means the audited consolidated financial statements of the Group as of and for the three years ended December 31, 2021, and all related notes as set out in Appendix I to the Hong Kong Prospectus;

"Admission" means the grant or agreement to grant by the Listing Committee of the Stock Exchange of the dual primary listing on the Main Board of, and permission to deal on the Main Board in, the Class A Shares which have been allotted and issued and are fully paid or credited as full paid, and the Class A Shares to be sold pursuant to the Global Offering and the exercise of the Over-allotment Option, the Class A Shares to be issued upon exercise of options or other awards that have been granted or may be granted under the Share Incentive Plans, and the Class A Shares to be issued after the conversion of the Class B Shares into Class A Shares;

"ADS(s)" means American Depositary Shares (every two represent one Class A Share);

"Affiliates" means, in respect of a particular company, any company or other entity which is its holding company or subsidiary or branch, or any subsidiary or branch of its holding company, or which directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such company. For the purposes of the foregoing, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling", "controlled by" and "under common control with" shall be construed accordingly;

"Application Form" means the green application form, in the agreed form and to be used in connection with the Hong Kong Public Offering;

"Application Proof" means the application proof of the prospectus of the Company submitted to the Stock Exchange on January 3, 2022;

"Application Lists" means the application lists in respect of the Hong Kong Public Offering referred to in Clause 4.2;

"Approvals" means all approvals, filings, sanctions, consents, permissions, certificates, authorisations, licenses, permits, permissions, clearances, orders, concessions, qualifications, registrations, declarations and franchises from any person, and filings and registrations with any person, of any relevant jurisdictions, including, without limitation, Hong Kong and the PRC;

"Articles of Association" means the articles of association of the Company as amended, supplemented or otherwise modified from time to time;

"Associate" has the meaning given to it in the Listing Rules;

"BHC Act Affiliate" means the meaning assigned to the term "affiliate" in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Basic Prospectus” means the base prospectus filed as part of the Registration Statement, in the form in which it has most recently been filed with the SEC on or prior to the date of this Agreement;

"Board" means the board of directors of the Company;

"Brokerage" means the brokerage at the rate of 1.0% of the Offer Price in respect of the Offer Shares payable by investors in the Global Offering;

"Business Day" means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Hong Kong;

"CCASS" means the Central Clearing and Settlement System established and operated by HKSCC;

"Class A Shares" means class A ordinary shares in the share capital of the Company, with a par value of US$0.000125 each, conferring a holder of a class A ordinary share one vote per share on any resolutions tabled at the Company's general meetings;

"Class B Shares" means class B ordinary shares in the share capital of the Company, with a par value of US$0.000125 each, conferring a holder of a class B ordinary share ten (10) votes per share on any resolutions tabled at the Company's general meetings;

"Companies Ordinance" means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

"Companies (Winding Up and Miscellaneous Provisions) Ordinance" means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

"Company's Cayman Counsel" means Maples and Calder (Hong Kong) LLP, being the Company's legal advisers on Cayman Islands law, of 26th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong;

"Company's HK & US Counsel" means Skadden, Arps, Slate, Meagher & Flom and affiliates, being the Company's legal advisers on Hong Kong and US law, of 42/F, Edinburgh Tower, The Landmark, 15 Queen's Road Central, Hong Kong;

"Company's PRC Counsel" means Han Kun Law Offices, being the Company's legal advisers on PRC law, of 9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Dongcheng District, Beijing 100738, PRC;

"Conditions" means the conditions precedent set out in Clause 2.1;

"Conditions Precedent Documents" means the documents listed in Parts A and B of SCHEDULE 4;

"Consolidated Affiliated Entities" means all entities the Company controls through the contractual arrangements and their respective subsidiaries;

"Contracts (Rights of Third Parties) Ordinance" means the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

"Default Right" means the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable;

"Directors" means the directors of the Company whose names are set out in SCHEDULE 1 and in the section headed "Directors and Senior Management" in the Hong Kong Prospectus;

"Disclosure Package" means any Issuer Free Writing Prospectus(es) issued at or prior to the Time of Sale and Preliminary Prospectus (including documents and information incorporated by reference therein) relating to the International Offer Shares, and the other information, if any stated in the International Underwriting Agreement, all considered together;

"Disputes" has the meaning ascribed to it in Clause 18.2;

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, defect, right, interest or preference granted to any third party, or any other encumbrance or security interest of any kind;

"Expert" means the Joint Sponsors, the Company's PRC Counsel, the Company's Cayman Counsel, the Industry Consultant and Reporting Accountant;

"Final International Prospectus" means the Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Offer Shares in the form first used to confirm sales of the Offer Shares (or in the form first made available to the International Underwriters by the Company to meet request of purchasers pursuant to Rule 173 of the Securities Act);

"Formal Notice" means the press announcement substantially in the agreed form to be issued in connection with the Hong Kong Public Offering pursuant to the Listing Rules, as amended, supplemented or otherwise modified from time to time;

"Global Offering" means the Hong Kong Public Offering and the International Offering;

"Governmental Authority" means any administrative, governmental or regulatory commission, board, body, authority or agency, or any stock exchange, self-regulatory organisation or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic, foreign or supranational;

"Group" means the Company, its subsidiaries and Consolidated Affiliated Entities from time to time;

"Group Company" means a member of the Group;

"HK$" or "Hong Kong dollars" means Hong Kong dollars, the lawful currency of Hong Kong;

"HKSCC" means Hong Kong Securities Clearing Company Limited;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Hong Kong Offer Price" means the final price per Share (exclusive of Brokerage, the Trading Fee and the Transaction Levy) at which the Hong Kong Offer Shares are to be subscribed under the Global Offering;

"Hong Kong Offer Shares" means the 2,600,000 Class A Shares being initially offered by the Selling Shareholders for subscription under the Hong Kong Public Offering, subject to adjustment and reallocation as provided in Clauses 4.9, 4.10 and 4.13;

"Hong Kong Prospectus" means the prospectus in the agreed form to be issued by the Company in connection with the Hong Kong Public Offering, and all amendments or supplements thereto;

"Hong Kong Prospectus Date" means the date of issue of the Hong Kong Prospectus, which is expected to be on or about April 11, 2022;

"Hong Kong Public Offering" means the offer of the Hong Kong Offer Shares at the Offer Price for subscription by the public in Hong Kong on and subject to the terms and conditions of the Hong Kong Public Offering Documents;

"Hong Kong Public Offering Applications" means applications to purchase Hong Kong Offer Shares made online through the White Form eIPO service at www.eipo.hk, or through CCASS EIPO service to electronically cause HKSCC Nominees Limited to apply on an applicant’s behalf and otherwise made in compliance with the terms and conditions of the Hong Kong Public Offering Documents;

"Hong Kong Public Offering Documents" means the Hong Kong Prospectus and the Application Form;

"Hong Kong Share Registrar" means Computershare Hong Kong Investor Services Limited of Shops 1712-1716, 17th Floor, Hopewell Center, 183 Queen's Road East, Wan Chai, Hong Kong;

"Hong Kong Underwriters" has the meaning ascribed to it in the parties clause;

"Hong Kong Underwriting Commitment" means, in relation to any Hong Kong Underwriter, the maximum number of Hong Kong Offer Shares which such Hong Kong Underwriter has agreed to procure applications to, or failing which itself as principal to apply to, purchase, pursuant to the terms of this Agreement, as shown opposite its name in SCHEDULE 2, subject to adjustment and reallocation as provided in Clauses 4.10 and 4.13;

"Industry Consultant" means China Insights Industry Consultancy Limited of 10F, Block B, Jing’an International Center, 88 Puji Road, Jing’an District, Shanghai 200070, PRC

"Indemnified Parties" means the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, and the Hong Kong Underwriters and each of their respective Affiliates and delegates under Clause 3.5, as well as the respective representatives, partners, directors, officers, employees, assignees, advisers, consultants and agents of each of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, and the Hong Kong Underwriters and of each of their respective Affiliates;

"Intellectual Property" means letters patent, patent applications, trademarks (both registered and unregistered), service marks (both registered and unregistered), registered designs, trade or service names, domain names, software, utility models, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, inventions, confidential information, know-how (including, without limitation, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or processes), business names and any similar rights situated in any part of the world, and the benefit (subject to the burden) of any and all licenses in connection with any of the foregoing;

"Internal Control Consultant" means the internal control consultant appointed by the Company to conduct internal control review in anticipation of the Global Offering;

"International Offer Prices" means the final price per Share (exclusive of the Brokerage, the Trading Fee and the Transaction Levy) at which the International Offer Shares are to be subscribed under the Global Offering;

"International Offer Shares" means the 23,400,000 Class A Shares to be initially offered for sale by the Selling Shareholders to investors at the Offer Price under the International Offering for subscription subject, to adjustment and reallocation in accordance with the International Underwriting Agreement, together (where applicable) with any additional Offer Shares to be sold by the Selling Shareholders pursuant to the exercise of the Over-allotment Option;

"International Offering" means the proposed offering and sale by the Selling Shareholders through the International Underwriters or their respective affiliates of the International Offer Shares in the United States pursuant to an "automatic shelf registration statement" as defined under Rule 405 under the Securities Act on Form F-3 dated on or around April 8, 2022 and outside the United States in offshore transactions, upon and subject to the terms and conditions of the International Underwriting Agreement;

"International Offering Purchasing Commitment" means, in relation to any International Underwriter, the maximum number of International Offer Shares in respect of which such International Underwriter has agreed to procure placees, or failing which itself as principal to purchase, pursuant to the terms of the International Underwriting Agreement, subject to adjustment and reallocation in accordance with the International Underwriting Agreement and subject to the Over-allotment Option;

"International Underwriters" means the persons named in the International Underwriting Agreement as such to underwrite the International Offering;

"International Underwriting Agreement" means the International Underwriting Agreement relating to the International Offering to be entered into between, among others, the Company, the Selling Shareholders, the Joint Global Coordinators, and the International Underwriters on or around April 14, 2022;

"Issuer Free Writing Prospectus" means any "issuer free writing prospectus", as defined in Rule 433 under the Securities Act, relating to the International Offer Shares in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in the Company's record pursuant to Rule 433(g) of the Securities Act;

"Joint Bookrunners" means CS, JPM APAC, J.P. Morgan Securities LLC (in relation to the International Offering only), CICC, CMBI, CCB International Capital Limited and Haitong International Securities Company Limited, being the joint bookrunners to the Global Offering;

"Joint Global Coordinators" means CS, JPM APAC, CICC and CMBI, being the joint global coordinators to the Global Offering;

"Joint Lead Managers" means CS, JPM APAC, J.P. Morgan Securities LLC (in relation to the International Offering only), CICC, CMBI, CCB International Capital Limited and Haitong International Securities Company Limited, being the joint lead managers to the Global Offering;

"Joint Sponsors" means CS, JPM Far East, CICC and CMBI, being the joint sponsors to the Global Offering;

"Laws" means all laws, rules, regulations, guidelines, opinions, notices, circulars, orders, codes, policies, consents, judgments, decrees or rulings of any court, government, law enforcement agency, governmental or regulatory authority whether national, central, federal, provincial, regional, state, municipal or local, domestic or foreign (including, without limitation, any common law or case law) of all relevant jurisdictions (including, without limitation, Hong Kong and the PRC);

"Legal Advisers" means Company's HK & US Counsel, Company's PRC Counsel, Company's Cayman Counsel, Underwriters' HK & US Counsel and Underwriters' PRC Counsel;

"Limited Use Free Writing Prospectus" means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus and as stated in SCHEDULE 2 to this Agreement;

"Listing Committee" means the listing committee of the Stock Exchange;

"Listing Date" means the first day on which the Shares commence trading on the Main Board, which is expected to be on April 22, 2022;

"Listing Rules" means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) and the listing decisions, guidelines and other requirements of the Stock Exchange;

"Main Board" means the stock exchange (excluding the option market) operated by the Stock Exchange which is independent from and operated in parallel with the Growth Enterprise Market of the Stock Exchange;

"Material Adverse Effect" means a material adverse effect or any development involving a prospective material adverse effect, on the assets, liabilities, general affairs, business, management, performance, prospects, shareholders' equity, position or condition (financial or otherwise), results of operations, or prospects of the Group, taken as a whole;

"NYSE" means the New York Stock Exchange;

"Nominee" means Bank of China (Hong Kong) Nominees Limited, in whose name the application moneys are to be held by Receiving Banks under the Receiving Banks' Agreement;

"Offer Price" means the Hong Kong Offer Price and the International Offer Price;

"Offer Shares" means the Hong Kong Offer Shares and the International Offer Shares being offered at the Offer Price under the Global Offering;

"Offering Documents" means the Hong Kong Public Offering Documents, the Registration Statement, the Disclosure Package, the Preliminary Prospectus, the Final International Prospectus and any other announcement, document, documents materials, communications or information made, issued, given, released, arising out of or used in connection with or in relation to the contemplated offering and sale of the Offer Shares or otherwise in connection with the Global Offering, including, without limitation, any road show materials relating to the Offer Shares and, in each case, all amendments or supplements thereto, whether or not approved by the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or any of the Underwriters;

"Operative Documents" means the Price Determination Agreement, the Receiving Banks' Agreement and the Registrar's Agreement;

"Over-allotment Option" means the over-allotment option to be granted by the Over-allotment Shareholders to the International Underwriters, exercisable by the Joint Global Coordinators (on behalf of the International Underwriters) under the International Underwriting Agreement, pursuant to which the Over-allotment Shareholders may be required to sell up to an aggregate of 3,900,000 additional Shares, representing in aggregate 15% of the initial number of Offer Shares, at the Offer Price;

"Over-allotment Option Shares" means up to 3,900,000 additional Offer Shares which the Over-allotment Shareholders may be required to sell upon the exercise of the Over-allotment Option;

"Over-allotment Shareholders" means Innovation Works Development Fund, L.P. and Innovation Works Holdings Limited;

"Over-Subscription" has the meaning ascribed to it in Clause 4.9;

"PHIP" means the post hearing information pack of the Company posted on the Stock Exchange's website at http://www.hkexnews.hk, as amended or supplemented by any amendment or supplement thereto;

"PRC" means the People's Republic of China which, for the purposes of this Agreement only, excludes Hong Kong, Macau Special Administrative Region of the People's Republic of China and Taiwan;

"PRC Company Law" means the Company Law of the PRC;

"Preliminary International Prospectus" means any preliminary form of the Final International Prospectus (including the Basic Prospectus and any preliminary prospectus supplement) relating to the Offer Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act;

"Price Determination Agreement" means the agreement in the agreed form to be entered into between the Company, the Selling shareholders and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters) on the Price Determination Date to record the Offer Price;

"Price Determination Date" means the date on which the Offer Price is fixed for the purposes of, among others, the Hong Kong Public Offering in accordance with Clause 6.1;

"Proceedings" has the meaning ascribed to it in Clause 9.2;

"Receiving Bank" means Bank of China (Hong Kong) Limited, the receiving bank appointed by the Company in connection with the Hong Kong Public Offering pursuant to the Receiving Banks' Agreement;

"Receiving Bank's Agreement" means the agreement dated April 8, 2022 entered into between the Company, the Receiving Bank, the Joint Sponsors, the Joint Global Coordinators, the Nominee and the Hong Kong Share Registrar for the appointment of the Receiving Bank and the Nominee in connection with the Hong Kong Public Offering;

"Registrar's Agreement" means the agreement dated March 30, 2022 entered into between the Company and the Hong Kong Share Registrar in relation to the appointment of the Hong Kong Share Registrar;

"Registration Statement" means the registration statement, which was filed with the SEC on Form F-3 dated on or around April 8, 2022, relating to the Shares of the Company including the Offer Shares, to be issued from time to time by the Company, and the Shares to be borrowed under the Stock Borrowing Agreement, as amended to the date of the International Underwriting Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the 1933 Act Regulations;

"Relevant Hong Kong Public Offering Application" means, in relation to any Hong Kong Underwriter, a Hong Kong Public Offering Application made or procured to be made by such Hong Kong Underwriter which is applied pursuant to Clause 4.5 to reduce the Hong Kong Underwriting Commitment of such Hong Kong Underwriter;

"Renminbi" and "RMB" mean Renminbi, the lawful currency of the PRC;

"Reporting Accountant(s)" means PricewaterhouseCoopers, Certified Public Accountant;

"Resolution Authority" means anybody which has authority to exercise any Write-down and Conversion Powers;

"SEC" the United States Securities and Exchange Commission;

"Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

"Securities and Futures Ordinance" means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

"Selling Shareholders" means the selling shareholders as set out in SCHEDULE 8;

"SFC" means the Securities and Futures Commission of Hong Kong;

"Selling Shareholders Proportion" means in respect of any Selling Shareholder, the number of Offer Shares to be sold as set forth opposite the names of such Selling Shareholder as specified in SCHEDULE 8 hereto relative to the total number of Offer Shares;

"Share Incentive Plan" means the 2012 Plan and the 2022 Plan adopted by the Company in June 2012 and March 2022, respectively, the details of which are set out in the section headed "Statutory and General Information" in the Hong Kong Prospectus;

"Shares" means the Class A Shares and/or the Class B Shares in the share capital of the Company;

"Stabilising Manager" has the meaning ascribed to it in Clause 6.3;

"Stock Borrowing Agreement" means the stock borrowing agreement expected to be entered into between the Over-allotment Shareholders and the Stabilising Manager (or its agent) on or about the Price Determination Date pursuant to which the Stabilising Manager may request Innovation Works Development Fund, L.P. to make available to the Stabilising Manager on a temporary basis up to 3,900,000 Shares solely to cover over-allocations in the International Offering;

"Stock Exchange" means The Stock Exchange of Hong Kong Limited;

"Subsidiaries" means the companies named in the Hong Kong Prospectus as subsidiaries of the Company (including the Consolidated Affiliated Entities), the financial accounts of which have been consolidated and accounted for as if they were subsidiaries of the Company by virtue of the contractual arrangements, and "Subsidiary" means any one of them;

"Taxation" or "Taxes" means all forms of taxation whenever created, imposed or arising and whether of the Cayman Islands, Hong Kong, the PRC or of any other part of the world and, without prejudice to the generality of the foregoing, includes all forms of taxation on or relating to profits, salaries, interest and other forms of income, taxation on capital gains, sales and value added taxation, estate duty, death duty, capital duty, stamp duty, payroll taxation, withholding taxation, rates and other taxes or charges relating to property, customs and other import and excise duties, and generally any taxation, duty, impost, levy, rate, charge or any amount payable to taxing, revenue, customs or fiscal authorities whether of Hong Kong, the PRC or of any other part of the world, whether by way of actual assessment, withholding, loss off allowance, deduction or credit available for relief or otherwise, and including all interest, additions to tax, penalties or similar liabilities arising in respect of any taxation;

"Trading Fee" means the trading fee at the rate of 0.005% of the Offer Price in respect of the Offer Shares imposed by the Stock Exchange;

"Transaction Levy" means the transaction levy at the rate of 0.0027% of the Offer Price in respect of the Offer Shares imposed by the SFC, and the transaction levy at the rate of 0.00015% of the Offer Price in respect of the Offer Shares imposed by the Financial Reporting Council;

“UK Bail-in Counterparties” refers to any party to this Agreement to whom any UK Bail-in Party owes a UK Bail-in Liability under or in connection with this Agreement from time to time;

“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised;

“UK Bail-in Parties” refers to the relevant Party to which the UK Bail-in Legislation applies and each a “UK Bail-in Party”;

“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability;

"Under-Subscription" has the meaning ascribed to it in Clause 4.4;

"Underwriters" means the Hong Kong Underwriters and the International Underwriters;

"Underwriters' HK & US Counsel" means Clifford Chance, being the Underwriters' legal advisers on Hong Kong and US law, of 27th Floor, Jardine House, One Connaught Place, Central, Hong Kong;

"Underwriters' PRC Counsel" means Jingtian & Gongcheng, being the Underwriters' legal advisers on PRC law, of 34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing, China;

"United Kingdom" means the United Kingdom of Great Britain and Northern Ireland;

"Unsubscribed Shares" has the meaning ascribed to it in Clause 4.4;

"US" and "United States" means the United States of America;

"U.S. Special Resolution Regime" means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder;

"Verification Notes" means the verification notes relating to the Hong Kong Prospectus, copies of which have been signed and approved by, among others, the Directors, and delivered or will be delivered to the Joint Sponsors;

"Warranties" means the representations, warranties and undertakings given by the Company and the Selling Shareholders as set out in SCHEDULE 3;

"White Form eIPO" means the service established, operated or maintained by the White Form eIPO Service Provider, whereby certain individual applicants in the Hong Kong Public Offering may submit electronic applications online through the internet for Hong Kong Offer Shares; and

"White Form eIPO Service Provider" means Computershare Hong Kong Investor Services Limited of Shops 1712-1716, 17th Floor, Hopewell Center, 183 Queen's Road East, Wan Chai, Hong Kong.

1.2	Recitals and Schedules: The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.

1.3	References: Except where the context otherwise requires, references in this Agreement to:

1.3.1	statutes or statutory provisions, rules or regulations (whether or not having the force of law), shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted or both from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutory provisions;

1.3.2	a "company" shall include any company, corporation or other body corporate, whenever and however incorporated or established;

1.3.3	a "person" shall include any individual, body corporate, unincorporated association or partnership, joint venture, government, state or agency of a state (whether or not having separate legal personality);

1.3.4	a "subsidiary" or a "holding company" are to the same as defined in section 15 and 13 of the Companies Ordinance;

1.3.5	knowledge, information, belief or awareness or similar terms ("knowledge") of any person shall be treated as including but not limited to any knowledge, information, belief and awareness which the person would have had if such person had made due, diligent and careful enquiries;

1.3.6	"Clauses", "Paragraphs", "Recitals" and "Schedules" are to clauses and paragraphs of and recitals and schedules to this Agreement;

1.3.7	"parties" are to the parties to this Agreement;

1.3.8	the terms "herein", "hereof", "hereto", "hereinafter" and similar terms, shall in each case refer to this Agreement taken as a whole and not to any particular clause, paragraph, sentence, schedule or other subdivision of this Agreement;

1.3.9	the terms "or", "including" and "and" are not exclusive;

1.3.10	the terms "purchase" and "purchaser", when used in relation to the Hong Kong Offer Shares, shall include, a subscription for the Hong Kong Offer Shares and a subscriber for the Hong Kong Offer Shares, respectively and the terms "sell" and "sale", when used in relation to the Hong Kong Offer Shares, shall include sale of the Shares by the Selling Shareholders;

1.3.11	a document being "in the agreed form" are to a document in a form from time to time (whether on or after the date hereof) agreed between the Company and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters);

1.3.12	a "certified copy" means a copy certified as a true copy by a Director or the secretary of the Company, the Company's PRC Counsel, the Company's Cayman Counsel or the Company's HK & US Counsel;

1.3.13	"written" or "in writing" shall include any mode of reproducing words in a legible and non-transitory form; and

1.3.14	times of day and dates are to Hong Kong times and dates, respectively.

1.4	Headings: The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.5	Genders and plurals: In this Agreement, words importing a gender shall include the other genders and words importing the singular shall include the plural and vice versa.

2	CONDITIONS

2.1	Conditions precedent: The obligations of the Hong Kong Underwriters under this Agreement are conditional on the following conditions precedent being satisfied or, where applicable, waived:

2.1.1	the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters) receiving from the Company's HK & US Counsel (on behalf of the Company) and the Selling Shareholders all Conditions Precedent Documents as set out in Part A of SCHEDULE 4 and Part B of SCHEDULE 4, in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators, not later than 8:00 p.m. on the Business Day immediately before the Hong Kong Prospectus Date and 8:00 p.m. on the Business Day immediately before the Listing Date or such later time and/or date as the Joint Sponsors and the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) may agree, respectively;

2.1.2	the issue by the Stock Exchange of a certificate of authorisation of registration in respect of the Hong Kong Prospectus and the registration by the Registrar of Companies in Hong Kong of one copy of each of the Hong Kong Prospectus and the Application Form, duly certified by two Directors (or by their attorneys duly authorised in writing) as having been approved by resolutions of the Board and having attached thereto all necessary consents and documents required by section 342C (subject to any certificate of exemption granted pursuant to section 342A) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance not later than 5:00 p.m. or such later time as agreed by the Stock Exchange or the Registrar of Companies in Hong Kong (as the case may be) on the Business Day before the Hong Kong Prospectus Date;

2.1.3	Admission having occurred and become effective (either unconditionally or subject only to allotment and issue of the relevant Offer Shares, despatch or availability for collection of share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters)) on or before the Listing Date (or such later date as the Joint Sponsors and the Joint Global Coordinators may (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) agree in writing) and Admission not subsequently having been revoked prior to the commencement of trading of the Shares on the Main Board;

2.1.4	admission into CCASS in respect of the Shares having occurred and become effective (either unconditionally or subject only to allotment and issue of the relevant Offer Shares, despatch or availability for collection of share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters)) on or before the Listing Date (or such later date as the Joint Global Coordinators may (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) agree in writing);

2.1.5	the Offer Price having been fixed and the Price Determination Agreement having been duly executed by the Company, the Selling Shareholders and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters), on the Price Determination Date (or such later date as may be agreed between the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters), the Selling Shareholders and the Company) in accordance with Clause 6.1 and such agreement not subsequently having been terminated;

2.1.6	the execution and delivery of the International Underwriting Agreement and the Stock Borrowing Agreement by the parties thereto on the Price Determination Date and such agreement(s) not subsequently having been terminated, the obligations of the International Underwriters under the International Underwriting Agreement having become unconditional in accordance with its terms, save for the condition therein relating to the obligations of the Hong Kong Underwriters under this Agreement (and any condition for this Agreement to become unconditional), and the International Underwriting Agreement not having been terminated in accordance with its terms or otherwise, prior to 8:00 a.m. on the Listing Date;

2.1.7	the Warranties being true, accurate, complete, not misleading and not being breached on and as of the date of this Agreement and the dates and times on which they are deemed to be repeated under this Agreement (as if they had been given and made on such date and time by reference to the facts and circumstances then subsisting); and

2.1.8	each of the Company and the Selling Shareholders having complied with this Agreement and satisfied all the obligations and conditions on its part under this Agreement to be performed or satisfied (or otherwise waived in accordance with the terms stated herein) on or prior to the respective times and dates by which such obligations must be performed or conditions must be met.

2.2	Procure fulfilment: Each of the Company and the Selling Shareholders undertakes to the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners and the Hong Kong Underwriters to, use their best endeavours to procure the fulfilment of the Conditions and to do such things and take such actions as are necessary to ensure that Admission is obtained and not cancelled or revoked, on or before the relevant time or date specified therefor and, in particular, shall furnish such information, supply such documents, pay such fees, give such undertakings and do all acts and things as may be required by the Joint Sponsors, the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters), the Stock Exchange, the SFC and the Registrar of Companies in Hong Kong and any other relevant Governmental Authority for the purposes of or in connection with the application for the dual primary listing of and the permission to deal in the Class A Shares and the fulfilment of such Conditions.

2.3	Extension: The Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) shall have the right, in their sole and absolute discretion, on or before the last day on which each of the Conditions is required to be fulfilled, either:

2.3.1	to extend the deadline for the fulfilment of any or all Conditions by such number of days/hours and/or in such manner as the Joint Sponsors and the Joint Global Coordinators may determine (in which case the Joint Sponsors and the Joint Global Coordinators shall be entitled to extend the other dates or deadlines referred to in this Agreement in such manner as they deem appropriate, provided that no extension shall be made beyond May 11, 2022 (being the date which is 30 days after the Hong Kong Prospectus Date) and any such extension and the new timetable shall be notified by the Joint Global Coordinators to the other parties to this Agreement as soon as practicable after any such extension is made); or

2.3.2	in respect of the Condition set out in Clause 2.1.1, to waive or modify (with or without condition(s) attached and in whole or in part) such Condition.

2.4	Conditions not satisfied: Without prejudice to Clauses 2.3, if any of the Conditions has not been fulfilled in accordance with the terms hereof on or before the date or time specified therefor without any subsequent extension of time or waiver or modification in accordance with the terms hereof, this Agreement shall terminate with immediate effect and the provisions of Clause 11.2 shall apply.

2.5	No waiver in certain circumstances: The Joint Sponsors' or the Joint Global Coordinators' consent to or knowledge of any amendments / supplements to the Offering Documents subsequent to their respective issues or distributions will not (i) constitute a waiver of any of the Conditions; or (ii) result in any loss of their or the Joint Bookrunners' or the Hong Kong Underwriters' rights to terminate this Agreement.

3	APPOINTMENTS

3.1	Appointment of Joint Global Coordinators, Joint Sponsors, Joint Bookrunners and Joint Lead Managers: The Company and the Selling Shareholders hereby confirm and acknowledge the appointment, to the exclusion of all others, of (i) the Joint Global Coordinators as the joint global coordinators in respect of the Global Offering; (ii) the Joint Sponsors as the joint sponsors in respect of its application for Admission; (iii) the Joint Bookrunners as the joint bookrunners of the Hong Kong Public Offering; (iv) the Joint Lead Managers as the joint lead managers of the Hong Kong Public Offering, and each of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners and the Joint Lead Managers, relying on the Warranties and subject to the conditions of this Agreement, hereby confirms and acknowledges its acceptance of such appointment(s) hereunder.

3.2	Appointment of Receiving Bank and Nominee: The Company has appointed (i) the Receiving Bank to act as receiving bank in connection with the Hong Kong Public Offering, and (ii) the Nominee to hold the application monies received pursuant to the Hong Kong Public Offering, in both cases on the terms and on the basis set out in the Receiving Banks' Agreement. The Company shall procure the Nominee to undertake to hold and deal with such application monies on the terms and conditions set out in the Receiving Banks' Agreement.

3.3	Appointment of the Hong Kong Share Registrar: The Company has appointed the Hong Kong Share Registrar to provide services in connection with the processing of the Hong Kong Public Offering Applications on and subject to the terms and conditions of the Registrar's Agreement. The Company has also appointed the Hong Kong Share Registrar to act as the service provider in relation to the White Form eIPO on and subject to the terms of any separate agreement between them. The Company undertakes with the Joint Sponsors and the Hong Kong Underwriters to procure that the Hong Kong Share Registrar and White Form eIPO Service Provider shall do all such acts and things as may be required to be done by them in connection with the Hong Kong Public Offering and its associated transactions.

3.4	Appointment of Hong Kong Underwriters: The Company and the Selling Shareholders hereby appoint the Hong Kong Underwriters on the terms and subject to the conditions of this Agreement, and to the exclusion of all others, as underwriters of the Hong Kong Public Offering, to assist the Selling Shareholders in offering to the public in Hong Kong the Hong Kong Offer Shares at the Offer Price (together with Brokerage, Trading Fee and Transaction Levy) in accordance with the provisions of this Agreement and on the terms and conditions set out in the Hong Kong Public Offering Documents, and the Hong Kong Underwriters, relying on the Warranties and subject to the terms and conditions set out in this Agreement, severally accept the appointment and severally agree, in the event that an Under-Subscription shall occur, to procure subscribers for the Unsubscribed Shares comprised in the Under-Subscription or, failing that, themselves to subscribe for such Unsubscribed Shares as principals in accordance with the terms and conditions of this Agreement and the Hong Kong Public Offering Documents. Such obligations of each Hong Kong Underwriter to procure subscribers, or to subscribe as principals, for the Hong Kong Offer Shares comprised in an Under-Subscription:

3.4.1	are several (and not joint or joint and several);

3.4.2	shall initially extend to a number of Hong Kong Offer Shares up to but not exceeding such Hong Kong Underwriter's initial Hong Kong Underwriting Commitment hereunder; and

3.4.3	if required to be performed, shall be performed in accordance with the provisions of Clauses 4.4 and 4.7.

None of the appointees under Clauses 3.1 to 3.4 shall be liable for any failure on the part of any other appointees to perform its obligations under this Agreement and no such failure shall affect the right of any of the other appointees to enforce its rights under this Agreement. Notwithstanding the foregoing, each of the appointees under Clauses 3.1 to 3.4 shall be entitled to enforce any of its rights under this Agreement either alone or jointly with the other appointees.

3.5	Delegation: Each appointment referred to in Clauses 3.1 and 3.4 is made on the basis, and on terms, that each appointee is irrevocably authorised to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company or the Selling Shareholders) to any one or more of its Affiliates or any other person so long as such Affiliates or person(s) are permitted by applicable Law to discharge the duties conferred upon them by such delegation. Each of the appointee shall remain liable for all acts and omissions of any of its Affiliates or any other person to which it delegates relevant rights, duties, powers and/or discretions pursuant to this Clause 3.5.

3.6	Conferment of authority: The Company and the Selling Shareholders hereby confirm that the foregoing appointments under Clauses 3.1 and 3.4 confer on each of the appointees and its Affiliates, and their respective delegates under Clause 3.5, all rights, powers, authorities and discretions on behalf of the Company and the Selling Shareholders which are necessary for, or incidental to, the performance of its roles as a Joint Global Coordinator, Joint Sponsor, Joint Bookrunner, Joint Lead Manager or Hong Kong Underwriter (as the case may be) of the Global Offering and the application for Admission, and hereby agrees to ratify and confirm everything each such appointee, Affiliate and delegate under Clause 3.5 has done or shall do in the exercise of such rights, powers, authorities and discretions. The Company and the Selling Shareholders undertake with the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters that it will procure that there is no offer, sale or distribution of the Hong Kong Offer Shares otherwise than in accordance with and on the terms and conditions of the Hong Kong Public Offering Documents and this Agreement.

3.7	Limitation of liability: None of the appointees pursuant to Clauses 3.1 and 3.4 or the other Indemnified Parties shall be responsible for any loss, cost, expense or damage to any persons arising from any transaction carried out by such appointee within the scope of the appointments, authorities and discretions referred to in this Agreement or arising out of the services rendered or duties performed by such appointee under this Agreement or otherwise in connection with the Global Offering and the application for the dual primary listing of, and permission to deal in, the Class A Shares on the Stock Exchange.

3.8	Sub-underwriting: The Hong Kong Underwriters shall be entitled to enter into sub-underwriting arrangements in respect of any part of their respective Hong Kong Underwriting Commitments, provided that no Hong Kong Underwriter shall offer or sell Hong Kong Offer Shares in connection with any such sub-underwriting to any person in respect of whom such offer or sale would be in contravention of applicable Laws and the selling restrictions set out in the Hong Kong Prospectus. All sub-underwriting commission shall be borne by the relevant Hong Kong Underwriter absolutely.

3.9	No liability for the Offering Documents and Offer Price: Without prejudice to the generality of the foregoing and notwithstanding anything in this Agreement, none of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any other Indemnified Party shall have any liability whatsoever to the Company or the Selling Shareholders or any other person in respect of the following matters (it being acknowledged by the parties that the Company, the Directors or the Selling Shareholders are solely responsible in this regard):

3.9.1	any omission of information from any Offering Documents, the Application Proof, or any amendment or supplement thereto, or any information or statement of fact or opinion contained therein being or being alleged to be untrue, incorrect, inaccurate or misleading;

3.9.2	any alleged insufficiency of the Offer Price or any dealing price of the Offer Shares; and

3.9.3	any of the matters referred to in Clause 9.2,

and, notwithstanding anything contained in Clause 9, each Indemnified Party shall be entitled pursuant to the indemnities contained in Clause 9 to recover any loss, liability, damage, payment, cost, expense or Taxation incurred or suffered as a result of or in connection with any of the foregoing matters.

3.10	No fiduciary duties: Each of the Company and the Selling Shareholders acknowledges and agrees that (i) the services rendered by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters (as the case may be) in respect of the Hong Kong Public Offering (including the determination of the Offer Price), and the underwriting of the Hong Kong Public Offering by the Hong Kong Underwriters, pursuant to this Agreement, are arm's-length commercial transactions between the Company and the Selling Shareholders on the one hand, and the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters (as the case may be) on the other hand, (ii) in connection with the transactions contemplated by this Agreement and with the process leading thereto, each of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters is acting solely as principal and not the agent or adviser of the Company or the Selling Shareholders, their respective directors, supervisors, management, shareholders or creditors or any other person in connection with any activity that the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters, as applicable, may undertake or have undertaken in furtherance of the Global Offering or the dual primary listing of the Class A Shares on the Stock Exchange or the process leading thereto, (iii) none of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters is acting as the fiduciary of the Company or the Selling Shareholders nor has assumed an advisory or fiduciary or similar responsibility in favour of the Company or the Selling Shareholders with respect to the transactions contemplated by this Agreement, the Global Offering or the dual primary listing of the Class A Shares on the Stock Exchange or the process leading thereto (irrespective of whether it has advised or is currently advising the Company on other matters), and (iv) the Company or the Selling Shareholders on the one hand, and the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters (as the case may be) on the other hand, are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters (as the case may be) to the Company or the Selling Shareholders regarding such transactions, including but not limited any opinions or views with respect to the price or market for the Shares, do not constitute advice or recommendations to the Company or the Selling Shareholders. The Company and/or the Selling Shareholders have consulted their own professional advisors including, without limitation, legal, accounting, regulatory, tax and financial advisors to the extent it deemed appropriate, and none of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters (as the case may be) is advising the Company or the Selling Shareholders or any other person as to any legal, tax, investment, accounting or regulatory matters (except for, with respect to the Joint Sponsors, any advice to the Company or the Selling Shareholders on matters in relation to the listing application as prescribed by and solely to the extent as required under the Listing Rules in the capacity of the joint sponsors in connection with the proposed listing of the Company) in any jurisdiction, nor shall any of them has any responsibility or liability to the Company or the Selling Shareholders or any other person with respect thereto; and (v) the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and/or the Selling Shareholders.

Each of the Company and the Selling Shareholders agrees that it will not claim that the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters, or any of them, has rendered advisory services, or owes a fiduciary, advisory or similar duty to the Company or the Selling Shareholders, in connection with transactions or matters contemplated by this Agreement or the process leading thereto. Each of the Company and the Selling Shareholders waives to the fullest extent permitted by applicable Laws any claims it may have against any of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters for any breach or alleged breach of advisory, fiduciary or similar duty arising in any way from acts contemplated by this Agreement.

3.11	Any transaction carried out by the appointees under Clauses 3.1 and 3.4 within the scope of the appointments, powers, authorities and/or discretions in this Agreement (other than subscription for any Hong Kong Offer Shares by any Hong Kong Underwriters as principal and any stabilising activities conducted in accordance with Clause 6.3) shall constitute a transaction carried out not on account of or for any other appointee or their respective Affiliates or delegates under Clause 3.5. The appointees shall not be responsible for any loss or damage to any other such appointee or their respective Affiliates.

4	HONG KONG PUBLIC OFFERING

4.1	Hong Kong Public Offering: The Selling Shareholders shall offer the Hong Kong Offer Shares for subscription by the public in Hong Kong at the Offer Price (together with Brokerage, Trading Fee and Transaction Levy) payable in full on application in Hong Kong dollars on and subject to the terms and conditions set out in the Hong Kong Public Offering Documents and this Agreement. Subject to the registration of the Hong Kong Prospectus by the Company or the Company's HK & US Counsel on the Company's behalf, the Joint Sponsors shall arrange for and the Company shall cause the Formal Notice (in the agreed form) to be published on the official website of the Company and the Stock Exchange on the day(s) specified in SCHEDULE 6 or such other publications and/or day(s) as may be agreed by the Company and the Joint Sponsors.

4.2	Application Lists: Subject as mentioned below, the Application Lists will open at 11:45 a.m. on the Acceptance Date and will close at 12:00 noon on the same day, provided that in the event of a tropical cyclone warning signal number 8 or above or a "black" rainstorm warning signal or Extreme Conditions being in force in Hong Kong at any time between 9:00 a.m. and 12:00 noon on that day, then the Application Lists will open at 11:45 a.m. and close at 12:00 noon on the next Business Day on which no such signal or Extreme Conditions remains in force at any time between 9:00 a.m. and 12:00 noon. All references in this Agreement to the Acceptance Date and to the time of opening and closing of the Application Lists shall be construed accordingly.

4.3	Basis of allocation: The Joint Sponsors and the Joint Global Coordinators (on behalf of themselves and the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) shall, as soon as practicable after the close of the Application Lists, determine the manner and the basis of allocation of the Hong Kong Offer Shares. The Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) shall be entitled to exercise, and on behalf of the Company to authorise the Receiving Bank to exercise, the sole and absolute discretion on the part of the Company to reject or accept in whole or in part any Hong Kong Public Offering Application in accordance with the Hong Kong Public Offering Documents, this Agreement or otherwise and, without prejudice to Clause 4.9 below, the Joint Global Coordinators shall have the sole and absolute discretion, but shall not be obliged, on behalf of the Company, to reallocate Offer Shares from the International Offering to the Hong Kong Public Offering and make available such reallocated Offer Shares as additional Hong Kong Offer Shares to satisfy Hong Kong Public Offering Applications. The respective International Offering Purchasing Commitments of the International Underwriters may be correspondingly reduced in such proportions as the Joint Global Coordinators may in their sole and absolute discretion determine in the event of such reallocation and the Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of such reallocated Offer Shares.

The Company undertakes with the Hong Kong Underwriters that it shall procure the Receiving Bank and the Hong Kong Share Registrar shall, as soon as practicable after the close of the Application Lists, provide the Joint Sponsors and the Joint Global Coordinators with such information, calculations and assistance as the Joint Sponsors and the Joint Global Coordinators may require for the purposes of determining, inter alia:

4.3.1	in respect of an Under-Subscription, the number of Hong Kong Offer Shares which have not been applied for pursuant to Accepted Hong Kong Public Offering Applications; or

4.3.2	in respect of an Over-Subscription, the number of times by which the number of Hong Kong Offer Shares which have been applied for pursuant to Accepted Hong Kong Public Offering Applications exceeds the total number of Hong Kong Offer Shares initially available for subscription under the Hong Kong Public Offering; and

4.3.3	the basis of allocation of the Hong Kong Offer Shares.

4.4	Under-Subscription: Upon and subject to the terms and conditions of this Agreement and in reliance upon the Warranties, if and to the extent that by 12:00 noon on the Acceptance Date there shall remain any Hong Kong Offer Shares (the "Unsubscribed Shares") which have not been applied for pursuant to Accepted Hong Kong Public Offering Applications under the Hong Kong Public Offering (an "Under-Subscription"), the Joint Global Coordinators shall notify the other Hong Kong Underwriters as soon as practicable following the Joint Global Coordinators being informed of the Under-Subscription, and each of the Hong Kong Underwriters (other than any Hong Kong Underwriter whose Hong Kong Underwriting Commitment has been reduced by the Relevant Hong Kong Public Offering Applications of such Hong Kong Underwriter to zero pursuant to Clause 4.5) shall, subject to any reallocation of such Hong Kong Offer Shares comprised in the Under-Subscription to the International Offering pursuant to Clause 4.10 and subject to Clause 4.8, apply or procure applications for such respective numbers of Hong Kong Offer Shares comprised in the Under-Subscription as the Joint Global Coordinators may in their sole discretion determine, in accordance with the terms and conditions set out in the Hong Kong Public Offering Documents (other than as to the deadline for making the application and those regarding the payment for the Hong Kong Offer Shares), and shall pay or procure to be paid the full amount payable on application in accordance with Clause 4.7, provided that:

4.4.1	the obligations of the Hong Kong Underwriters in respect of such Hong Kong Offer Shares under this Clause 4.4 shall be several (and not joint or joint and several).

4.4.2	the number of Unsubscribed Shares which each Hong Kong Underwriter is obligated to apply to purchase or procure applications to purchase under this Clause 4.4 shall be calculated by applying the formula below (but shall not in any event exceed the maximum number of Hong Kong Offer Shares as set forth opposite the name of such Hong Kong Underwriter in SCHEDULE 2):

where in relation to such Hong Kong Underwriter:

N	is the number of Unsubscribed Shares which such Hong Kong Underwriter is obligated to apply to purchase or procure applications to purchase under this Clause 4.4, subject to such adjustment as the Joint Global Coordinators may determine to avoid fractional shares;
T	is the total number of Unsubscribed Shares determined after taking into account any reduction pursuant to Clauses 4.9 and 4.10, as applicable;
C	is the Hong Kong Underwriting Commitment of such Hong Kong Underwriter;

P	is the number of Hong Kong Offer Shares comprised in the Relevant Hong Kong Public Offering Applications of such Hong Kong Underwriter;

AC	is the aggregate number of Hong Kong Offer Shares determined after taking into account any reduction pursuant to Clauses 4.9 and 4.10, as applicable; and

AP	is the aggregate number of Hong Kong Offer Shares comprised in the Relevant Hong Kong Public Offering Applications of all the Hong Kong Underwriters; and

None of the Hong Kong Underwriters will be liable for any failure on the part of any of the other Hong Kong Underwriters to perform its obligations under this Clause 4.4 Notwithstanding the foregoing, each of the Hong Kong Underwriters shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other Hong Kong Underwriters.

4.5	Hong Kong Underwriters' set-off: In relation to each Hong Kong Public Offering Application made or procured to be made by any of the Hong Kong Underwriters otherwise than pursuant to the provisions of Clause 4.7, the Hong Kong Underwriting Commitment of such Hong Kong Underwriter shall, subject to the Application Form having been marked with the name of such Hong Kong Underwriter (or any sub-underwriter of such Hong Kong Underwriter) and to such Hong Kong Public Offering Application having been accepted (whether in whole or in part) pursuant to the provisions of Clause 4.3 and thus becoming an Accepted Hong Kong Public Offering Application, be reduced pro tanto by the number of Hong Kong Offer Shares accepted pursuant to and comprised in such Accepted Hong Kong Public Offering Application until the Hong Kong Underwriting Commitment of such Hong Kong Underwriter is reduced to zero. Detailed provisions relating to the set-off of the Hong Kong Underwriting Commitment of a Hong Kong Underwriter are set out in SCHEDULE 5.

4.6	Accepted Application Form: The Company and the Selling Shareholders agree that all duly completed and submitted Application Form received prior to the closing of the Application Lists and accepted by the Joint Sponsors and the Joint Global Coordinators pursuant to Clause 4.3, either in whole or in part, will be accepted by the Company and the Selling Shareholders before calling upon the Hong Kong Underwriters or any of them to perform their obligations under Clause 4.4.

4.7	Hong Kong Underwriters' applications: In the event of an Under-Subscription, each of the Hong Kong Underwriters shall, as soon as practicable and in any event not later than 5:00 p.m. on the first Business Day after the Acceptance Date, and subject to the Conditions having been duly fulfilled or waived in accordance with the terms of this Agreement, deliver duly completed Application Form for such number of Hong Kong Offer Shares as fall to be taken up by it pursuant to Clause 4.4, and pay (or procure payment) to the Joint Global Coordinators or as they may direct the full amount payable on application (being the Offer Price together with the Brokerage, Trading Fee and Transaction Levy), for such number of Hong Kong Offer Shares comprising the Under-Subscription as may have fallen to be subscribed and paid for by it pursuant to Clause 4.4 and subject to the terms and conditions set out in the Hong Kong Public Offering Documents (as may be appropriate).

Notwithstanding the above, the Hong Kong Underwriters' underwriting obligations are subject to the Conditions having been duly fulfilled or waived in accordance with the terms of this Agreement, and the Global Offering having become unconditional and not otherwise terminated. The Selling Shareholders shall, as soon as practicable after 8:00 a.m. on the Listing Date but in no event later than 9:30 a.m. on the Listing Date, against receipt of such applications and payments in relation thereto in accordance with Clause 5, and upon receipt of the list of allottees for the Hong Kong Offer Shares, duly transfer to the said applicants or to such persons nominated by the said applicants the Hong Kong Offer Shares to be taken up as aforesaid and will duly transfer, and authorise the delivery to the Hong Kong Underwriters (or as they may direct) of valid share certificates in respect of such Hong Kong Offer Shares in the names of the respective applicants or in the name of HKSCC for credit to the relevant CCASS participants' account of the applicants.

4.8	Power of the Joint Global Coordinators to make applications: In the event of an Under-Subscription, the Joint Global Coordinators shall have the right (to be exercised at their sole discretion (either acting individually or together in such proportions as shall be agreed between themselves) and in relation to which they are under no obligation to exercise) to apply or procure applications for (subject to and in accordance with this Agreement) all or any of the Hong Kong Offer Shares which any Hong Kong Underwriter is required to subscribe pursuant to Clause 4.4. Any application submitted or procured to be submitted by any of the Joint Global Coordinators pursuant to this Clause 4.8 in respect of which payment is made mutatis mutandis in accordance with Clause 4.7 shall satisfy pro tanto the obligation of the relevant Hong Kong Underwriter under Clause 4.4 but shall not affect any agreement or arrangement among the Hong Kong Underwriters regarding the payment of underwriting commission.

4.9	Re-allocation from International Offering to Hong Kong Public Offering: If the number of Hong Kong Offer Shares which are the subject of the Accepted Hong Kong Public Offering Applications exceeds the number of Hong Kong Offer Shares initially offered (an "Over-Subscription"), then the Joint Global Coordinators may reallocate all or any of the International Offer Shares to the Hong Kong Public Offering and make available such reallocated Offer Shares as additional Hong Kong Offer Shares to satisfy Hong Kong Public Offering Applications, subject, however, to the reallocation basis as set forth below in the immediately following paragraph of this Clause 4.9. The respective International Offering Purchasing Commitments of the International Underwriters may be reduced in such proportion as the Joint Global Coordinators will, in its sole and absolute discretion, determine in the event of such reallocation and the Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of such reallocated Offer Shares.

If the Over-Subscription represents a subscription of (i) 15 times or more but less than 50 times, (ii) 50 times or more but less than 100 times, or (iii) 100 times or more, of the number of the Hong Kong Offer Shares initially available for subscription under the Hong Kong Public Offering, then the Offer Shares will be reallocated to the Hong Kong Public Offering from the International Offering, so that the total number of Offer Shares available under the Hong Kong Public Offering will be increased to 7,800,000, 10,400,000 and 13,000,000 Offer Shares, respectively, representing 30% (in the case of (i)), 40% (in the case of (ii)) or 50% (in the case of (iii)), respectively, of the total number of Offer Shares initially available under the Global Offering (before any exercise of the Over-allotment Option). In each such case, the number of Offer Shares allocated to the International Offering will be correspondingly reduced, in such manner as the Joint Global Coordinators deem appropriate, and the respective International Offering Purchasing Commitments of the International Underwriters may be reduced in such proportions as the Joint Global Coordinators may in their sole and absolute discretion determine. Such Offer Shares reallocated from the International Offering to the Hong Kong Public Offering will be allocated between Pool A and Pool B (as described in the Hong Kong Prospectus) in the Hong Kong Public Offering. The Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of such reallocated Offer Shares. The International Underwriters will be entitled to the underwriting commission referred to in Clause 7.1 in respect of such reallocated Offer Shares.

4.10	Re-allocation from Hong Kong Public Offering to International Offering: If an Under-Subscription shall occur, the Joint Global Coordinators, shall have the right to (but shall have no obligation to) reallocate all or any of the Hong Kong Offer Shares comprised in any such Under-Subscription from the Hong Kong Public Offering to the International Offering and make available such reallocated Offer Shares as additional International Offer Shares to satisfy demand under the International Offering in their sole and absolute discretion. The respective Hong Kong Underwriting Commitments of the Hong Kong Underwriters shall be reduced in such proportion as the Joint Global Coordinators may, in their sole and absolute discretion, determine. Any Hong Kong Offer Shares which are so reallocated from the Hong Kong Public Offering to the International Offering shall for all purposes (including any fee arrangements) be deemed to be International Offer Shares and will be allocated to increase the International Offering Purchasing Commitment of all or any of the International Underwriters in such proportion as the Joint Global Coordinators in their sole and absolute discretion determine. The Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of the Offer Shares to be reallocated to the International Offering.

4.11	Obligations cease: All obligations and liabilities of the Hong Kong Underwriters under this Agreement will cease following payment by or on behalf of the Hong Kong Underwriters in accordance with Clause 4.4, Clause 4.7 and/or Clause 4.8 or upon an Over-Subscription having occurred.

4.12	Implementation of the Hong Kong Public Offering: Without prejudice to the foregoing obligations, each of the Company and the Selling Shareholders undertakes with the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters to take such action and do (or procure to be done) all such other acts and things required to implement the Hong Kong Public Offering and to comply with all relevant requirements so as to enable the dual primary listing of, and permission to deal in, the Class A Shares on the Main Board to be granted by the Listing Committee.

4.13	Reduction in the number of Offer Shares: The Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) may, where considered appropriate, based on the level of interest expressed by prospective institutional, professional and other investors during the book-building process, reduce the number of Offer Shares below those stated in the Hong Kong Prospectus at any time on or prior to the morning of the Acceptance Date. In such a case, the Company shall, promptly following the decision to make such reduction, and in any event not later than the morning of the Acceptance Date, cause to be posted on the website of the Hong Kong Stock Exchange (www.hkexnews.hk) and on the website of the Company (ir.zhihu.com) notices of the reduction. Upon issue of such a notice, the revised number of Offer Shares will be final and conclusive. Such notice will also include confirmation or revision, as appropriate, of the Global Offering statistics as currently set out in the Hong Kong Prospectus, and any other financial information which may change materially as a result of such reduction.

5	PAYMENT OF APPLICATION MONIES

5.1	Hong Kong Public Offering application monies: The application monies in respect of the Hong Kong Offer Shares will be paid in Hong Kong dollars to the Company before 9:30 a.m. on the Listing Date (subject to and in accordance with the provisions of the Receiving Bank's Agreement and this Agreement) upon the Nominee receiving written confirmation from the Joint Global Coordinators that the Conditions have been fulfilled or waived and that share certificates have been despatched to the successful applicants of the Hong Kong Offer Shares or HKSCC Nominees Limited (as the case may be), by wire transfer to the Company' bank account in Hong Kong (details of which will be notified by the Company to the Joint Global Coordinators in writing as soon as practicable after the signing of this Agreement but, in any event, by no later than the Business Day immediately before the Listing Date) in immediately available funds.

The net amount payable to the Selling Shareholders, which shall be paid to the Selling Shareholders by the Company pursuant to this Clause 5.1, will (for the avoidance of doubt and if applicable) be calculated after allowing for entitlements of successful applicants under the Hong Kong Public Offering to refunds of application monies if and to the extent that the Offer Price shall be determined at below the maximum Public Offer Price per Hong Kong Offer Share to be disclosed in the Hong Kong Prospectus.

For the avoidance of doubt, 1) no such underwriting commission referred to in Clause 7.1 or incentive fee referred to in Clause 7.2 shall be deducted from the monies to be paid by the Nominee to the Company pursuant to this Clause 5.1, and the underwriting commission referred to in Clause 7.1 and/or the incentive fee referred to in Clause 7.2 payable by the Selling Shareholders to the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) will be paid by the Company to the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) directly; and 2) 94% of the total proceeds from the Global Offering after deducting Brokerage, Trading Fee, Transaction Levy and stamp duty will be initially paid to the Selling Shareholders by the Company within five Business days after the Listing Date proportional to the relevant Selling Shareholder Proportion, subject to further adjustment in accordance with the following:

•	if the total of 1) underwriting commission referred to in Clause 7.1, 2) the incentive fee referred to in Clause 7.2 and 3) the costs to be borne by the Selling Shareholders referred to in Clause 7.3 is lower than the remaining 6% of the total proceeds from the Global Offering after deducting Brokerage, Trading Fee, Transaction Levy and stamp duty, the difference shall be paid by the Company to the Selling Shareholders after the Company confirms the relevant cost of the professional parties under Clause 7.3 proportional to the relevant Selling Shareholder Proportion;

•	if the total of 1) underwriting commission referred to in Clause 7.1, 2) the incentive fee referred to in Clause 7.2 and 3) the costs to be borne by the Selling Shareholders referred to in Clause 7.3 is greater than the remaining 6% of the total proceeds from the Global Offering after deducting Brokerage, Trading Fee, Transaction Levy and stamp duty, the difference shall be paid by the Selling Shareholders to the Company based on the Selling Shareholder Proportion upon the Company's request after the Company confirms the relevant cost of the professional parties under Clause 7.3.

5.2	Payment of Brokerage, Trading Fee and Transaction Levy for the Selling Shareholders and applicants: The Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) will arrange for the payment by the Nominee (i) on behalf of all successful applicants under the Hong Kong Public Offering to members of the Stock Exchange and/or the Hong Kong Underwriters (as the case may be) of the Brokerage, and (ii) on behalf of the Selling Shareholders and all successful applicants, to the Stock Exchange of the Trading Fee and to the SFC of the Transaction Levy, in each case in respect of Accepted Hong Kong Public Offering Applications, all such amounts to be paid out of the application money. The Joint Global Coordinators are hereby irrevocably and unconditionally authorised by the Company and the Selling Shareholders to direct the Nominee to deduct and pay such amounts.

5.3	Refund Cheques: The Company will procure that, in accordance with the terms of the Receiving Bank's Agreement and the Registrar's Agreement, the Nominee will pay refunds of applications monies, and the Hong Kong Share Registrar will arrange for the distribution of refund cheques, to those applicants under the Hong Kong Public Offering who are entitled to receive any refund of application monies (in whole or in part) in accordance with terms and conditions of the Hong Kong Public Offering Documents.

5.4	No Responsibility for Default: Each of the Company and the Selling Shareholders acknowledges and agrees that none of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters has any liability whatsoever under Clause 5, Clause 7 or otherwise for any default by the Nominee or any other application of funds.

6	PRICING, OVER-ALLOTMENT OPTION AND STABILIsATION

6.1	Determination of Offer Price: The Company, the Selling Shareholders and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and Underwriters) shall meet or otherwise communicate as soon as reasonably practicable, after the book-building process in respect of the International Offering has been completed, with a view to agreeing the prices at which the International Offer Shares and the Hong Kong Offer Shares will be offered pursuant to the Global Offering. The Company, the Selling Shareholders and the Joint Global Coordinators may agree on the price at which the International Offer Shares will be offered at a level higher than that of the Hong Kong Offer Shares, taking into account (but not limited to) (a) the Hong Kong dollar equivalent of the closing trading price of the ADSs on the NYSE on the last trading day on or before the Price Determination Date, and (b) the level of interest expressed by professional and institutional investors during the book-building process in respect of the International Offering. If the Company, the Selling Shareholders and the Joint Global Coordinator reach agreement on the said prices by the Price Determination Date, then such agreed prices shall represent the International Offer Price and the Hong Kong Offer Price for the purposes of the Global Offering and for this Agreement and the parties shall record the agreed price by executing the Price Determination Agreement. If no such agreement is reached and the Price Determination Agreement is not signed by the Price Determination Date, the provisions of 2.4 shall apply.

6.2	Over-allotment Option: The Over-allotment Shareholders will grant the Over-allotment Option to the Joint Global Coordinators in relation to the International Offering and the International Underwriters, exercisable by the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners and Joint Lead Managers in relation to the International Offering and the International Underwriters), pursuant to the terms and conditions of the International Underwriting Agreement and as described in the Offering Documents. If the Over-allotment Option is exercised in respect of all or any part of the Over-allotment Option Shares:

6.2.1	the Over-allotment Option Shares arising from the exercise of the Over-allotment Option shall be allocated to the International Offering as International Offer Shares; and

6.2.2	any Over-allotment Option Shares shall for all purposes (including underwriting commissions and expenses) be deemed to be delivered as International Offer Shares under and with the benefit of all rights, representations, warranties and undertakings applying under the International Underwriting Agreement, and the Hong Kong Underwriters will not be entitled to any underwriting commission in respect of the Over-allotment Option Shares

6.3	Stabilisation: The Company hereby appoints, to the exclusion of all others, CS (the "Stabilising Manager") as its stabilising manager in connection with the Global Offering to (but with no obligation and not as agent for the Company or the Selling Shareholders) make purchases, over-allocate or effect transactions in the market or otherwise take such stabilizing action(s) with a view to supporting the market price of the Offer Shares at a level higher than that which might otherwise prevail for a limited period after the Listing Date, provided that the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) and all such other applicable Laws or regulatory requirements shall be complied with by the Stabilising Manager at all times. Each of the Company and the Selling Shareholders hereby acknowledges and agrees that the Stabilising Manager may, from time to time, in its sole and absolute discretion, appoint agents to act on its behalf with the same authorities and rights as the Stabilising Manager in connection with any stabilisation activities. Such stabilisation activities, if taken, may be discontinued at any time. All liabilities, expenses and losses (calculated on a mark-to-market basis at the end of the stabilizing period) arising from stabilisation activities and transactions effected by the Stabilising Manager pursuant to this clause shall be debited, and any profit or gains arising from them shall be beneficially credited, by the Stabilising Manager to a stabilizing account, the arrangement regarding which shall be a matter exclusively for the Stabilising Manager and the Joint Sponsors upon and subject to the terms and conditions of any separate agreement between them. The Company or the Selling Shareholders shall not be responsible for any expenses, losses or profits arising from stabilizing activities and transactions effected by the Stabilising Manager.

Each of the Hong Kong Underwriters (other than the Stabilising Manager or any person acting for it) hereby undertakes severally (and not jointly or jointly and severally) to each other party to this Agreement that it will not take or cause or authorize any person to take, and shall cause its Affiliates and/or agents not to take, directly or indirectly, any stabilisation action or any action which is designed to or which constitutes or which might be expected to cause or result in the stabilisation or maintenance of the price of any security of the Company (which, for the avoidance of doubt, does not include exercise of the Over-allotment Option).

6.4	No stabilisation by the Company and the Selling Shareholders: Each of the Company and the Selling Shareholders severally undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will not, and will cause its Affiliates or any of its or its Affiliates' respective promoters, representatives, partners, directors, officers, employees, assignees, advisers, consultants and agents, or any person acting on its behalf or on behalf of any of the foregoing persons not to:

6.4.1	take or facilitate, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any securities of the Company to facilitate the sale or resale of any security of the Company or otherwise in violation of applicable Laws (including but not limited to the Securities and Futures (Price Stabilizing) Rules); or

6.4.2	take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance; or

6.4.3	take or omit to take, directly or indirectly, any action which may result in the loss by the Stabilising Manager of the ability to rely on any stabilisation safe harbour provided by the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance or otherwise.

7	COMMISSIONS, FEES AND EXPENSES AND INCENTIVE FEE

7.1	Underwriting commission: Subject to the provisions of this Clause 7, the Selling Shareholders shall pay to the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) an underwriting commission equal to 2% of the aggregate Offer Price in respect of all of the Hong Kong Offer Shares (excluding such Offer Shares reallocated to and from the Hong Kong Public Offering pursuant to Clause 4), out of which the Hong Kong Underwriters will pay any sub-underwriting commissions payable. The respective entitlements of the Hong Kong Underwriters to the underwriting commission, taking into account any reallocation of Offer Shares pursuant to Clause 4, will be paid as jointly agreed between the Joint Global Coordinators and the Hong Kong Underwriters. The payment by the Selling Shareholders to the Joint Global Coordinators of the underwriting commission in the manner set out in this Clause 7.1 and Clause 5.1 shall be a full discharge of the Selling Shareholders' obligation to the Hong Kong Underwriters to pay the underwriting commission under this Agreement. For the avoidance of doubt, the underwriting commission payable by the Selling Shareholders shall be made pursuant to Clause 5.1, and any obligation under this Clause 7.1 of each Selling Shareholders shall be several but not joint and several.

7.2	Incentive Fee: The Selling Shareholders agree at the sole discretion of the Company to pay any one or all of the Underwriters an additional incentive fee of up to an aggregate of no more than 1% of the Offer Price for each Offer Share, the payment and amount of which is expected to be determined on or before the Price Determination Date and paid in the manner set out in Clause 5.1. For the avoidance of doubt, any obligation under this Clause 7.2 of each Selling Shareholders shall be several but not joint and several.

7.3	Other costs payable by the Company and the Selling Shareholders: Subject to Clause 7.4, all fees, costs, charges, Taxation (including stamp duty for the Offer Shares) and other expenses of, in connection with or incidental to the Global Offering and its associated transactions and this Agreement, and the transactions contemplated thereby or hereby including, without limitation:

7.3.1	fees and expenses of the Reporting Accountant;

7.3.2	fees and expenses of the Hong Kong Share Registrar and the White Form eIPO Service Provider;

7.3.3	fees and expenses of all Legal Advisers and any other legal advisors to the Company and the Underwriters;

7.3.4	fees and expenses of any public relations consultants;

7.3.5	fees and expenses of the Internal Control Consultant and the Industry Consultant;

7.3.6	fees and expenses of the Company's cyber security counsel;

7.3.7	fees and expenses of any translators engaged by the Company;

7.3.8	fees and expenses of the Receiving Bank and the Nominee;

7.3.9	fees and expenses of other agents, consultants and advisors of the Company relating to the Global Offering;

7.3.10	fees and expenses related to the application for dual primary listing of the Class A Shares on the Main Board, the registration of any documents with any relevant authority and the qualification of the Offer Shares in any other jurisdiction as referred to in the Offering Documents;

7.3.11	all roadshow costs and expenses (including the fees and expenses of the roadshow coordinator engaged by the Company);

7.3.12	costs and expenses incurred for conducting pre-marketing;

7.3.13	fees and expenses of the financial printer retained for the Global Offering;

7.3.14	all printing and advertising costs in relation to the Global Offering;

7.3.15	all costs of preparation, printing, despatch and distribution of the Offering Documents in relation to the Global Offering, and all amendments and supplements thereto;

7.3.16	all costs and expenses for printing and distribution of research reports, and conducting the syndicate analysts' briefing;

7.3.17	all costs of printing, despatch and distribution (including transportation, packaging and insurance) of share certificates, letters of regret and refund cheques;

7.3.18	all capital duty (if any), premium duty (if any), tax, levy and other fees, costs and expenses payable in respect of the creation and issue of the Hong Kong Offer Shares, the Hong Kong Public Offering, the execution and delivery of and the performance of any provisions of this Agreement;

7.3.19	all travelling, telecommunications, postage, roadshow and other out-of-pocket expenses incurred by the Hong Kong Underwriters or any of them or on their or its behalf under this Agreement or in connection with the Hong Kong Public Offering;

7.3.20	all costs and expenses incurred by the Company related to the launching of the Global Offering;

7.3.21	fees and expenses related to the application for listing of and permission to deal in the Hong Kong Offer Shares on the Stock Exchange;

7.3.22	fees and expenses related to the registration of the Hong Kong Public Offering Documents with any relevant authority, including without limitation, the Registrar of Companies in Hong Kong;

7.3.23	all processing charges and related expenses payable to Hong Kong Securities Clearing Company Limited; and

7.3.24	all CCASS transaction fees payable in connection with the Global Offering;

shall be borne by the Company and the Selling Shareholders in the proportion of 75% and 25%, respectively, and the Company and the Selling Shareholders shall pay or cause to be paid, in the proportion of 75% and 25% respectively, all the fees, costs, charges, Taxation and expenses incurred in connection with the dual primary listing of the Class A Shares on the Main Board including, without limitation, Brokerage, Trading Fee and Transaction Levy payable by the Company and the Selling Shareholders and any stamp or capital duty or other similar tax arising from the creation, issue and allotment or sale of Offer Shares pursuant to the Global Offering (the "Offering Expenses"), and excluding Taxation imposed in respect of net income or profit by a taxing jurisdiction wherein the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters are incorporated, resident or have a fixed place of business, imposed on or with respect to any commission or fees received by any of such parties pursuant to this Agreement. Each Selling Shareholder shall bear the Offering Expenses proportional to their relevant Selling Shareholder Proportion.

The Company shall further pay to the Joint Sponsors the sponsor fee, or other fees and expenses of such amount and in such manner as have been separately agreed between the Company (or any member of the Group) and the Joint Sponsors pursuant to and in accordance with the terms of the engagement letters of the Joint Sponsors with the Company.

For the avoidance of doubt, 1) the Company and the Selling Shareholders shall reimburse the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) the stamp duty for the Offer Shares referred to in Clause 7.3 which have been incurred and paid or are liable to be paid by the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters); and 2) fees and expenses of all agents, consultants and advisors of to the Selling Shareholders, including its legal advisors, as well as all costs and expenses incurred by the Selling Shareholders related to the Global Offering shall be borne by the Selling Shareholders.

7.4	Costs and expenses payable in case the Global Offering does not proceed: If this Agreement shall be rescinded or terminated or shall not become unconditional or, for any other reason, the Global Offering is not completed, the Company or the Selling Shareholders shall not be liable to pay any underwriting commission and incentive fee under Clauses 7.1 and 7.2, but the Company shall pay or reimburse or cause to be paid or reimbursed to the relevant parties, all costs, fees, charges, taxes and expenses referred to in Clause 7.3 which have been incurred or are liable to be paid by the Hong Kong Underwriters and/or by the Joint Sponsors and/or by the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) and the costs, fees, charges, taxes and expenses which are expressed to be borne by the Company within 20 Business Days upon demand by the Joint Global Coordinators, the Joint Sponsors, the Hong Kong Underwriters or the relevant party which incurred the cost, expenses, fees, charges and taxes, as the case may be.

7.5	Time of payment of costs: All commissions, fees, costs, charges and expenses referred to in this Clause 7 (if not so deducted pursuant to Clause 5.1) or the balance of such commissions, fees, costs, charges and expenses (if the amount deducted pursuant to Clause 5.1 shall be insufficient for the purposes of covering such commissions, fees, costs, charges and expenses) shall be payable by the Company/Selling Shareholders forthwith upon demand by the Joint Global Coordinators or by the relevant party incurring the commissions, fees, costs, charges or expenses, whichever is the earlier. All payments to be made by the Company/Selling Shareholders under this Clause shall be paid free and clear of and without deduction or withholding for or on account of, any present or future Taxation or any interest, additions to Taxation, penalties or similar liabilities with respect thereto.

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	Warranties: Each of the Company and the Selling Shareholders hereby severally represents, warrants and undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters in the terms set out in SCHEDULE 3 and acknowledges that each of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, and the Hong Kong Underwriters is entering into this Agreement in reliance upon the Warranties. For the avoidance of doubt, Warranties given by each Selling Shareholder shall be limited to Warranties with respect to itself only as set forth under Part B of SCHEDULE 3 and no Selling Shareholder shall be liable for Warranties given by the Company and/or another Selling Shareholder. Any reference to “Warranties” by or otherwise relate to a Selling Shareholder under this Agreement shall be construed accordingly.

8.2	Full force: The Warranties shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement. If an amendment or supplement to the Offering Documents or any of them is announced, issued, published, distributed or otherwise made available after the date hereof pursuant to Clause 8.7 or otherwise, the Warranties relating to any such documents given pursuant to this Clause 8 shall be deemed to be repeated on the date of such amendment or supplement and when so repeated, the Warranties relating to any such documents shall be read and construed subject to the provisions of this Agreement as if the references therein to such documents means such documents when read together with such amendment or supplement.

8.3	Warranties repeated: The Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting as at the date of this Agreement. In addition, the Warranties shall be deemed to be repeated:

8.3.1	on the date of registration of the Hong Kong Prospectus and the Application Form by the Registrar of Companies in Hong Kong as required by section 342C of the Companies (Winding Up and Miscellaneous Provisions) Ordinance;

8.3.2	on the Hong Kong Prospectus Date;

8.3.3	on the Acceptance Date;

8.3.4	on the Price Determination Date;

8.3.5	immediately prior to the Time of Sale (as defined in the International Underwriting Agreement);

8.3.6	immediately prior to (i) the delivery by the Joint Global Coordinators and/or the other Hong Kong Underwriters of duly completed Application Form and (ii) payment by the Joint Global Coordinators and/or the other Hong Kong Underwriters for the Hong Kong Offer Shares to be taken up, respectively, pursuant to Clause 4.4 and/or Clause 4.8 (as the case may be);

8.3.7	immediately before 8:00 a.m. on the Listing Date;

8.3.8	immediately prior to commencement of dealings in the Offer Shares on the Stock Exchange; and

in each case with reference to the facts and circumstances then subsisting, provided, however, that all of the Warranties shall remain true and accurate and not misleading as at each of the dates or times specified above.

8.4	Separate Warranties: Each Warranty shall be construed separately and independently and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

8.5	Notice of breach of Warranties: Each of the Company and the Selling Shareholders hereby severally undertakes to immediately notify the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters) in writing if it comes to its knowledge that any of the Warranties are untrue, incomplete, inaccurate, misleading or breached in any respect or ceases to be true and accurate or becomes misleading in any respect at any time up to the last to occur of the dates specified in Clause 8.3 or if it becomes aware of any event or circumstances which would or might cause any of the Warranties to become untrue, incomplete, inaccurate or misleading in any respect.

8.6	Undertakings: Each of the Company and the Selling Shareholders hereby severally undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, and the Hong Kong Underwriters not to, and the Company shall procure that any other Group Company shall not, do or omit to do anything or permit to occur any event which would or might render any of the Warranties untrue, incomplete, incorrect or misleading in any respect at any time up to the last to occur of the dates specified in Clause 8.3 or which could materially and adversely affect the Global Offering. Without prejudice to the foregoing, the Company agrees not to make any amendment or supplement to the Offering Documents or any of them without the prior approval of the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters).

8.7	Remedial action and announcements: If at any time, by reference to the facts and circumstances then subsisting, on or prior to the last to occur of the dates on which the Warranties are deemed to be given pursuant to Clause 8.3, any event shall have occurred or any matter or event or fact is discovered or comes to the attention of the Company or the Selling Shareholders (i) as a result of which any of the Warranties, if repeated immediately after the occurrence or discovery of such matter or event or fact, would be untrue or inaccurate or misleading or breached in any respect or (ii) which would or might result in the Offering Documents or any of them containing an untrue or misleading statement of fact or opinion or omitting to state any fact which is material for disclosure or required by applicable Laws to be disclosed in the Offering Documents or any of them (assuming that the relevant documents were to be issued immediately after occurrence of such matter or event) or (iii) which would make it necessary or desirable for any other reason to amend or supplement any of the Offering Documents; or (iv) which would or might result in any breach of the representations, warranties or undertakings given by the Company or the Selling Shareholders or any circumstances giving rise to a claim under any of the indemnities contained in, or given pursuant to, this Agreement, or (iv) which is likely to adversely affect the Global Offering, the Company or the Selling Shareholders or the Hong Kong Underwriters, the Company shall forthwith notify the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters), and, without prejudice to any other rights of the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners or the Hong Kong Underwriters under this Agreement in connection with the occurrence or discovery of such matter or event or fact, the Company or the Selling Shareholders shall at their own expense as soon as practicable, take such remedial action as may be necessary or advisable to correct such statement or omission or effect such compliance with applicable Laws or requested by the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters) to remedy such matter or event or fact, including issuing or publishing, distributing or making publicly available any announcement, supplement or amendment in relation to the Offering Documents or any of them, and shall supply the Joint Sponsors and the Joint Global Coordinators or such persons as they may direct, with such number of copies of the aforesaid documents as they may require, provided, however, that any approval by the Joint Sponsors and the Joint Global Coordinators of any amendment or supplement to the Offering Documents, and any delivery to investors of such amendment or supplement to the Offering Documents or any of them, shall not (i) constitute a waiver or modification or prejudice of any rights of the Hong Kong Underwriters under this Agreement or (ii) result in the loss of the Joint Global Coordinators', the Joint Sponsors', the Joint Bookrunners' or the Hong Kong Underwriters' rights to terminate this Agreement (whether by reason of such misstatement or omission resulting in a prior breach of any of the Warranties or otherwise).

Each of the Company and the Selling Shareholders and agrees not to issue, publish, distribute or make publicly available any such announcement, circular, supplement or amendment or do any such act or thing without the prior written consent of the Joint Sponsors except as required by applicable Laws, in which case the Company and the Selling Shareholders shall first consult the and Joint Global Coordinators before such issue, publication or distribution or act or thing being done.

8.8	Knowledge: A reference in this Clause 8 or in SCHEDULE 3 to any of the Company and the Selling Shareholders' knowledge, information, belief or awareness or any similar expression shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry. Notwithstanding that any of the Joint Global Coordinators, Joint Bookrunners, Joint Sponsors, Joint Lead Managers and the Hong Kong Underwriters has knowledge or has conducted investigation or enquiry with respect to the information given under the relevant Warranty, the rights of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters under this Clause 8 shall not be prejudiced by such knowledge, investigation and/or enquiry.

8.9	Obligations personal: The obligations of the Company and the Selling Shareholders under this Agreement shall be binding on its personal representatives or its successors in title.

8.10	Release of obligations: Any liability to the Joint Global Coordinators, Joint Bookrunners, Joint Sponsors, Joint Lead Managers, the Hong Kong Underwriters or any of them hereunder may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Joint Global Coordinators, Joint Bookrunners, Joint Sponsors, Joint Lead Managers, the Hong Kong Underwriters or any of them as regards any person under such liability without prejudicing the rights of the Joint Global Coordinators, Joint Bookrunners, Joint Sponsors, Joint Lead Managers and/or the Hong Kong Underwriters (or the rights of any of the Joint Global Coordinators, Joint Bookrunners, Joint Sponsors, Joint Lead Manager and the Hong Kong Underwriters) against any other person under the same or a similar liability.

8.11	Consideration: Each of the Company and the Selling Shareholders has entered into this Agreement, and agreed to give the representations, warranties and undertakings herein, in consideration of the Joint Global Coordinators, Joint Bookrunners, Joint Sponsors, Joint Lead Managers and the Hong Kong Underwriters agreeing to enter into this Agreement on the terms and conditions set out herein.

9	INDEMNITY

9.1	No claims against Indemnified Parties: No claim (whether or not any such claim involves or results in any action, suit or proceeding) shall be made against any Indemnified Party by, and no Indemnified Party shall be liable to (whether direct or indirect, in contract, tort or otherwise and whether or not related to third party claims or the indemnification rights referred to in this Clause 9), the Company or the Selling Shareholders to recover any loss, damage, payment, cost, charge, expense or Taxation which the Company or the Selling Shareholders may suffer or incur by reason of or in any way arising out of the carrying out by any of the Indemnified Parties of any act in connection with the transactions contemplated herein and in the Offering Documents, the performance by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters of their obligations hereunder or otherwise in connection with the Global Offering, the preparation or despatch of the Offering Documents or any liability or responsibility whatsoever for any alleged insufficiency of the Offer Price or any dealing price of the Offer Shares, provided that the foregoing shall not, except in relation to the matters as provided in Clause 3.8, exclude any liability of any Indemnified Party for such loss, damage, payment, cost, charge, expense or Taxation which has been finally judicially determined by a court of competent jurisdiction or a properly constituted arbitral panel (as the case may be) to have arisen solely out of such Indemnified Party’s gross negligence, wilful default or fraud. The non-application of the indemnity provided for in this Clause 9.1 in respect of any Indemnified Party shall not affect the application of such indemnity in respect of any other Indemnified Parties.

9.2	Indemnity: Each of the Company and the Selling Shareholders severally undertakes, from time to time, to indemnify, hold harmless and keep each of the Indemnified Parties fully indemnified on demand and, on an after-Taxation basis, against (i) all actions, suits, claims (whether or not any such claim involves or results in any action, suit or proceeding), demands, investigations, judgments, awards and proceedings whether made, brought or threatened or alleged to be instituted, made or brought against (jointly or severally), or otherwise involving any Indemnified Party (including, without limitation, any investigation or inquiry by or before any Governmental Authority) ("Proceedings"), and (ii) all losses, liabilities, damages, payments, costs (including legal costs), disbursements, charges, expenses (including, without limitation, all payments, costs and expenses arising out of or in connection with the investigation, defence or settlement or compromise of any such Proceedings or the enforcement of any such settlement or compromise or any judgment obtained in respect of any such Proceedings) and Taxation ("Losses") which, jointly or severally, any Indemnified Party may suffer or incur or which may be made or threatened to be brought against any Indemnified Party and which, directly or indirectly, arise out of or are in connection with:

9.2.1	the issue, publication, distribution, use or making available of any of the Offering Documents, the Application Proof, the PHIP, the Formal Notice, all notices, announcements, advertisements, press releases, communication, roadshow materials or other documents or materials in connection with the Global Offering, and any amendments or supplements thereto (in each case, whether or not approved by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them); or

9.2.2	any of the Offering Documents, the Prospectus, the Application Proof, the PHIP, or any notices, announcements, advertisements, press releases, communications, roadshow materials or other documents or materials relating to or in connection with the Global Offering, or any amendments or supplements thereto, (in each case, whether or not approved by the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them), containing any untrue, incorrect, incomplete or inaccurate or alleged untrue statement of a material fact, or omitting or being alleged to have omitted a fact necessary to make any statement therein, in the light of the circumstances under which it was made, not misleading, or not containing, or being alleged not to contain, all information material in the context of the Global Offering or otherwise required to be contained thereto; any statement, estimate, forecast or expression of opinion, intention or expectation contained in the Offering Documents, or any amendment or supplement thereto (in each case, whether or not approved by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them), being or alleged to be untrue, incomplete, inaccurate or misleading in any respect, or based on an unreasonable assumption; or

9.2.3	the performance by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them of their or its obligations and roles under this Agreement or the Offering Documents or in connection with the Global Offering; or

9.2.4	the offer, allotment, issue, sale or delivery of the Hong Kong Offer Shares; or

9.2.5	any breach or alleged breach on the part of the Company or the Selling Shareholders or any action or omission of any Group Company (or any of their respective directors, officers or employees) resulting in a breach of any of the provisions of the Articles of Association, this Agreement, the Price Determination Agreement, the International Underwriting Agreement or any other agreements in connection with the Global Offering to which it is or is to be a party; or

9.2.6	any of the Warranties being untrue, incomplete, inaccurate or misleading in any respect or having been breached in any respect or being alleged to be untrue or inaccurate or misleading in any respect or alleged to have been breached in any respect; or

9.2.7	any act or omission of any Group Company or the Selling Shareholders in relation to the Global Offering; or

9.2.8	the Global Offering or any of the Offering Documents failing or being alleged to fail to comply with the requirements of the Listing Rules or any Laws or statute or statutory regulation of any applicable jurisdiction, or any condition or term of any Approvals and filings in connection with the Global Offering; or

9.2.9	any failure or alleged failure by the Company, the Selling Shareholders, or any of the Directors of the Company to comply with their respective obligations under the Listing Rules, the Articles of Association or applicable Laws (including the failure or alleged failure to complete truthfully, completely and accurately the relevant declarations and undertaking with regard to the Directors for the purpose of the Hong Kong Public Offering); or

9.2.10	the breach or alleged breach by any Group Company or the Selling Shareholders of the applicable Laws in any material respect; or

9.2.11	any litigation, action, proceeding, investigation, governmental or regulatory investigation or proceeding having commenced, been threatened against or being instigated against the Company, any Group Company or any of the Directors which is or will or might be adverse to, or affect, the business or financial or trading position or prospects of the Group taken as a whole in any material aspects, or the settlement of any such litigation, action, proceeding or investigation; or

9.2.12	any breach by the Company or the Selling Shareholders of the terms and conditions of the Hong Kong Public Offering and Global Offering; or

9.2.13	any other matters arising in connection with the Global Offering,

provided that the indemnity provided for in Clause 9.2.3 shall not, except in relation to the matters as provided in Clause 3.8, apply in respect of any Indemnified Party if any such Loss suffered or incurred by such Indemnified Party is finally judicially determined by a court of competent jurisdiction to have arisen solely and directly out of the gross negligence, willful default or fraud on the part of such Indemnified Party; and provided further that no Selling Shareholder shall be responsible to indemnify, or otherwise be liable to, any Indemnified Party if any defaults, acts, omissions, or matters which entitle the Indemnified Party to be indemnified or otherwise seek remedy under this Clause 9.2 relate solely and directly to the Company and/or another Selling Shareholder (including its Affiliates or any of its or its Affiliates' respective promoters, representatives, partners, directors, officers, employees, assignees, advisers, consultants and agents).

The non-application of the indemnity provided for in Clause 9 in respect of any Indemnified Party shall not affect the application of such indemnity in respect of any other Indemnified Parties.

9.3	Notice of claims: If any of the Company or the Selling Shareholders or becomes aware of any claim which may give rise to a liability under the indemnity provided under Clause 9.2, it shall as soon as practicable give notice thereof to the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) in writing with reasonable details thereof.

9.4	Conduct of claims: If any Proceeding is instituted in respect of which the indemnity provided for in this Clause 9 may apply, such Indemnified Party shall, subject to any restrictions imposed by any Laws or obligation of confidentiality, notify the Company or the Selling Shareholders of the institution of such Proceeding, provided, however, that the omission to so notify the Company or the Selling Shareholders shall not relieve the Company or the Selling Shareholders from any liability which it may have to any Indemnified Party under this Clause 9 or otherwise. The Company or the Selling Shareholders may participate at its expense in the defence of such Proceedings including appointing counsel at its expense to act for it in such Proceedings; provided, however, except with the consent of the Joint Global Coordinators (on behalf of any Indemnified Parties), that counsel to the Company or the Selling Shareholders shall not also be counsel to the Indemnified Parties. Unless the Joint Global Coordinators (on behalf of any Indemnified Parties) consent to counsel to the Company or the Selling Shareholders acting as counsel to such Indemnified Parties in such Proceeding, the Joint Global Coordinators (on behalf of such Indemnified Parties) shall have the right to appoint their own separate counsel (in addition to any local counsel) in such Proceeding. The fees and expenses of separate counsel to any Indemnified Parties shall be borne by the Company or the Selling Shareholders and paid as incurred.

9.5	Settlement of claims: Each of the Company and the Selling Shareholders shall not, without the prior written consent of an Indemnified Party, effect, make, propose or offer any settlement or compromise of, or consent to the entry of any judgment with respect to, any current, pending or threatened Proceeding in respect of which any Indemnified Party is or could be or could have been a party and indemnity could be or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent to the entry of judgment includes and must include an unconditional release of such Indemnified Party, in form and substance satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such Proceeding and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party. Any settlement or compromise by any Indemnified Party, or any consent by any Indemnified Party to the entry of any judgment, in relation to any Proceeding shall be without prejudice to, and without (other than any obligations imposed on it by Laws) any accompanying obligation or duty to mitigate the same in relation to, any Loss it may recover from, or any Proceeding it may take against the Company or the Selling Shareholders under this Agreement. Each of the Company and the Selling Shareholders shall be liable for any settlement or compromise by any Indemnified Party of, or any judgment consented to by any Indemnified Party with respect to, any pending or threatened Proceeding, whether effected with or without the consent of the Company of the Selling Shareholders, and agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement, or compromise or consent judgement. The rights of the Indemnified Parties herein are in addition to any rights that each Indemnified Party may have at law or otherwise and the obligations of the Company or the Selling Shareholders shall be in addition to any liability which the Company or the Selling Shareholders may otherwise have.

9.6	Arrangements with advisors: If any of the Company or the Selling Shareholders enters into any agreement or arrangement with any advisor for the purpose of or in connection with the Global Offering, the terms of which provide that the liability of the advisor to the Company, the Selling Shareholders or any other person is excluded or limited in any manner, and any of the Indemnified Parties may have joint and/or several liability with such advisor to the Company, the Selling Shareholders or to any other person arising out of the performance of its duties under this Agreement, the Company and the Selling Shareholders shall:

9.6.1	not be entitled to recover any amount from any Indemnified Party which, in the absence of such exclusion or limitation, the Company or the Selling Shareholders would not have been entitled to recover from such Indemnified Party; and

9.6.2	indemnify the Indemnified Parties in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

9.6.3	take such other action as the Indemnified Parties may require to ensure that the Indemnified Parties are not prejudiced as a consequence of such agreement or arrangement.

9.7	Costs: For the avoidance of doubt, the indemnity under this Clause 9 shall cover all Losses which any Indemnified Party may suffer, incur or pay in disputing, investigating, defending, settling or compromising, or enforcing any settlement, compromise or judgment obtained with respect to, any Proceedings to which the indemnity may relate and in establishing its right to indemnification under this Clause 9.

9.8	Payment free from counterclaims/set-offs: All payments made by the Company or the Selling Shareholders under this Clause 9 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by Laws. If the Company or the Selling Shareholders makes a deduction or withholding under this Clause 9, the sum due from the Company or the Selling Shareholders shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant Indemnified Party which is entitled to such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

9.9	Payment on demand: All amounts subject to indemnity under this Clause 9 shall be paid by Company or the Selling Shareholders as and when they are incurred within ten Business Days of a written notice demanding payment being given to the Company or the Selling Shareholders by or on behalf of an Indemnified Party.

9.10	Taxation: If a payment under this Clause 9 will be or has been subject to Taxation, the Company or the Selling Shareholders shall pay the relevant Indemnified Party on demand the amount (after taking into account any Taxation payable in respect of the amount and treating for these purposes as payable any Taxation that would be payable but for a relief, clearance, deduction or credit) that will ensure that the relevant Indemnified Party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

9.11	Other rights of the Indemnified Parties: The provisions of the indemnities under this Clause 9 are not affected by any other terms set out in this Agreement and do not restrict the rights of the Indemnified Parties to claim damages on any other basis.

9.12	Full force: The foregoing provisions of this Clause 9 will continue in full force and effect notwithstanding the Global Offering becoming unconditional and having been completed and the matters and arrangements referred to or contemplated in this Agreement having been completed or the termination of this Agreement.

10	FURTHER UNDERTAKINGS

10.1	Compliance by the Company: The Company undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters to comply in a timely manner with the terms and conditions of the Global Offering and all obligations imposed upon it by the Companies Ordinance, the Company (Winding Up and Miscellaneous Provisions) Ordinance, the Securities and Futures Ordinance, and the Listing Rules and all requirements of the Stock Exchange or the SFC or any other Governmental Authority and all applicable Laws in respect of or by reason of the matters contemplated by this Agreement and otherwise in connection with the Global Offering, including but without limitation to:

10.1.1	doing all such things (including but not limited to providing all such information and paying all such fees) as are necessary to ensure that Admission is obtained and not cancelled or revoked;

10.1.2	obtaining all necessary Approvals and filings from and making all necessary filings with the Registrar of Companies in Hong Kong, the Stock Exchange, the SFC and the SEC;

10.1.3	making available for inspection at the offices of the Company's HK & US Counsel the documents referred to in the paragraph headed "Documents Delivered to the Registrar of Companies and Available for Inspection" in Appendix VI to the Hong Kong Prospectus for the period and at the address stated therein;

10.1.4	procuring that none of the terms of the appointments of the Hong Kong Registrar, the White Form eIPO Service Provider, the Nominee and the Receiving Bank shall be amended without the prior written consent of the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters);

10.1.5	subject to any waiver granted by the Stock Exchange, procuring that no connected person (as defined in the Listing Rules) or its associates will itself (or through a company controlled by it), apply for Hong Kong Offer Shares either in its own name or through nominees unless permitted to do so under the Listing Rules and having obtained confirmation to that effect, and if the Company, after making due and careful enquiries as to whether there is any such application, shall become aware of any application or indication of interest for Hong Kong Offer Shares by any connected person, controlled company or nominee, it shall forthwith notify the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters);

10.1.6	complying with the Listing Rules in relation to supplemental listing documents that may have to be issued in respect of the Global Offering and further agrees not to make, issue, publish, distribute or otherwise make available directly or indirectly to the public any statement, announcement, press release, material, information or listing document (as defined in the Listing Rules) in relation to the Global Offering without the prior written consent of the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters);

10.1.7	furnishing to the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters), copies of the amendment or supplement to the Hong Kong Prospectus, if any, signed by an authorised officer of the Company and additional copies of the Hong Kong Prospectus in such quantities as the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Underwriters), may from time to time reasonably request;

10.1.8	procuring that none of the Company, any other Group Company and/or any of their respective directors, officers, employees, Affiliates and/or agents, shall (whether directly or indirectly, formally or informally, in writing or verbally) provide any material information, including forward looking information (whether qualitative or quantitative) concerning the Company or any other Group Company that is not, or is not reasonably expected to be, included in each of the Hong Kong Prospectus, the Preliminary Prospectus and the Final International Prospectus or publicly available, to any research analyst at any time up to and including the fortieth (40th) day immediately following the Price Determination Date;

10.1.9	from the date hereof until 5:00 p.m. on the date which is the thirtieth (30th) Business Day after the Hong Kong Prospectus Date, not (i) declaring, paying or otherwise making any dividend or distribution of any kind on its share capital or (ii) changing or altering its capital structure (including but not limited to alteration to the nominal value of the Shares whether as a result of consolidation, sub-division or otherwise);

10.1.10	obtaining and maintaining all Approvals (if any) required in the PRC by the Company to acquire its required foreign currency; and

10.1.11	complying with the Stock Exchange's rules, guidance or other regulatory requirements to publish and disseminate to the public, under certain circumstances, information affecting the information contained in the Hong Kong Prospectus and announce by way of press announcement any such information required by the Stock Exchange to be published and disseminated to the public.

10.2	Information: Each of the Company and the Selling Shareholders further undertakes that it shall provide to the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters all such information as known to it or which on due and careful enquiry ought to be known to it and whether relating to the Group or the Company or the Selling Shareholders, or otherwise as may be required by the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners and the Underwriters) in connection with the Global Offering for the purposes of complying with any requirements of applicable Laws or of the Stock Exchange or of the SFC or of any other relevant Governmental Authority. Each of the Company and the Selling Shareholders hereby undertakes to the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners and the Underwriters) to provide any such other resolutions, consents, authorities, documents, opinions and certificates which are relevant in the context of the Global Offering owing to circumstances arising or events occurring after the date of this Agreement but before 8:00 a.m. on the Listing Date and as the Joint Sponsors and the Joint Global Coordinators may require.

10.3	Compliance by the Selling Shareholders: Each of the Selling Shareholders severally undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters to comply in a timely manner with the terms and conditions of the Global Offering and all obligations imposed upon it by the Companies Ordinance, the Company (Winding Up and Miscellaneous Provisions) Ordinance, the Securities and Futures Ordinance, and the Listing Rules and all requirements of the Stock Exchange or the SFC or any other Governmental Authority and all applicable Laws in respect of or by reason of the matters contemplated by this Agreement and otherwise in connection with the Global Offering, including but without limitation to:

10.3.1	complying in all respects with the terms and conditions of the Global Offering and, in particular, its obligation to sell the Hong Kong Offer Shares to successful applicants under the Hong Kong Public Offering and, if any of the Hong Kong Offer Shares falls to be taken up pursuant to Clause 4.4, to the applicants under Clauses 4.7 and 4.8, respectively; and

10.3.2	as soon as practicable following announcement of the basis of allocation of the Hong Kong Offer Shares and in any event no later than April 21, 2022 (the date specified in the Hong Kong Prospectus for the despatch of share certificates), causing definitive share certificates representing the Hong Kong Offer Shares to be posted or made available for collection in accordance with the terms of the Hong Kong Public Offering to successful applications or, as the case may be, procuring that the share certificates in respect of which successful applicants have elected for delivery into CCASS shall be duly delivered to the depositary for HKSCC for credit to the stock accounts of such CCASS participant(s) as may be specified for such purpose by or on behalf of the relevant applicant, and procuring that the names of the successful applicants (or, where appropriate, HKSCC Nominees Limited) shall be entered in the register of members of the Company accordingly (without payment of any registration fee).

10.4	Restrictive covenants: The Company hereby undertakes each of the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters that it will:

10.4.1	not, and procure that no Group Company will, at any time after the date of this Agreement up to and including the date on which all of the Conditions are fulfilled or waived in accordance with this Agreement, do or omit to do anything which causes or can reasonably be expected to cause any of the Warranties to be untrue, inaccurate or misleading in any respect at any time prior to or on the Listing Date;

10.4.2	not, and to procure that no Group Company will, enter into any commitment or arrangement which could reasonably be expected to have a Material Adverse Effect or adversely affect the Global Offering;

10.4.3	not, and to procure that no Group Company will, take any steps which would be materially inconsistent with any expression of policy, expectation or intention in the Hong Kong Prospectus;

10.4.4	not, at any time after the date of this Agreement up to and including the Listing Date or the date on which the Over-allotment Option is exercised, if applicable, amend or agree to amend any constitutional document of the Company or any other Group Company, including, without limitation, the Articles of Association and/or the bye-laws; and

10.4.5	not, without the prior written approval of the Joint Sponsors and the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters), issue, publish, distribute or otherwise make available directly or indirectly to the public any document (including any prospectus), material or information in connection with the Global Offering, or make any amendment to any of the Offering Documents.

10.5	Maintain listing and regulatory and other compliance: The Company hereby undertakes to each of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters that it will:

10.5.1	maintain a listing for and will refrain from taking any action that could jeopardise the listing status of, the Class A Shares on the Main Board, and comply with the Listing Rules and all requirements of the Stock Exchange and the SFC, for at least two years after all of the Conditions have been fulfilled (or waived) except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Listing Rules or following an offer (within the meaning of the Codes on Takeovers and Mergers and Share Buy-backs) for the Company becoming unconditional;

10.5.2	procure that the audited accounts of the Company for its financial year ending December 31, 2022 will be prepared on a basis consistent in all material respects with the accounting policies adopted for the purposes of the financial statements contained in the report of the Reporting Accountant set out in Appendices I to the Hong Kong Prospectus;

10.5.3	not take directly or indirectly, any action which is designed to stabilise or manipulate or which constitutes or which might reasonably be expected to cause or result in stabilisation or manipulation of the price of any securities of the Company, or facilitate the sale or resale of the Shares, in violation of the Securities and Futures (Price Stabilising) Rules under the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong), provided that the granting of the Over-allotment Option by the Company hereunder shall not constitute any breach of this Clause 10.6.4;

10.5.4	adopt a securities dealing code no less exacting than the “Model Code for Securities Transactions by Directors of Listed Issuers” set out in the Listing Rules and use its reasonable endeavours to procure that the Directors uphold, comply and act in accordance with the provisions of the same;

10.5.5	not, at any time after the date of this Agreement up to and including the date on which all of the Conditions are fulfilled (or waived) in accordance with this Agreement, to amend or agree to amend the Articles of Association save as disclosed in the Hong Kong Prospectus or otherwise requested by the Stock Exchange or other regulatory authorities which are entitled to exercise jurisdiction over the Company lawfully or pursuant to the requirements under the Listing Rules;

10.5.6	comply with all the undertakings and commitments made by it or the Directors in the Hong Kong Prospectus;

10.5.7	following the Global Offering, ensure that it has sufficient foreign currency to meet payment of any dividends which may be declared in respect of the Shares; and

10.5.8	comply with the provisions of Chapter 13 of the Listing Rules and the provisions of the Codes on Takeovers and Mergers and Share Buy-backs to the extent applicable.

10.6	Internal control: The Company hereby undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters that it will ensure that any issues identified and as disclosed in any internal control report prepared by the Internal Control Consultant and any recommended measures proposed by the Internal Control Consultant have been, are being or will as soon as practicable be rectified or improved to a sufficient standard or level for the operation and maintenance of efficient systems of internal accounting and financial reporting controls and disclosure and corporate governance controls and procedures that are effective to perform the functions for which they were established and to allow compliance by the Company and its Board with all applicable Laws, and, without prejudice to the generality of the foregoing, to such standard or level recommended or suggested by the Internal Control Consultant in its internal control report.

10.7	Significant changes: If, at any time up to or on the date falling 30 days after the Listing Date:

10.7.1	there is a significant change which affects or is capable of affecting any information contained in the Offering Documents; or

10.7.2	a significant new matter arises, the inclusion of information in respect of which would have been required in any of the Offering Documents had it arisen before any of them was issued,

then the Company and the Selling Shareholders shall:

(a)	promptly provide full particulars thereof to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Underwriters;

(b)	if so required by the Joint Sponsors and the Joint Global Coordinators, inform the Stock Exchange of such change or matter,

(c)	if so required by the Stock Exchange, the Joint Sponsors and the Joint Global Coordinators, promptly amend and/or prepare and deliver (through the Joint Sponsors) to the Stock Exchange for approval, documentation containing details thereof in a form agreed by the Joint Sponsors and the Joint Global Coordinators and publish such documentation in such manner as the Stock Exchange may require, or the Joint Sponsors and the Joint Global Coordinators may reasonably require; and

(d)	make all necessary announcements to the Stock Exchange and the press to avoid a false market being created in the Offer Shares,

in each case, at the Company or the Selling Shareholders' own expense.

Each of the Company or the Selling Shareholders hereby undertakes not to issue, publish, distribute or make available publicly any announcement, circular, document or other communication relating to any such change or matter aforesaid without the prior written consent of the Joint Sponsors and the Joint Global Coordinators, (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters).

For the purposes of this Clause, "significant" means significant for the purpose of making an informed assessment of the matters mentioned in Rule 11.07 of the Listing Rules.

10.8	Offer of the Shares: Each of the Company and the Selling Shareholders hereby undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them:

10.8.1	to comply with the restrictions under Clause 12;

10.8.2	not to, and not to permit any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act) of the Company to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Offer Shares in a manner which would require the registration under the Securities Act of the Offer Shares;

10.8.3	not to solicit any offer to buy or offer or sell the Offer Shares by means of any form of general solicitation or general advertising (as such terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

10.8.4	not to, and not to permit its Affiliates (as defined under Rule 501(b) of Regulation D under the Securities Act) or any person acting on its or their behalf (other than the International Underwriters) to, engage in any directed selling efforts (as that term is defined in Regulation S) with respect to Offer Shares.,

10.8.5	Compliance by the Company: The Company hereby undertakes to the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters that it shall, during the six months after the Listing Date comply with all applicable Laws in all material respects, including, for the avoidance of doubt, the rules and regulations issued from time to time by the Stock Exchange, the SFC, the SEC and any other Governmental Authority.

10.9	General: Without prejudice to the foregoing obligations, each of the Company and the Selling Shareholders hereby undertakes with the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters that it shall do all such other acts and things as may be reasonably required to be done by it to carry into effect the Global Offering in accordance with the terms thereof.

The undertakings in this Clause 10 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

11	TERMINATION

11.1	Termination by the Joint Global Coordinators: The obligations of the Hong Kong Underwriters to subscribe or procure subscribers for the Hong Kong Offer Shares under this Agreement are subject to termination. The Joint Global Coordinators may (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters), in their sole and absolute discretion and upon giving notice orally or in writing to the Company and the Selling Shareholders, terminate the Hong Kong Underwriting Agreement with immediate effect, if at any time prior to 8:00 a.m. on the day that trading in the Shares commences on the Stock Exchange:

11.1.1	there develops, occurs, exists or comes into force:

(a)	any new law or regulation or any change or development involving a prospective change in existing law or regulation, or any change or development involving a prospective change in the interpretation or application thereof by any court or other competent authority in or affecting Hong Kong, the PRC, the Cayman Islands, the United States, the United Kingdom, the European Union (or any member thereof) or other jurisdictions relevant to the Company (each a "Relevant Jurisdiction"); or

(b)	any change or development involving a prospective change or development, or any event or series of events likely to result in or representing a change or development, or prospective change or development, in local, national, regional or international financial, political, military, industrial, economic, currency market, fiscal or regulatory or market conditions or any monetary or trading settlement system (including, without limitation, conditions in stock and bond markets, money and foreign exchange markets and inter-bank markets, a change in the system under which the value of the Hong Kong currency is linked to that of the currency of the United States or a change of the Hong Kong dollars or of the Renminbi against any foreign currencies) in or affecting any Relevant Jurisdiction; or

(c)	any event or series of events, whether in continuation, or circumstances in the nature of force majeure (including, without limitation, acts of government, labour disputes, strikes, lock-outs, fire, explosion, earthquake, flooding, tsunami, volcanic eruption, civil commotion, riots, rebellion, public disorder, acts of war (whether declared or undeclared), acts of terrorism (whether or not responsibility has been claimed), acts of God, accident or interruption in transportation, destruction of power plant, outbreak, escalation, mutation or aggravation of diseases, epidemics or pandemics including, but not limited to, SARS, swine or avian flu, H5N1, H1N1, H1N7, H7N9, Ebola virus, Middle East respiratory syndrome (MERS), COVID-19 and such related/mutated forms, economic sanction, any local, national, regional or international outbreak or escalation of hostilities (whether or not war is or has been declared) or other state of emergency or calamity or crisis in whatever form), political change, paralysis of government operations, interruption or delay in transportation, other industry action in or directly or indirectly affecting any Relevant Jurisdiction; or

(d)	any moratorium, suspension or restriction (including, without limitation, any imposition of or requirement for any minimum or maximum price limit or price range) in or on trading in securities of generally on the Stock Exchange, the NYSE, the NASDAQ Global Market or the London Stock Exchange; or

(e)	any general moratorium, suspension or limitation (including without limitation, any imposition of or requirement for any minimum or maximum price limit or price range) in or on trading in any securities of the Company listed or quoted on a stock exchange or an over-the-counter market or on commercial banking activities in or affecting any Relevant Jurisdiction or any disruption in commercial banking or foreign exchange trading or securities settlement or clearance services, procedures or matters in any Relevant Jurisdiction; or

(f)	any (A) change or prospective change in exchange controls, currency exchange rates or foreign investment regulations (including, without limitation, a change of the Hong Kong dollars or RMB against any foreign currencies, a change in the system under which the value of the Hong Kong dollars is linked to that of the United States dollars or RMB is linked to any foreign currency or currencies), or (B) any change or prospective change in Taxation in any Relevant Jurisdiction adversely affecting an investment in the Shares; or

(g)	any litigation or claim, or any legal or regulatory action being threatened or instigated against any member of the Group or any Director; or

(h)	any of the chairman, the chief executive officer or director of the Company vacating his or her office, or any of them being charged with an indictable offence or prohibited by operation of Laws or otherwise disqualified from taking part in the management of a company; or

(i)	any material adverse change or prospective material adverse change in the earnings, results of operations, business, business prospects, financial or trading position, conditions (financial or otherwise) or prospects of any Group Company (including any litigation or claim of any third party being threatened or instigated against any Group Company); or

(j)	any order or petition for the winding up of any member of the Group or any composition or arrangement made by any material subsidiaries of the Company with its creditors or a scheme of arrangement entered into by any material subsidiaries of the Company or any resolution for the winding-up of any material subsidiaries of the Company or the appointment of a provisional liquidator, receiver or manager over all or part of the material assets or undertaking of any member of the Group or anything analogous thereto occurring in respect of any material subsidiaries of the Company; or

(k)	the imposition of economic sanctions, in whatever form, directly or indirectly, by, or for, any Relevant Jurisdiction on the Company or any Group Company; or

(l)	any contravention by any Group member or any Director of any Law,

which, in any such case individually or in the aggregate, in the sole and absolute opinion of the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters): (A) has or will have a Material Adverse Effect; or (B) has or will have or may have a material adverse effect on the success of the Global Offering or the level of Offer Shares being applied for or accepted or subscribed for or purchased or the distribution of Offer Shares and/or has made or is likely to make or may make it impracticable or inadvisable or incapable for any material part of this Agreement, the Hong Kong Public Offering or the Global Offering to be performed or implemented as envisaged; or (C) makes or will make it or may make it impracticable or inadvisable or incapable to proceed with the Hong Kong Public Offering and/or the Global Offering or the delivery of the Offer Shares on the terms and in the manner contemplated by the Hong Kong Prospectus, the Application Form, the Formal Notice, the Registration Statement, the Disclosure Package, the Preliminary Prospectus or the Final International Prospectus; or (D) would have or may have the effect of making a part of this Agreement (including underwriting) incapable of performance in accordance with its terms or which prevents the processing of applications and/or payments pursuant to the Global Offering or pursuant to the underwriting thereof; or

11.1.2	there has come to the notice of the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters):

(a)	that any statement contained in the Offering Documents and/or any notices, announcements, advertisements, communications issued or used by or on behalf of the Company in connection with the Global Offering (including any supplement or amendment thereto) was or has become untrue, incomplete, incorrect or misleading or any forecasts, estimate, expressions of opinion, intention or expectation expressed in the Hong Kong Public Offering Documents and/or any notices, announcements, advertisements, communications so issued or used are not fair and honest and made on reasonable grounds or, where appropriate, based on reasonable assumptions, when taken as a whole; or

(b)	a suspension or material limitation in trading in the Company's securities on the NYSE;

(c)	non-compliance of the Hong Kong Prospectus (or any other documents used in connection with the contemplated subscription and sale of the Offer Shares) or any aspect of the Global Offering with the Listing Rules or any other applicable Law in any material respect; or

(d)	any matter has arisen or has been discovered which would, had it arisen or been discovered immediately before the date of the Hong Kong Prospectus, not having been disclosed in the Hong Kong Prospectus, constitutes a material omission therefrom or

(e)	any event, act or omission which gives or is likely to give rise to any material liability of the Company and the Selling Shareholders pursuant to the indemnities given by the Company or the Selling Shareholders under this Agreement; or

(f)	any material breach of any of the obligations of the Company or the Selling Shareholders under this Agreement; or

(g)	any breach of, or any event rendering any of the Warranties untrue or incorrect or misleading in any respect; or

(h)	any expert, whose consent is required for the issue of the Hong Kong Prospectus with the inclusion of its reports, letters or opinions and references to its name included in the form and context in which it respectively appears, has withdrawn its respective consent (other than the Joint Sponsor) prior to the issue of the Hong Kong Prospectus; or

(i)	there is any Material Adverse Effect; or

(j)	Admission is refused or not granted, other than subject to customary conditions, on or before the Listing Date, or if granted, the Admission is subsequently withdrawn, cancelled, qualified (other than by customary conditions), revoked or withheld; or

(k)	the Company has withdrawn the Hong Kong and Application Form or the Global Offering

then the Joint Global Coordinators may, for themselves and on behalf of the Hong Kong Underwriters, in their sole and absolute discretion and upon giving notice orally or in writing to the Company and the Selling Shareholders, terminate the Hong Kong Underwriting Agreement with immediate effect.

11.2	Effect of termination: Upon the termination of this Agreement pursuant to the provisions of Clause 11.1 or Clause 2.4:

11.2.1	each of the parties hereto shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this Clause 11.2 and Clauses 7.3, 7.4, 7.5, 9, 13 to 19 and any rights or obligations which may have accrued under this Agreement prior to such termination;

11.2.2	with respect to the Hong Kong Public Offering, all payments made by the Hong Kong Underwriters or any of them pursuant to Clause 4.4 and/or by the Joint Global Coordinators pursuant to Clause 4.8 and/or by successful applicants under valid applications under the Hong Kong Public Offering shall be refunded forthwith (in the latter case, the Company shall procure that the Hong Kong Share Registrar and the Nominee dispatch refund cheques to all applicants under the Hong Kong Public Offering in accordance with the Registrar's Agreement and the Receiving Bank's Agreement); and

11.2.3	notwithstanding anything to the contrary under this Agreement, if this Agreement is terminated in accordance with this Clause 11, the Company and the Selling Shareholders shall forthwith pay to the Joint Global Coordinators the fees, costs, charges and expenses set out in Clauses 7.3 and 7.4 and the Joint Global Coordinators may, in accordance with the provisions herein, instruct the Nominee to make such (or any part of such) payments out of the interest accrued on the monies received in respect of the Hong Kong Public Offering, if any.

12	RESTRICTION ON ISSUE OR DISPOSAL OF SECURITIES

12.1	Lock-up on the Company: The Company hereby undertakes to each of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters that, for the period commencing on the Price Determination Date and ending on, and including, the date that is six months after the Price Determination Date (the "Lock-Up Period"), or such earlier date that the Joint Sponsors (for themselves and on behalf of the Underwriters) consent to in writing, and unless in compliance with the requirements of the Hong Kong Listing Rules, the Company will not, directly or indirectly, take any of the following actions with respect to its Shares or ADSs, or any securities convertible into or exchangeable or exercisable for any of its Shares or ADSs (the "Lock-Up Securities"):

12.1.1	offer, sell, issue, pledge, contract to sell or otherwise dispose of Lock-Up Securities; or

12.1.2	offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities; or

12.1.3	establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the U.S. Exchange Act; or

12.1.4	file with the SEC a registration statement under the U.S. Securities Act relating to Lock-Up Securities, other than registration statements on Form S-8 relating to the issuance, vesting, exercise or settlement of equity awards granted or to be granted pursuant to any employee benefit plan described in the Hong Kong Prospectus, without the prior written consent of the Joint Sponsors, provided, however, that the Company shall be permitted during the Lock-Up Period to

(a)	sell, or cause to be sold, the Offer Shares to be sold and/or issued hereunder, including, for avoidance of doubt, any Shares to be loaned and sold pursuant to the borrowing arrangement by and among the Stabilizing Manager and the Over-allotment Shareholders, which arrangement is intended to facilitate stabilizing activities in connection with the Global Offering; or

(b)	issue Shares or ADSs or the grant of options to purchase Shares, restricted shares, restricted share units or any other equity-linked rights issuable under the Share Incentive Plan existing on the date of this Agreement, including the effect of one or more bulk issuances of Shares, or ADSs upon deposit of Shares with the Company's depositary bank, and delivered to the Company's brokerage accounts existing on the date of this Agreement, in contemplation of future issuance under the Share Incentive Plans disclosed in the Hong Kong Prospectus; or

(c)	effect any capitalization issue, capital reduction or consolidation or sub-division of the Shares;

(d)	issue securities upon the exercise of an option or a warrant, the vesting of a restricted share unit or the conversion of a security outstanding on the date of this Agreement;

(e)	issue any securities by the Company in connection with the Company's acquisition of one or more businesses, assets, products or technologies, joint ventures, commercial relationships or other strategic corporate transactions, provided that the recipients of such securities execute a lock-up agreement in favor of the Underwriters containing substantially the same obligations as those to be set forth in the International Underwriting Agreement; and

(f)	repurchase securities pursuant to the share repurchase programs of the Company existing on the date of this Agreement.

12.2	Full force: The undertakings in this Clause 12 will continue in full force and effect notwithstanding the Global Offering becoming unconditional and having been completed.

13	ANNOUNCEMENTS

13.1	Restrictions on announcements: No announcement concerning this Agreement, any matter contemplated herein or any ancillary matter hereto shall be made or despatched by the Company or the Selling Shareholders (or by any of their respective directors, officers, employees, consultants, advisers or agents) during the period of twelve months from the date of this Agreement without the prior written approval of the Joint Sponsors and the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) except in the event and to the extent that any such announcement is required by applicable Laws or required by any securities exchange or regulatory or governmental body to which such party is subject or submits, wherever situated, including, without limitation, the Stock Exchange and the SFC, whether or not the requirement has the force of law and any such announcement so made by any of the parties shall be made only after consultation with the Joint Sponsors and the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters), and offer the Joint Sponsors and the Joint Global Coordinators have had a reasonable opportunity to review and comment on the final draft and their respective comments (if any) have been fully considered by the issuers thereof.

13.2	Discussion with the Joint Sponsors and the Joint Global Coordinators: Each of the Company and the Selling Shareholders undertakes to the Joint Sponsors and the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) that it will discuss with the Joint Sponsors and the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) any announcement proposed to be made to the public by or on behalf of the Company, or any other member of the Group, following the date of Prospectus with respect to the Global Offering.

13.3	Full force: The restriction contained in this Clause 13 shall continue to apply after the completion of the Global Offering or the termination of this Agreement. The Company and the Selling Shareholders shall procure compliance by the Group and its Affiliates with the provisions of this Clause 13.

14	CONFIDENTIALITY

14.1	Information confidential: Subject to Clause 14.2, each party hereto shall, and shall procure that their respective Affiliates, directors, officers, employees, consultants, advisers or agents will, treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the matters contemplated under this Agreement or the other parties to this Agreement.

14.2	Exceptions: Any party hereto may disclose, or permit its Affiliates, its and their respective directors, officers, employees, assignees, advisers, consultants and agents to disclose, information which would otherwise be confidential if and to the extent:

14.2.1	required by applicable Laws;

14.2.2	required, requested or otherwise compelled by any Governmental Authority to which such party is subject or submits, wherever situated, including, without limitation, the Stock Exchange and the SFC, whether or not the requirement of information has the force of law;

14.2.3	required to vest the full benefit of this Agreement in such party;

14.2.4	disclosed to the professional advisors, auditors and internal auditors of such party;

14.2.5	the information has come into the public domain through no fault of such party;

14.2.6	required or requested by any Joint Sponsors, Joint Global Coordinators, Joint Bookrunners or Hong Kong Underwriters or any of their respective Affiliates for the purpose of the Global Offering;

14.2.7	required by any Joint Sponsors, Joint Global Coordinators, Joint Bookrunners or Hong Kong Underwriters or any of their respective Affiliates to seek to establish any defence or pursue any claim in any legal, arbitration or regulatory proceeding or investigation in connection with the Global Offering or otherwise to comply with its their own regulatory obligations; or

14.2.8	the other parties have given prior written approval to the disclosure (and in the case of the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters, by the Joint Global Coordinators (on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters)), such approval not to be unreasonably withheld;

provided that, in the case of Clause 14.2.3, any such information disclosed shall be disclosed only after consultation with the other parties.

14.3	Full force: The restrictions contained in this Clause 14 shall continue to apply notwithstanding the termination of this Agreement or the completion of the Global Offering.

15	TIME OF THE ESSENCE

Save as otherwise expressly provided herein including without limitation the right of the Joint Global Coordinators hereto to extend the deadline under Clause 2.3, time shall be of the essence of this Agreement.

16	INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction, neither the legality, validity or enforceability in that jurisdiction of any other provisions hereof nor the legality, validity or enforceability of that or any other provision(s) hereof under the Laws of any other jurisdiction shall in any way be affected or impaired thereby.

17	NOTICES

17.1	Language: All notices or other communication delivered hereunder shall be in writing except as otherwise provided in this Agreement and shall be in the English language.

17.2	Time of notice: Any such notice or other communication shall be addressed as provided in Clause 17.3 and if so addressed, shall be deemed to have been duly given or made as follows:

17.2.1	if sent by personal delivery, upon delivery at the address of the relevant party;

17.2.2	if sent by post, two Business Days after the date of posting;

17.2.3	if sent by airmail, five Business Days after the date of posting;

17.2.4	if sent by facsimile, when despatched with confirmed receipt as evidenced by the transmission report generated at the end of the transmission of such facsimile by the facsimile machine used for such transmission;

17.2.5	if sent by email, the date when the email is duly sent.

Any notice received or deemed to be received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

17.3	Details of contact: The relevant address and facsimile number of each of the parties hereto for the purpose of this Agreement, subject to Clause 17.4, are as follows:

If to the Company:
Address:	A5 Xueyuan Road, Haidian District, Beijing 100083, China
Fax:	N/A
Email:	sunwei@zhihu.com
Attention:	Mr. Wei Sun

If to IWDF:
Address:	Dinghao DH3 Tower Block A, 11/F, No.3 Haidian Street, Haidian District, Beijing, PRC
Fax:	010-5752 5300
Email:	stanley@chuangxin.com; puyuli@chuangxin.com
Attention:	Xiaohu Gao; Puyu Li

If to IWHL:
Address:	Dinghao DH3 Tower Block A, 11/F, No.3 Haidian Street, Haidian District, Beijing, PRC
Fax:	010-5752 5300
Email:	stanley@chuangxin.com; puyuli@chuangxin.com
Attention:	Xiaohu Gao; Puyu Li

If to QVP:
Address:	11100 NE 8th Street, Suite 200, Bellevue, Washington 98004, USA
Fax:	+1 (425) 709-0798
Email:	HKQiming@qimingvc.com
Attention:	Robert Headley

If to QMDF:
Address:	11100 NE 8th Street, Suite 200, Bellevue, Washington 98004, USA
Fax:	+1 (425) 709-0798
Email:	HKQiming@qimingvc.com
Attention:	Robert Headley

If to QVPA:
Address:	11100 NE 8th Street, Suite 200, Bellevue, Washington 98004, USA
Fax:	+1 (425) 709-0798
Email:	HKQiming@qimingvc.com
Attention:	Robert Headley

If to SAIF:
Address:	c/o SAIF Advisors Limited, 2516-2520 Two Pacific Place, 88 Queensway, Hong Kong
Fax:	(852) 2234-9116
Email:	jso@sbaif.com
Attention:	Jason So

If to CTG:
Address:	Unit 908, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong
Fax:	N/A
Email:	dailidan@capitaltoday.com; jamesfung@capitaltoday.com; selinaxu@capitaltoday; qizhang@capitaltoday.com
Attention:	Dai Lidan; James Fung

If to CS:
Address:	Level 88, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong
Fax:	+852 2284 7184
Email:	apacibcm.legal@credit-suisse.com
Attention:	Investment Banking & Capital Markets – Legal

If to JPM Far East:
Address:	28/F, Chater House, 8 Connaught Road Central, Hong Kong
Fax:	+852 2836 9755
Email:	JPM_Viking2021_Core@jpmorgan.com
Attention:	Nelly Pai
If to JPM APAC:
Address:	28/F, Chater House, 8 Connaught Road Central, Hong Kong
Fax:	+852 2836 9755
Email:	JPM_Viking2021_Core@jpmorgan.com
Attention:	Philip Wong

If to CICC:
Address:	29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong
Fax:	+852 2872 2101
Email:	ib_viking@cicc.com.cn
Attention:	Victor Jiang

If to CMBI:
Address:	45/F Champion Tower, 3 Garden Road, Central, Hong Kong
Fax:	+852 3900 0865
Email:	projectviking@cmbi.com.hk
Attention:	CMBIECM

If to any of the other Joint Bookrunners, Joint Lead Managers or Hong Kong Underwriters, at their respective addresses and fax numbers, and for the attention of the person set opposite its name in SCHEDULE 2, respectively.

17.4	Change of contact details: A party may notify the other parties to this Agreement of a change of its relevant address or facsimile number for the purposes of Clause 17.3, provided that such notification shall only be effective on:

17.4.1	the date specified in the notification as the date on which the change is to take place; or

17.4.2	if no date is specified or the date specified is less than two Business Days after the date on which notice is given, the date falling two Business Days after notice of any such change has been given.

18	GOVERNING LAW, DISPUTE RESOLUTION AND IMMUNITY

18.1	Governing law: This Agreement, including this dispute resolution Clause, shall be governed by and construed in accordance with the laws of Hong Kong.

18.2	Arbitration: Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including without limitation: (1) any issue regarding contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity, interpretation, performance, breach or termination of this Agreement)(a "Dispute") shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the HKIAC Administrated Arbitration Rules in force when the Notice of Arbitration is submitted accordingly (the "Rules"), which Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Clause. The seat of arbitration shall be Hong Kong. This arbitration agreement shall be governed by the laws of Hong Kong.

18.2.1	The arbitral tribunal ("Tribunal") shall be composed of three arbitrators to be appointed in accordance with the Rules.

18.2.2	The language to be used in the arbitral proceedings shall be English. And any decision, order or award shall be given in English.

18.2.3	The decisions and awards of the Tribunal shall be made in writing and shall be final and binding upon all the parties from the day it is made. The parties undertake to comply with each and every arbitral award without delay.

18.2.4	The rights and obligations of the parties to submit disputes to arbitration pursuant to this Clause 18.2 shall survive the termination of this Agreement or the completion of the Global Offering.

Nothing in this Clause 18 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

18.3	Joinder of proceedings: Notwithstanding Clause 18.2, each of the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, and the Hong Kong Underwriters shall have the sole and absolute right, in circumstances in which it becomes or is joined as a defendant or third party in any proceedings commenced by a non-party to this Agreement in any court of competent jurisdiction (the "Court Proceedings"), to join the Company and/or the Selling Shareholders as a party to those proceedings or otherwise pursue claims against the Company and/or the Selling Shareholders in those proceedings (whether by way of a claim for an indemnity, contribution or otherwise). If the Company and/or the Selling Shareholders are joined to as a party to any Court Proceedings, in accordance with this Clause 18.3, no arbitration shall be commenced or continued by any party under Clause 18.2 in respect of a dispute about the same subject matter or arising from the same facts and circumstances or involving the same question of law as the Court Proceedings until the Court Proceedings have been finally determined.

18.4	Service of documents: Each of the parties unconditionally and irrevocably agrees that any writ, judgment or other document required to be served on it in relation to any proceedings shall, to the fullest extent permitted by applicable Laws, be validly and effectively served on it if delivered to its address referred to in Clause 17.3 and marked for the attention of the person referred to in that Clause or to such other person or address in Hong Kong as may be notified by the party (as the case may be) to the other parties hereto pursuant to the provisions of Clause 17.3. These documents may, however, be served in any other manner allowed by Law.

18.5	Process agent: The Company has established a place of business in Hong Kong at Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong, and has been registered as a non-Hong Kong company under Part 16 of the Companies Ordinance. The Selling Shareholders have appointed their respective process agents (each a "Process Agent", and together, the "Process Agents") as the authorized representatives of the Selling Shareholders for the acceptance of service of process (which includes service of all and any documents relating to any proceedings) and any notices to be served on the Selling Shareholders in Hong Kong. Service of process upon the Selling Shareholders by service upon the Process Agents in its capacity as agent for the service of process for the Selling Shareholders shall be deemed, for all purposes, to be due and effective service, and shall be deemed completed whether or not forwarded to or received by the Selling Shareholders. If for any reason the Process Agents shall cease to be agent for the service of process, the Selling Shareholders shall promptly notify the Joint Sponsors and the Joint Global Coordinators and within 30 days appoint a new agent for the service of process in Hong Kong acceptable to the Joint Sponsors and the Joint Global Coordinators and deliver to each of the other parties hereto a copy of the new agent's acceptance of that appointment as soon as reasonably practicable, failing which the Joint Sponsors and the Joint Global Coordinators shall be entitled to appoint such new agent for and on behalf of the Selling Shareholders, and such appointment shall be effective upon the giving of notice of such appointment to the Selling Shareholders. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by Laws. Where pursuant to Clause 18, proceedings are taken against the Company or the Selling Shareholders in the courts of any jurisdiction other than Hong Kong, upon being given notice in writing of such proceedings, the Company or the Selling Shareholders shall forthwith appoint an agent for the service of process (which includes service of all and any documents relating to such proceedings) in that jurisdiction acceptable to the Joint Sponsors and the Joint Global Coordinators and deliver to each of the other parties hereto a copy of the agent's acceptance of that appointment and shall give notice of such appointment to the other parties hereto within 14 days of such appointment, failing which the Joint Sponsors and the Joint Global Coordinators shall be entitled to appoint such agent for and on behalf of the Company or the Selling Shareholders, and such appointment shall be effective upon the giving notice of such appointment to the Company or the Selling Shareholders. Nothing in this Agreement shall affect the right to serve process in any other matter permitted by Laws.

18.6	Waiver of immunity: To the extent in any proceedings in any jurisdiction including, without limitation, arbitration proceedings, the Company or the Selling Shareholders has or can claim for itself or its assets, properties or revenues any immunity (on the grounds of sovereignty or crown status or any charter or other instrument) from any action, suit, proceedings or other legal process (including, without limitation, arbitration proceedings), from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment to or in aid of execution of any judgment, from the obtaining of judgment, decision, determination, order or award including, without limitation, any arbitral award, or from other action, suit or proceeding for the giving of any relief or for the enforcement of any judgement, decision, determination, order or award including, without limitation, any arbitral award or to the extent that in any such proceedings there may be attributed to itself or its assets, properties or revenues any such immunity (whether or not claimed), each of the Company and the Selling Shareholders hereby irrevocably waives and agrees not to plead or claim any such immunity in relation to any such proceedings.

18.7	Representations in relation to immunity: The Company and each of the Selling Shareholders represents, warrants and undertakes to the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters and each of them that: (a) within its authorised scope of business, it is controlled and managed independently of any Governmental Authority of the PRC and it is able to exercise independent powers of its own, and does not have as its objects or perform any function which is of the nature or type associated with any Governmental Authority of the PRC; and (b) the execution and performance of this Agreement by the Company and the Selling Shareholders constitute acts done and performed only for private and commercial purposes.

19	MISCELLANEOUS

19.1	Assignment: Subject to Clause 3, no party hereto shall assign or transfer all or any part of any benefit of, or interest or right in, this Agreement, or any benefit, interest, right or obligation arising under this Agreement without the consent of the other parties hereto, provided that the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters may at any time assign to any of their respective Affiliates, any person who has the benefit of the indemnities in Clause 9 and any of their respective successor entities the benefits of and interests and rights in or arising under this Agreement. Obligations under this Agreement shall not be assignable.

19.2	Release or compromise: Each party may release, compound or compromise, in whole or in part, the liability of, the other parties (or any of them) or grant time or other indulgence to the other parties (or any of them) without releasing or reducing the liability of the other parties (or any of them) or any other party hereto and without prejudicing the rights of the parties hereto against any other person under the same or a similar liability. Without prejudice to the generality of the foregoing, each of the Company and the Selling Shareholders agrees and acknowledges that any amendment or supplement to the Offering Documents or any of them (whether made pursuant to this Agreement or otherwise) or any announcement, issue or publication or distribution, or delivery to investors, of such amendment or supplement or any approval by, or knowledge of, the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters or any of them, of such amendment or supplement to any of the Offering Documents subsequent to its distribution shall not in any event and notwithstanding any other provision hereof constitute a waiver or modification of any of the conditions precedent to the obligations of the Hong Kong Underwriters as set forth in this Agreement or result in the loss of any rights hereunder of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters, as the case may be, to terminate this Agreement or prejudice any other rights of the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters, as the case may be, under this Agreement (in each case whether by reason of any misstatement or omission resulting in a prior breach of any of the Warranties or otherwise).

19.3	Exercise of rights: No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, power and remedies provided in this Agreement are cumulative and not exclusive of any other rights, powers and remedies (whether provided by laws or otherwise). Each of the Company and the Selling Shareholders agrees and acknowledges that any consent by, or knowledge of the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them, to the delivery to investors of any amendments or supplements to any of the Offering Documents subsequent to its distribution will not (i) constitute a waiver of any Condition or (ii) result in the loss of any right by the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters to terminate this Agreement or prejudice any other rights of the Joint Sponsors, the Joint Global Coordinators, the Joint Lead Managers or the Hong Kong Underwriters or any of them, as the case may be, under this Agreement, and (iii) have the effect of amending or updating any of the Warranties.

19.4	No partnership: Nothing in this Agreement shall be deemed to give rise to a partnership or joint venture, nor establish a fiduciary or similar relationship, between the parties hereto.

19.5	Entire agreement: This Agreement, and in the case of the Joint Sponsors, also together with the respective engagement letter between the Company and each of the Joint Sponsors only in their respective capacity as a Joint Sponsor, constitutes the entire agreement amongst the Company, the Selling Shareholders, the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters relating to the underwriting of the Hong Kong Public Offering and supersedes and extinguishes (other than the engagement letters between the Company and each of the Joint Sponsors) any prior drafts, agreements, undertakings, understanding, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to such matters as have been regulated by the provisions of this Agreement at any time prior to the execution of this Agreement (the "Pre-contractual Statements"). Each party hereto acknowledges that in entering into this Agreement on the terms set out in this Agreement, it is not relying upon any Pre-contractual Statement which is not expressly set out herein or the documents referred to herein. No party shall have any right of action (except in the case of fraud) against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is incorporated into this Agreement or the documents referred to herein.

19.6	Amendment and variations: This Agreement may only be amended or supplemented in writing signed by or on behalf of each of the parties hereto. Without prejudice to clause 19.13.2, no consent of any third party is required with respect to any variation, amendment, waiver, termination to this Agreement.

19.7	Counterparts: This Agreement may be executed in any number of counterparts, and by each party hereto on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail attachment (PDF) or telecopy shall be an effective mode of delivery. The parties hereto irrevocably and unconditionally agree that this Agreement may be executed by way of attaching electronic signatures in compliance with applicable Laws, and the method used is reliable, and is appropriate, for the purpose for which the information contained in the document is communicated.

19.8	Judgment Currency Indemnity: In respect of any judgment or order or award given or made for any amount due under this Agreement to any of the Indemnified Parties that is expressed and paid in a currency (the "judgment currency") other than Hong Kong dollars, the Company will indemnify such Indemnified Party against any loss incurred by such Indemnified Party as a result of any variation as between (A) the rate of exchange at which the Hong Kong dollar amount is converted into the judgment currency for the purpose of such judgment or order and (B) the rate of exchange at which such Indemnified Party is able to purchase Hong Kong dollars with the amount of the judgment currency actually received by such Indemnified Party. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Hong Kong dollars.

19.9	Authority to the Joint Global Coordinators: Unless otherwise provided herein, each of the Joint Bookrunners, Joint Lead Managers and Hong Kong Underwriters (other than the Joint Global Coordinators) hereby authorises the Joint Global Coordinators to act on behalf of all the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters in their sole discretion in the exercise of all rights and discretions granted to the Joint Bookrunners, Joint Lead Managers and the Hong Kong Underwriters or any of them under this Agreement and authorises the Joint Global Coordinators in relation thereto to take all actions they may consider desirable and necessary to give effect to the transactions contemplated herein.

19.10	Taxation: All payments to be made by the Company and/or the Selling Shareholders under this Agreement shall be paid free and clear of and without deduction or withholding for or on account of, any and all present or future Taxes. If any Taxes are required by law to be deducted or withheld in connection with such payments, the Company and/or Selling Shareholders will, increase the amount paid and/or to be paid so that the full amount of such payments as agreed in this Agreement is received by the other parties as applicable. If any of the other parties is required by any Governmental Authority to pay any Taxes as a result of this Agreement, the Company and/or Selling Shareholders will, pay an additional amount to the such party so that the full amount of such payments as agreed in this Agreement to be paid to such party is received by such party and will further, if requested by such party, use its reasonable efforts to give such assistance as such party may reasonably request to assist such party in discharging its obligations in respect of such Taxes, including by (a) making filings and submissions on such basis and such terms as such party may reasonably request, (b) promptly making available to such party notices received from any Governmental Authority, and (c) subject to the receipt of funds from such party, by making payment of such funds on behalf of such party to the relevant Governmental Authority in settlement of such Taxes. However, no such additional amount(s) will be payable pursuant to this paragraph on account of (i) any income taxes of or other Taxes imposed on a Hong Kong Underwriter or Joint Global Coordinator as a result of such Hong Kong Underwriter or Joint Global Coordinator having a connection with the relevant taxing jurisdiction other than a connection arising solely as a result of the transactions contemplated hereunder or (ii) any Taxes to the extent imposed as a result of the failure of a Hong Kong Underwriter or Joint Global Coordinator to timely provide information or certification as reasonably requested by the Company that such Hong Kong Underwriter or Joint Global Coordinator could have reasonably provided and would have reduced or eliminated such Taxes.

19.11	Contractual Arrangement of Bail-In: Notwithstanding and to the exclusion of any other term of this Agreement or any other agreement, arrangement or understanding between the UK Bail-in Parties and the UK Bail-in Counterparties, each UK Bail-in Counterparty acknowledges and accepts that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-In Powers by the relevant UK resolution authority and acknowledges, accepts and agrees to be bound by:

19.11.1	the effect of the exercise of UK Bail-In Powers by the relevant resolution Authority in relation to any UK Bail-in Liability of the relevant UK Bail-in Party to the relevant UK Bail-in Counterparty under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(a)	the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(b)	the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the relevant UK Bail-in Party or another person, and the issue to or conferral on the relevant UK Bail-in Counterparty of such shares, securities or obligations;

(c)	the cancellation of the UK Bail-in Liability; and

(d)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

19.11.2	the variation of the terms of this Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-In Powers by the relevant resolution authority.

19.12	Recognition of the U.S. Special Resolution Regimes: (a) In the event that any Joint Sponsors, Joint Global Coordinators, Joint Bookrunners, Joint Lead Managers or Hong Kong Underwriters that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such party of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. (b) In the event that any Joint Sponsors, Joint Global Coordinators, Joint Bookrunners, Joint Lead Managers or Hong Kong Underwriter that is a Covered Entity or a BHC Act Affiliate of such party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

19.13	Right of Third Parties: A person who is not a party to this Agreement has no right under the Contracts (Right of Third Parties) Ordinance to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Right of Third Parties) Ordinance, and to the extent otherwise set out in this Clause 19.12:

19.13.1	Indemnified Parties may enforce and rely on Clause 9 to the same extent as if they were a party to this Agreement. An assignee pursuant to Clause 19.1 may enforce and rely on this Agreement as if it were a party; and

19.13.2	this Agreement may be terminated or rescinded and any term may be amended, varied or waived without the consent of the persons referred to in sub-clause 19.13.1.

19.14	Language: This Agreement is prepared and executed in English only. For the avoidance of doubt, in the event that there are any inconsistencies between this Agreement and any translation, the English language version shall prevail.

19.15	Further Assurance: The Company and the Selling Shareholders shall from time to time, on being required to do so by the Joint Global Coordinators now or at any time in the future do or procure the doing of such acts and/or execute or procure the execution of such documents as the Joint Global Coordinators may require to give full effect to this Agreement and secure to the Hong Kong Underwriters or any of them the full benefit of the rights, powers and remedies conferred upon them or any of them in this Agreement.

19.16	Survival: The provisions in this Clause 19 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement or the termination of this Agreement.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Wei Sun	)
for and on behalf of	)
Zhihu Inc.	)	/s/ Wei Sun

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Kai-Fu Lee	)
for and on behalf of	)
INNOVATION WORKS	)
DEVELOPMENT FUND, L.P.	)	/s/ Kai-Fu Lee

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Kai-Fu Lee	)
for and on behalf of	)
INNOVATION WORKS HOLDINGS	)
LIMITED	)	/s/ Kai-Fu Lee

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by	)
for and on behalf of	)
QIMING CORPORATE GP III, LTD.,	)	/s/ Robert Headley
a Cayman Islands exempted company	)	Name: Robert Headley
as the General Partner of	)	Title: Authorized Signatory
QIMING MANAGING DIRECTORS	)
FUND III, L.P., a Cayman Islands	)
exempted limited partnership	)

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by	)
for and on behalf of	)
QIMING CORPORATE GP III, LTD., a	)
Cayman Islands exempted company	)
as General Partner of	)	/s/ Robert Headley
QIMING GP III, L.P., a Cayman Islands	)	Name: Robert Headley
exempted limited partnership	)	Title: Authorized Signatory
as General Partner of	)
QIMING VENTURE PARTNERS III	)
ANNEX FUND, L.P., a Cayman Islands	)
exempted limited partnership	)

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by	)
for and on behalf of	)
QIMING CORPORATE GP III, LTD., a	)
Cayman Islands exempted company	)
as General Partner of	)	/s/ Robert Headley
QIMING GP III, L.P., a Cayman Islands	)	Name: Robert Headley
exempted limited partnership	)	Title: Authorized Signatory
as General Partner of	)
QIMING VENTURE PARTNERS III,	)
L.P., a Cayman Islands	)
exempted limited partnership	)

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Andrew Y Yan	)
for and on behalf of	)
SAIF IV MOBILE APPS (BVI))
LIMITED	)	/s/ Andrew Y Yan

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Deng Wenting	)
for and on behalf of	)
CTG EVERGREEN INVESTMENT XX	)
LIMITED	)	/s/ Deng Wenting

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Allan Chu	)
for and on behalf of	)
CREDIT SUISSE (HONG KONG) LIMITED	)	/s/ Allan Chu

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Allan Chu	)
for and on behalf of	)
CREDIT SUISSE (HONG KONG))		/s/ Allan Chu
LIMITED	)
as attorney for and on behalf of each of the other	)
JOINT BOOKRUNNERS,	)
JOINT LEAD MANAGERS AND	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Nelly Pai	)
for and on behalf of	)
J.P. MORGAN SECURITIES	)
(FAR EAST) LIMITED	)	/s/ Nelly Pai

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Philip Wong	)
for and on behalf of	)
J.P. MORGAN SECURITIES	)
(ASIA PACIFIC) LIMITED	)	/s/ Philip Wong

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Philip Wong	)
for and on behalf of	)
J.P. MORGAN SECURITIES	)
(ASIA PACIFIC) LIMITED	)	/s/ Philip Wong
as attorney for and on behalf of each of the other	)
JOINT BOOKRUNNERS,	)
JOINT LEAD MANAGERS AND	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Victor JIANG	)
for and on behalf of	)
CHINA INTERNATIONAL CAPITAL	)
CORPORATION HONG KONG	)	/s/ Victor JIANG
SECURITIES LIMITED	)

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Victor JIANG	)
for and on behalf of	)
CHINA INTERNATIONAL CAPITAL	)
CORPORATION HONG KONG	)	/s/ Philip Wong
SECURITIES LIMITED	)
as attorney for and on behalf of each of the other	)
JOINT BOOKRUNNERS,	)
JOINT LEAD MANAGERS AND	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Pang Chi Wing, Victor	)
for and on behalf of	)
CMB INTERNATIONAL	)
CAPITAL LIMITED	)	/s/ Pang Chi Wing, Victor

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Li Chen	)
for and on behalf of	)
CMB INTERNATIONAL	)
CAPITAL LIMITED	)	/s/ Li Chen

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Pang Chi Wing, Victor	)
for and on behalf of	)
CMB INTERNATIONAL	)
CAPITAL LIMITED	)	/s/ Pang Chi Wing, Victor
as attorney for and on behalf of each of the other	)
JOINT BOOKRUNNERS,	)
JOINT LEAD MANAGERS AND	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature page to the Hong Kong Underwriting Agreement]

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Li Chen	)
for and on behalf of	)
CMB INTERNATIONAL	)
CAPITAL LIMITED	)	/s/ Li Chen
as attorney for and on behalf of each of the other	)
JOINT BOOKRUNNERS,	)
JOINT LEAD MANAGERS AND	)
HONG KONG UNDERWRITERS	)
(as defined herein))

[Signature page to the Hong Kong Underwriting Agreement]

SCHEDULE 1

THE DIRECTORS

Name	Address

Executive Directors

ZHOU Yuan (周源)	Unit 1413, Building 11 62 Tong Lin Ge Road Xicheng District Beijing, China
LI Dahai (李大海)	Room 2-201, Building 8 Lugang Jiayuan Chaoyang district Beijing, China
SUN Wei (孫偉)	7A Honor Villa 75 Caine Road Hong Kong
Non-executive Directors
LI Zhaohui (李朝暉)	Unit 1710, Building 2 Courtyard 2, An Hui Dong Li Chaoyang District Beijing, China
PENG Jiatong (彭佳曈)	Room 302, Block 2, Building 5 9 Wan Hong Xi Street Chaoyang District Beijing, China
Independent Directors
SUN Hanhui Sam (孫含暉)	64 Donggong Street Dongcheng District Beijing, China
NI Hope (倪虹)	Shouson Hill Road No. 9, House 17B Deep Water Bay Hong Kong
CHEN Derek	1601 G3 Bihaiyuan 97 Yao Jia Yuan Road Beijing, China

SCHEDULE 2

THE Hong Kong Underwriters

Hong Kong Underwriters	Address
Credit Suisse (Hong Kong) Limited	Level 88, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong
J.P. Morgan Securities (Asia Pacific) Limited	28/F, Chater House, 8 Connaught Road Central, Hong Kong
China International Capital Corporation Hong Kong Securities Limited	29/F, One International Finance Centre 1 Harbour View Street, Central, Hong Kong
CMB International Capital Limited	45/F, Champion Tower, 3 Garden Road, Central, Hong Kong
CCB International Capital Limited	12/F, CCB Tower, 3 Connaught Road Central, Central, Hong Kong
Haitong International Securities Company Limited	22/F, Li Po Chun Chambers, 189 Des Voeux Road, Central, Hong Kong

Citrus Securities Limited (as Co-Manager)	Room 2201, 22/F, OfficePlus@Wan Chai, 303 Hennessy Road Wan Chai, Hong Kong

The proportion of the Hong Kong Underwriting Commitments of each of the Hong Kong Underwriters above shall be equal to the respective underwriting commitment of such Hong Kong Underwriter or its Affiliates for the International Offering, to be determined pursuant to the International Underwriting Agreement, over the total of the underwriting commitments amongst these Hong Kong Underwriters or its Affiliates determined pursuant to the International Underwriting Agreement. The aggregate of the Hong Kong Underwriting Commitments of the Hong Kong Underwriters in terms of the number of the Offer Shares shall always be equal to the total number of the Hong Kong Offer Shares.

SCHEDULE 3

Representations and Warranties of the Company

Part A

The Company represents, warrants and undertakes to each of the Joint Global Coordinators, the Joint Bookrunners, the Joint Sponsors, the Joint Lead Managers and the Hong Kong Underwriters as follows:

1.	Hong Kong Offering Documents

1.1	(A) none of the Hong Kong Public Offering Documents, the Application Proof and the PHIP contained or will contain an untrue statement of a material fact or omitted or will omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) no individual Supplemental Offering Material conflicted or will conflict with the Hong Kong Public Offering Documents (as used herein, “Supplemental Offering Material” means any “written communication” (within the meaning of the Securities Act) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Offer Shares including without limitation, any roadshow and press releases relating to the Offer Shares that constitutes such written communication, other than the Hong Kong Public Offering Documents or amendments or supplements thereto); provided, however, that the Company makes no representation or warranty as to the information contained in the Hong Kong Public Offering Documents or individual Supplemental Offering Material, if any, when considered together with the Hong Kong Public Offering Documents, made in reliance upon and in conformity with written information furnished to the Company directly or indirectly by or on behalf of the Hong Kong Underwriters expressly and specifically for use therein. For the purposes of this paragraph, the only information furnished in writing to the Company by or on behalf of the Hong Kong Underwriters expressly and specifically for use in Hong Kong Public Offering Documents, is their marketing name, legal name, logo and address;

1.2	The Company (including, without limitation, its agents and representatives, other than the Hong Kong Underwriters and the International Underwriters in their capacity as such) (A) has not made, used, prepared, authorized, approved or referred to any Supplemental Offering Material, and (B) will not prepare, make, use, authorize, approve or refer to any Supplemental Offering Material, in each case, without the prior consent of the Joint Global Coordinators;

1.3	Each of the Hong Kong Public Offering Documents contains or includes (A) all material information and particulars required to comply with the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (amended from time to time) and the listing decisions, guidelines and other requirements of the Stock Exchange (collectively, the “Listing Rules”) and all other Laws so far as applicable to any of the foregoing, the Global Offering and/or the listing of the Shares on the Stock Exchange (unless any such requirement has been waived or exempted by the relevant Governmental Authority), and (B) all such information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the business, condition (financial or other), assets and liabilities, financial position, profits and losses, and prospects of the Company and the rights attaching to the Shares;

2.	No Material Adverse Change

2.1	Except as otherwise stated therein, since the respective dates as of which information is given in the Hong Kong Public Offering Documents, (i) there has been no Material Adverse Effect, (ii) there have been no transactions entered into by the Company or any of the Subsidiaries which are material with respect to the Company and the Subsidiaries considered as one enterprise, and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock. Since the date of the latest audited financial statements included or incorporated by reference in the Hong Kong Public Offering Documents, neither the Company nor any of the Subsidiaries has: (A) entered into or assumed any contract, (B) incurred or agreed to incur any liability (including any contingent liability) or other obligation, (C) acquired or disposed of or agreed to acquire or dispose of any business or any other asset, (D) assumed or acquired or agreed to assume or acquire any obligation or liability, direct or contingent, or (E) cancelled, waived, released or discounted in whole or in part any debt or claim , that would, in the case of any of clauses (A) through (E) above, be material and adverse to the Company and the Subsidiaries, taken as a whole, in each case otherwise than as set forth in the Hong Kong Public Offering Documents.

2.2	Since the date of the latest audited consolidated financial statements included or incorporated by reference in each of the Hong Kong Public Offering Documents, neither the Company nor any of the Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood, earthquake or other calamity, whether or not covered by insurance, or from any labor dispute or any action, order or decree of any Governmental Authority, and since the date as of which information is given in the Hong Kong Public Offering Documents, there has been no material adverse change in the ordinary shares, cash and cash equivalents, total current liabilities or long-term debt of the Group as compared to the corresponding period in the preceding financial year.

3.	Title to Property

The Company and the Subsidiaries have good and marketable title to all real property owned (if any) by them and good title to all other properties owned by them, or have valid rights to lease or otherwise use all items of real and personal property, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except such as are described in the Hong Kong Public Offering Documents or such as would not, singly or in the aggregate, materially affect the value of such property or interfere with the use made and proposed to be made of such property by the Company or any of the Subsidiaries; and any real property and buildings held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as disclosed in the Hong Kong Public Offering Documents or are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

4.	Organization and Good Standing

4.1	Each of the Company and the Subsidiaries has been duly incorporated, organized and is validly existing in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Hong Kong Public Offering Documents and is duly qualified to transact business in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business. All their constitutive documents comply with the requirements of applicable laws or jurisdictions of their incorporation or organization and are in full force and effect. Other than those as set forth in each of the Hong Kong Public Offering Documents, there is no other major subsidiary or Consolidated Affiliated Entity of the Company.

4.2	The Company has been duly registered as a non-Hong Kong company under Part 16 of the Companies Ordinance. The memorandum of association, articles of association and other constitutive documents and the business registration certificate of the Company comply with the applicable Laws of Hong Kong (including, without limitation, the Listing Rules) and the requirements of the Laws of the Cayman Islands and are in full force and effect.

5.	Capitalization

As of the date of this Agreement, the Company has the authorized and issued share capital as set forth in each of the Hong Kong Public Offering Documents. The issued share capital of the Company (including the Offer Shares to be sold by the Selling Shareholders) has been duly authorized, validly issued, is fully paid and non-assessable, is not subject to any pre-emptive or similar rights upon the proposed transfer of such shares and conform to its description contained in the Hong Kong Public Offering Documents. Except as disclosed in the Hong Kong Public Offering Documents, (A) there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares or other equity interest in the Company or any of the Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any shares of the Company or any such Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; (B) all of the issued share capital of each of the Subsidiaries incorporated or organized outside of the PRC has been duly authorized and validly issued, is fully paid and non-assessable, and the registered capital of each of the Subsidiaries established in the PRC has been fully paid in accordance with the payment schedule stipulated in their respective articles of association or similar organizational documents and in compliance with applicable Laws; (C) all of the issued and outstanding share capital of each of the Subsidiaries (other than the Variable Interest Entities) is owned by the Company, directly or indirectly through subsidiaries, free and clear of all liens, charges, encumbrances, security interests, restrictions on voting or transfer or any other claims of any third party; and (D) all of the issued share capital of each of the Subsidiaries have been issued in compliance with all applicable Laws and were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no Encumbrance.

6.	No Other Offerings

Except as disclosed in the Hong Kong Public Offering Documents, (A) the Company has not sold, issued or distributed any securities during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A, Regulation D or Regulation S promulgated under the Securities Act, other than shares issued pursuant to Share Incentive Plans or other employee benefit or compensation plans; (B) no person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase Shares or shares of any other capital stock of the Company, and (C) no person has the right to act as an underwriter or as a financial adviser to the Company in connection with the offer and sale of the Offer Shares.

7.	No Registration Rights

There are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale by the Company under the Securities Act, other than those rights that have been disclosed in the Hong Kong Public Offering Documents.

8.	No Conflict

The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Offer Shares and compliance by the Company with the terms thereof, the consummation of the transactions contemplated under the Transaction Documents, and the fulfillment of the terms hereof or thereof, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments, nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Authority. Except as disclosed in the Hong Kong Public Offering Documents, no consent, approval, authorization, filing with, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Documents, the sale and delivery of the Offer Shares and the consummation of the transactions contemplated by the Transaction Documents except for such as have been obtained, for the registration of the Offer Shares under the Securities Act, the listing of the Offer Shares on the SEHK and for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under U.S. state securities laws, such governmental authorizations as may be required under applicable state securities or blue sky laws or any laws of jurisdictions outside the PRC, Cayman Islands, Hong Kong and the United States in connection with the purchase and distribution of the Offer Shares by the Underwriters. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

9.	Absence of Violations, Defaults and Conflicts

Neither the Company nor any of the Subsidiaries is (A) in violation of its memorandum and articles of association, charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any of the Subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ, decree, guideline or notice of any Governmental Authority, except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect and except as disclosed in the Hong Kong Public Offering Documents.

10.	Statistical and Market-related Data

Any statistical and market-related data included or incorporated by reference in the Hong Kong Public Offering Documents, the Registration Statement, the Disclosure Package or the Final International Prospectus are based on or derived from sources that are reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources.

11.	Absence of Proceedings

11.1	Except as disclosed in the Hong Kong Public Offering Documents, there is (A) no action, suit, proceeding, inquiry or investigation under any Laws or before or brought by any Governmental Authority now pending or, to the best knowledge of the Company after due and careful inquiry, threatened, against or affecting the Company or any of the Subsidiaries or any of their respective directors or officers (B) no Laws that have been enacted, adopted or issued or, to the best of the Company’s knowledge, that have been proposed by any Governmental Authority, and (C) no judgment, decree or order of any Governmental Authority against the Company or any of the Subsidiaries or, to the best knowledge of the Company after due and careful inquiry, any of their respective directors or officers, which, in any such case described in clause (A), (B) or (C) above, would result in a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents or the performance by the Company of its obligations hereunder and thereunder, or is required to be described in each of the Hong Kong Public Offering Documents but are not so described; and the aggregate of all pending legal or governmental proceedings to which the Company or any of the Subsidiaries is a party or of which any of their respective properties or assets is the subject which are not described in each of the Hong Kong Public Offering Documents, including ordinary routine litigation incidental to the business, would not result in a Material Adverse Effect.

11.2	None of the Company, the Subsidiaries, nor any person acting on behalf of any of them, has taken any action, nor have any steps been taken or any actions, suits or proceedings under any Laws been started or, to the best of the Company’s knowledge after due and careful inquiry, threatened, to (A) wind up, liquidate, dissolve, make dormant or eliminate or declare insolvent the Company or any of the Subsidiaries or (B) to withdraw, revoke or cancel any Governmental License under any Laws applicable to, or from or with any Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or any of their properties or assets, or otherwise from or with any other persons, required in order to conduct the business of the Company or any of the Subsidiaries or (C) to bring a Material Adverse Effect on the completion of the Global Offering.

11.3	Neither the Company nor any of the Subsidiaries which is a party to a joint venture or shareholders’ agreement is in material dispute with the other parties to such joint venture or shareholders’ agreement and to the best knowledge of the Company there are no circumstances which may give rise to any material dispute or affect its relationship with such other parties in any material respect.

12.	Possession of Licenses and Permits

Except as disclosed in the Hong Kong Public Offering Documents, the Company and the Subsidiaries have conducted and are conducting their respective businesses and operations in compliance with applicable Laws in all material respects. Except as disclosed in the Hong Kong Public Offering Documents, (A) the Company and the Subsidiaries possess, and are in compliance with the terms of, such permits, licenses, certificates, and authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to own, lease, license and use its properties and assets and conduct its business in the manner described in the Hong Kong Public Offering Documents and have made all declarations and filings with, the appropriate national, provincial, local or foreign governmental or regulatory authorities that are necessary or material to the ownership or lease of their respective properties or the conduct of their business now conducted in all material respects, except when the failure to make the relevant declarations and filings would not, individually or in the aggregate, have a Material Adverse Effect; (B) all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; and (C) neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses, and there are no facts or circumstances existing or has any reason to believe that any such Governmental License will not be renewed in the ordinary course, which, if determined adversely to the Company or any Subsidiary in the former and if such Governmental License fails to be renewed in the latter, would, individually or in the aggregate, have a Material Adverse Effect.

13.	Intellectual Property

In each case, except as disclosed in the Hong Kong Public Offering Documents, (i) each of the Company and the Subsidiaries owns, possesses, licenses or has other rights to use or can acquire on reasonable terms the patents and patent applications, copyrights, trademarks, service marks, trade names, Internet domain names, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) and other intellectual property necessary or used in any material respect to conduct its business in the manner in which it is being conducted and in the manner in which it is contemplated as set forth in the Hong Kong Public Offering Documents (collectively, the “Intellectual Property”); (ii) none of the material Intellectual Property is unenforceable or invalid; (iii) neither the Company nor any of the Subsidiaries has received any notice alleging infringement, violation or conflict with (and neither the Company nor any of the Subsidiaries knows of any basis for alleging infringement, violation or conflict with) rights of others with respect to the Intellectual Property that would reasonably be expected to have a Material Adverse Effect; (iv) there are no pending or, to the best of the Company’s knowledge, threatened actions, suits, proceedings or claims by others that allege the Company or any of the Subsidiaries is infringing any patent, trade secret, trademark, service mark, copyright or other intellectual property or proprietary right that would reasonably be expected to have a Material Adverse Effect; (v) neither the Company nor any of the Subsidiaries is in breach of, and the Company and the Subsidiaries have complied in all respects with all terms of, any license or other agreement relating to the Intellectual Property, except such breach or non-compliance would not reasonably be expected to have a Material Adverse Effect; (vi) neither the Company nor any of the Subsidiaries is subject to any non-competition or other similar restrictions or arrangements relating to any business or service anywhere in the world that would have a Material Adverse Effect; (vii) each of the Company and the Subsidiaries has taken all necessary and appropriate steps to protect and preserve the confidentiality of applicable Intellectual Property (“Confidential Information”); and (viii) (A) all use or disclosure of Confidential Information owned by the Company or the Subsidiaries by or to a third party has been pursuant to a written agreement between the Company, the Subsidiaries and such third party, and (B) all use or disclosure of Confidential Information not owned by the Company or the Subsidiaries has been pursuant to the terms of a written agreement between the Company, the Subsidiaries, and the owner of such Confidential Information, or is otherwise lawful.

14.	Cybersecurity and Data Protection

Except as disclosed in the Hong Kong Public Offering Documents, the Company and the Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform as required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and the Subsidiaries have implemented and maintained adequate controls, policies, procedures, and safeguards to maintain and protect and their users’ material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person. Except as disclosed in the Hong Kong Public Offering Documents, the Company and the Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority (including the PRC Cyber Security Law, the PRC Data Security Law, the PRC Personal Information Protection Law, and the related regulations and rules), internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification. Neither the Company nor any Subsidiaries has received any claim for compensation from any person in respect of its business under the applicable data protection Laws and industry standards in respect of inaccuracy, loss, unauthorized destruction or unauthorized disclosure of data in the previous three years except to the extent any such claim would not, individually or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any Subsidiaries is subject to any material investigation, inquiry, or sanction relating to cybersecurity or data privacy or any cybersecurity review from the Cyberspace Administration of China (the “CAC”), the China Securities Regulatory Commission (the “CSRC”), or any other relevant Governmental Authority. Neither the Company nor any Subsidiaries has been notified by any Governmental Authority of being classified as a critical information infrastructure operator under the Cybersecurity Review Measures. Neither the Company nor any of its Subsidiaries has received any objection to this Offering or the transactions contemplated under this Agreement from the CSRC, the CAC or any other relevant PRC Governmental Authority.

15.	Absence of Labor Disputes

16.	(A) Except as disclosed in the Hong Kong Public Offering Documents, the Company and the Subsidiaries are and have been at all times in compliance with all applicable labor laws and regulations in all material respects, and no governmental investigation or proceedings with respect to labor law compliance exists, or to the best knowledge of the Company, is imminent. (B) No labor dispute with the employees of the Company or any of the Subsidiaries exists or is imminent that would, individually or in the aggregate, have a Material Adverse Effect; and (C) the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors that could have a Material Adverse Effect. Payment of Taxes

The Company and the Subsidiaries have paid all taxes required to be paid through the date hereof, and all returns, reports or filings which ought to have been made by or in respect of the Company and the Subsidiaries for taxation purposes as required by the law of the jurisdictions where the Company and the Subsidiaries are incorporated, managed or engage in business have been made and all such returns are correct and on a proper basis in all respects, except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect; no such returns, reports or filings are the subject of any dispute with the relevant revenue or other appropriate authorities except as may be being contested in good faith and by appropriate proceedings and as to which adequate reserves have been provided; the provisions made in the audited consolidated financial statements included or incorporated by reference in the Hong Kong Public Offering Documents included appropriate provisions required under US GAAP for all taxation in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate for which the Company was then or would reasonably be expected thereafter to become liable; and neither the Company nor any of the Subsidiaries has received notice of any material tax deficiency with respect to the Company or any of the Subsidiaries.

17.	Insurance

The Company and the Subsidiaries maintain insurance covering the conduct of their respective businesses and the value of their respective properties, if applicable, in such amounts and covering such risks as is adequate and as is customary for companies engaged in similar businesses. The Company has no reason to believe that it or any Subsidiaries will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied. Neither the Company nor any of the Controlled Entities has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. There is no material insurance claim made by or against the Company or any of the Subsidiaries, pending, outstanding, or threatened, and no facts or circumstances exist which would reasonably be expected to give rise to any such claim.

18.	Investment Company Act

The Company is not, and after giving effect to the offering and sale of the Offer Shares will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

19.	PFIC

Based upon the Company's current and expected income and assets, including goodwill and other unbooked intangibles, the Company does not expect to be a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended, for the current taxable year or the foreseeable future.

20.	Independent Accountant

The Reporting Accountant, whose accountants’ report on certain combined financial information of the Group is included in each of the Hong Kong Prospectus, are independent public accountants as defined by the Hong Kong Institute of Certified Public Accountants and its rulings and interpretations.

21.	Accounting Controls

21.1	The Company and each of the Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that (i) comply with the requirements of the Exchange Act, (ii) has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States (“US GAAP”) and (iii) are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Hong Kong Public Offering Documents, since the date of the latest audited financial statements included or incorporated by reference in the Hong Kong Public Offering Documents, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company’s auditors have been advised of, in each case if applicable: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

21.2	The statutory books, books of account and other records of whatsoever kind of each of the Company and the Subsidiaries are in the proper possession, up-to-date in all material respects and contain complete and accurate records as required by Laws in such books and no notice or allegation on the accuracy and rectification has been received; all accounts, documents and returns required by Laws to be delivered or made to the Registrar of Companies in Hong Kong, SFC or any other Governmental Authority in any jurisdiction have been duly and correctly delivered or made.

22.	FPI

The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

23.	Sarbanes-Oxley Act

There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

24.	Disclosure Controls and Procedures

24.1	The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; and such disclosure controls and procedures have been designed to ensure that material information relating to the Company or any of the Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

24.2	The Company has established and maintains and evaluates disclosure and corporate governance controls and procedures to ensure that the Company and its directors comply in a timely manner with the requirements of the Listing Rules, the Securities and Futures Ordinance, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance and any other applicable Laws.

25.	Anti-Corruption, Anti-Money Laundering and Sanctions Compliance

25.1	None of the Company or any of the Subsidiaries, or any director or officer of the Company or any of the Subsidiaries nor, to the knowledge of the Company, any employee, agent, affiliate or other person associated with or acting on behalf of the Company or any of the Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, or taken any action in furtherance of, an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official (including any officer or employee of a government or a government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office); (iii) taken any action, directly or indirectly, that would result in a violation by such person of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; and the Company and the Subsidiaries and, to the knowledge of the Company, its other affiliates, have conducted their businesses in compliance with, and have instituted, maintain and enforced, and will continue to maintain and enforce policies and procedures designed to ensure compliance with, all applicable anti-bribery and anti-corruption laws.

25.2	The operations of the Company, the Subsidiaries and each of their affiliates are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of Currency and Foreign Transactions Reporting Act of 1970, as amended, the Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong), the Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), and the applicable anti-money laundering statutes of all jurisdictions where the Company and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

25.3	(i) Neither the Company nor any of the Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Company, any employee, agent, affiliate or representative or other person associated with or acting on behalf of the Company or any of the Subsidiaries, is or undertakes any business with an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)             the subject or the target of any sanctions or export control measures related to or administered or enforced by the U.S. Government (including without limitation, the Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the U.S. Department of State, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), the Swiss State Secretariat for Economic Affairs (“SECO”) or the Swiss Directorate of International Law, the Monetary Authority of Singapore (“MAS”), the Hong Kong Monetary Authority (“HKMA”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)              located, organized or resident in a country, region or territory that is, or whose government is, the subject or the target of Sanctions, including, without limitation, the Crimea Region of Ukraine, the territory of the Donetsk or Luhansk Regions, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”).

(ii)              For the past five years, the Company, the Subsidiaries and their affiliates have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was, or whose government was, the subject or the target of Sanctions or with any Sanctioned Country.

26.	Environmental Laws

(A) Neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (B) the Company and the Subsidiaries have all Governmental Licenses required under any applicable Environmental Laws and are each in compliance with their requirements; (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries; and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Authority, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or any Environmental Laws.

27.	Dividends

27.1	Except as disclosed in the Hong Kong Public Offering Documents, all dividends and other distributions declared and payable may be converted into foreign currency and freely transferred out of such entity’s jurisdiction of incorporation and may be paid in United States dollars, without the consent, approval, authorization or order of, or qualification with, any court or governmental agency or body in such entity’s jurisdiction of incorporation or tax residence, and all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of such entity’s jurisdiction of incorporation and are otherwise free and clear of any other tax, withholding or deduction in such entity’s jurisdiction of incorporation, and without the necessity of obtaining any Governmental Licenses in such entity’s jurisdiction of incorporation.

27.2	Except as disclosed in the Hong Kong Public Offering Documents, none of the Subsidiaries is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock or similar ownership interest, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiaries.

28.	Variable Interest Entity Agreements and Corporate Structure

28.1	The description of the corporate structure of the Company and the agreements by and among the Company’s subsidiaries, its consolidated variable interest entity (the “VIE”), and the shareholders of such VIE, as the case may be (each a “VIE Agreement” and collectively, the “VIE Agreements”) in the Hong Kong Public Offering Documents, is true and accurate in all material respects and nothing has been omitted from such description which would make it misleading, and all material agreements relating to the Company’s corporate structure have been so disclosed.

28.2	Each party to any VIE Agreement has the legal right, power and authority (corporate and other, as the case may be) to enter into and perform its obligations under such agreements and has taken all necessary action to authorize the execution, delivery and performance of, and has authorized, executed and delivered each such agreement. Each VIE Agreement constitutes a valid and legally binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the performance of the obligations under any VIE Agreement by the parties thereto; provided, however, any exercise by the relevant subsidiaries of their rights under the relevant exclusive option agreements will be subject to: (i) the governmental authorizations for the resulting equity transfer; (ii) the exercise price for equity transfer under the VIE Agreements in accordance with PRC laws; and (iii) completion of tax filing under applicable PRC laws; and no consent, approval, authorization, order, filing or registration that has been obtained is being withdrawn or revoked or is subject to any condition precedent which has not been fulfilled or performed. The corporate structure of the Company complies with all applicable laws and regulations of the PRC, and neither the corporate structure nor the VIE Agreements violates, breaches, contravenes or otherwise conflicts with any applicable laws of the PRC. There is no legal or governmental proceeding, inquiry or investigation pending against the Company, the subsidiaries or the VIE or the shareholders of the VIE in any jurisdiction challenging the validity of any of the VIE Agreements, and, to the knowledge of the Company, no such proceeding, inquiry or investigation is threatened in any jurisdiction.

28.3	The execution, delivery and performance of each VIE Agreement by the parties thereto do not and will not result in a breach or violation of any of the terms and provisions of, or, constitute a default under, or result in the imposition of any lien, encumbrance, equity or claim upon any property or assets of the Company or any of the Subsidiaries, other than those created in accordance with the VIE Agreements, pursuant to (i) the constitutional or organizational documents of the Company or any of the Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their properties, or any arbitration award, or (iii) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound or to which any of the properties of the Company or any of the Subsidiaries is subject. Each VIE Agreement is in full force and effect and none of the parties thereto is in breach or default in the performance of any of the terms or provisions of such VIE Agreement. None of the parties to any of the VIE Agreements has sent or received any communication regarding termination of, or intention not to renew, any of the VIE Agreements, and, to the knowledge of the Company, no such termination or non-renewal has been threatened by any of the parties thereto. To ensure the legality, validity, enforceability or admissibility in evidence of each of the VIE Agreements as set forth in the Hong Kong Public Offering Documents, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC, nor is it necessary that any stamp or similar tax be paid on or in respect of any of the VIE Agreements. The equity pledge under each of the equity pledge agreements of the VIE Agreements has been duly registered with the relevant PRC governmental authorities.

28.4	The Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the VIE through its rights to authorize the shareholders of the VIE to exercise their respective voting rights.

29.	SAFE Registrations

Each of the Company and the Subsidiaries that were incorporated outside of the PRC has taken, or is in the process of taking, all reasonable steps to comply with, and to ensure compliance by each of its shareholders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen, with any applicable rules and regulations of the relevant PRC government agencies (including but not limited to the Ministry of Commerce, the NDRC and the State Administration of Foreign Exchange (the “SAFE”)) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company (the “PRC Overseas Investment and Listing Regulations”), including, without limitation, requesting each shareholder, option holder, director, officer and employee that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations.

30.	Due Authorization

The Company has full right, power and authority to execute and deliver this Agreement, the International Underwriting Agreement and each of the Operative Documents (collectively, the “Transaction Documents”) and to perform its obligations under the Transaction Documents; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and each of the Transaction Documents and the consummation by it of the transactions contemplated under the Transaction Documents has been duly and validly taken. Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and, when validly authorized, executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms. Each of the Transaction Documents is in proper form under Cayman Islands law for the enforcement thereof against the Company in accordance with its terms; to ensure the legality, validity, enforceability or admissibility into evidence in the Cayman Islands of any such Transaction Document, it is not necessary that any such Transaction Document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands, or that any stamp or similar tax in the Cayman Islands be paid on or in respect of any such Transaction Document or any other documents to be furnished hereunder, except for Cayman Islands stamp duty which may be payable if the original Transaction Documents or any other documents to be furnished under are brought to or executed in the Cayman Islands.

31.	Accounts and other Financial Information

31.1	(A) The audited consolidated financial statements included or incorporated by reference in the Hong Kong Public Offering Documents, together with the related schedules and notes, present fairly consolidated financial position of Group at the dates indicated and the consolidated results of operations and changes in the consolidated financial position of the Group for the periods specified; and said financial statements have been prepared in conformity with US GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with US GAAP the information required to be stated therein. (B) The selected financial data and the summary financial information included or incorporated by reference in each of the Hong Kong Public Offering Documents present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. (C) Neither the Company, nor any of the Subsidiaries has any material liabilities or obligations, direct or contingent (including, without limitation, any off-balance sheet obligations), not described in each of the Hong Kong Public Offering Documents. (D) Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Hong Kong Public Offering Documents, the Registration Statement, the Disclosure Package or the Final International Prospectus under the Securities Act. (E) All disclosures contained in the Hong Kong Public Offering Documents, the Registration Statement, the Disclosure Package or the Final International Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

31.2	The unaudited pro forma condensed financial information and the related notes thereto included in the Hong Kong Public Offering Documents present fairly the information shown therein, have been prepared in accordance with the applicable requirements of the Listing Rules and the assumptions underlying such pro forma condensed financial information are reasonable and are set forth in the Hong Kong Public Offering Documents. The pro forma adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Hong Kong Public Offering Documents.

32.	Accuracy of Information

32.1	All statements or expressions of opinion or intention and all forward-looking statements, forecasts and estimates (including, without limitation, the statements regarding the sufficiency of working capital, profit forecast, critical accounting policies, indebtedness and prospects) contained in each of the Hong Kong Public Offering Documents have been made after due and proper consideration and on the bases and assumptions referred to therein and represent or will represent reasonable and fair expectations truly and honestly held based on facts known to the Company, any of its Affiliates, as applicable, and/or any of their respective directors, officers, employees or agents, as applicable, and there are and will be no other material bases and assumptions on which such statements, expressions, forecasts or estimates have been prepared other than the bases and assumptions referred to in each of the Hong Kong Public Offering Documents. Such statements, expressions, forecasts or estimates do not or will not omit or neglect to include or take into account of any facts or matters which are or may be material to such forecasts or estimates or to the Global Offering.

32.2	The statements set forth in each of the Hong Kong Public Offering Documents, the Registration Statement, the Disclosure Package and the Final International Prospectus (A) under the sections headed “Risk Factors”, “Description of Share Capital,” “ Description of American Depositary Shares,” “Principal and Selling Shareholders,” “Shares Eligible for Future Sale” insofar as they purport to constitute summaries of the terms of the Shares and the ADSs and the beneficial ownership thereof, (B) under the sections headed “Enforceability of Civil Liabilities,” “Risk Factors,” “Plan of Distribution,” “Taxation” insofar as they purport to describe the provisions of the laws and documents referred to therein and (C) under the section headed Share Capital insofar as they are related to the Company’s weighted voting rights structure, are true and accurate.

32.3	All information disclosed or made available in writing or orally during the course of this offering (and any new or additional information serving to update or amend such information) which was disclosed or made available by or on behalf of the Company or any of their Affiliates or any director, officer, employee or agent of the Company or any of their Affiliates to the Stock Exchange, the SFC, the Commission, the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Underwriters, the Accountants, the Internal Control Consultant and the legal advisers to the Company or the Underwriters was so disclosed or made available in good faith and was when given and, except as subsequently disclosed in each of the Hong Kong Public Offering Documents or otherwise notified to the Stock Exchange, the SFC or the Commission, as applicable, remains complete, true and accurate in all material respects and not misleading. All public notices, announcements and advertisements in connection with the Global Offering and all filings and submissions provided by or on behalf of the Company or any of its Affiliates to the SEHK and/or the SFC and/or any relevant Governmental Authority have complied or will comply with all applicable Laws.

32.4	To the best knowledge of the Company, none of the directors of the Company has revoked or withdrawn the authority and confirmations in the responsibility letter, statement of interests and power of attorney issued by him to the Company and the Joint Sponsors, and such authority and confirmations remain in full force and effect.

33.	Certificates from Officers

Any certificate signed by any officer or director of the Company and delivered to the Hong Kong Underwriters and the International Underwriters, counsel for the Hong Kong Underwriters and the International Underwriters as required or contemplated by this Agreement or the International Underwriting Agreement, as applicable, shall constitute a representation and warranty hereunder by the Company, as to matters covered thereby, to each Hong Kong Underwriter and International Underwriter.

34.	No Finder’s Fee

There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Hong Kong Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the issuance and sale of the Offer Shares.

35.	No Underwriter Tax Liabilities

Except as disclosed in the Hong Kong Public Offering Documents and save for any Trading Fee, Transaction Levy and stamp duty payable in connection with on-market purchases of Shares conducted by the Stabilization Manager and any subsequent transfer of such Shares to the lender thereof, no transaction tax, issue tax, stamp duty or other issuance or transfer Tax or duty or any withholding Tax is or will be payable by or on behalf of or on payments to the Hong Kong Underwriters, or otherwise imposed on any payments made to the Hong Kong Underwriters, acting in their capacity as Hong Kong Underwriters, in connection with (A) the issuance of the Offer Shares to the Hong Kong Underwriters by the Company; (B) the sale and delivery by the Hong Kong Underwriters of the Hong Kong Offer Shares; (C) the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; (D) any subsequent transfer of, or agreement to transfer, the Hong Kong Offer Shares through the facilities of the HKSCC (including such transfers to purchasers procured by the Hong Kong Underwriters); or (E) deposit of the Offer Shares with the HKSCC, except that Cayman Islands stamp duty may be payable in the event that any Transaction Document is executed in or brought within the jurisdiction of the Cayman Islands.

36.	Indebtedness

36.1	Except as disclosed in the Hong Kong Public Offering Documents, (A) neither the Company nor any of the Subsidiaries has any material outstanding liabilities, term loans, other borrowings or indebtedness in the nature of borrowings, including, without limitation, bank overdrafts and loans, debt securities or similar indebtedness, subordinated bonds and hire purchase commitments, or any material mortgage or charge or any material guarantee or other contingent liabilities; (B) no material outstanding indebtedness of the Company or any of the Subsidiaries has (or, with notice or lapse of time or fulfillment of any condition or compliance with any formality or all of the foregoing, will) become repayable before its stated maturity, nor has (or, with notice or lapse of time or fulfillment of any condition or compliance with any formality or all of the foregoing, will) any security in respect of such indebtedness become enforceable by reason of default of such entity; (C) to the best knowledge of the Company, no person to whom any material indebtedness of the Company or any of the Subsidiaries that is repayable on demand is owed has demanded or threatened to demand repayment of, or to take steps to enforce any security for, the same; (D) to the best knowledge of the Company, there are no outstanding guarantees or contingent payment obligations of the Company or any of the Subsidiaries in respect of indebtedness of any external party; and (E) neither the Company nor any of the Subsidiaries has stopped or suspended payments of its debts, has become unable to pay its debts or otherwise become insolvent;

36.2	(A) The amounts borrowed by each of the Company and the Subsidiaries do not exceed any limitation on its borrowing contained in its memorandum of association and articles of association or other constitutive documents or in any debenture or other deed or document binding upon it; (B) neither the Company nor any of the Subsidiaries has factored any of its debts or engaged in financing of a type which would not be required to be shown or reflected in its audited accounts; (C) with respect to each of the borrowing facilities of the Company or any of the Subsidiaries which is material to such entity which, taken as a whole, is material to the Group, (i) such borrowing facility has been duly authorized, executed and delivered, is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (ii) to the best of the Company’s knowledge after due and careful inquiry, all undrawn amounts under such borrowing facility is or will be capable of drawdown, and (iii) no event has occurred, and no circumstances exist, which could cause any undrawn amounts under such borrowing facility to be unavailable for drawing as required; and (D) to the best knowledge of the Company, no event has occurred, and no circumstances exist, in relation to any material investment grants, loan subsidies or financial assistance received by or pledged to the Company or any of the Subsidiaries from or by any Governmental Authority in consequence of which the Company or any of the Subsidiaries is or could be held liable to forfeit or repay in whole or in part any such grant or loan or financial assistance.

37.	Share Incentive Plans

With respect to the share options (the “Share Options”), restricted share units and restricted shares granted pursuant to the equity plans of the Company and its Subsidiaries (the “Company Share Incentive Plans”), (i) each grant of a Share Option, restricted share units and issuance of restricted shares was duly authorized no later than the date on which the grant of such Share Option, restricted share units or issuance of restricted shares was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant or issuance (if any) was duly executed and delivered by each party thereto, (ii) each such grant or issuance was made in accordance with the terms of the Company Share Incentive Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange (the “Exchange”) and any other exchange on which the Company securities are traded and (iii) each such grant or issuance was properly accounted for in accordance with US GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws.

38.	Offer Shares

The Offer Shares and all other issued and outstanding share capital of the Company have been duly and validly authorized and, when allotted, issued and delivered against payment therefor as provided in this Agreement or the International Underwriting Agreement, as applicable, and registered in the register of members of the Company, will be duly and validly allotted and issued, fully paid and non-assessable, free of any Encumbrance; the Offer Shares will have attached to them the rights and benefits specified in the Company’s articles of association as described in each of the Hong Kong Public Offering Documents, in particular, will rank pari passu in all respects with the existing issued Shares, including the right to rank in full for all distributions declared, paid or made by the Company after the time of their allotment; the certificates for the Offer Shares, when issued, will be in due and proper form such as to be legal and valid under all applicable Laws; subject to Company's articles of association, the Offer Shares will be freely transferable by the Selling Shareholders to or for the account of the Underwriters and the subsequent purchasers and, when allotted, issued and delivered against payment therefor as provided in this Agreement or the International Underwriting Agreement, as applicable, will be free of any restriction upon the holding, voting or transfer thereof pursuant to the Laws of the United States, the PRC or Hong Kong or the articles of association or other constitutive documents of the Company or any agreement or other instrument; except as disclosed in the Hong Kong Public Offering Documents, no holder of the Offer Shares after the completion of the Global Offering will be subject to personal liability in respect of any of the Company’s or Selling Shareholder’s liabilities or obligations by reason of being such a holder; and there are no limitations on the rights of holders of the Shares or the Offer Shares to hold, vote or transfer their securities. A holder of the Offer Shares and each Hong Kong Underwriters are each entitled to sue as plaintiff in the court of the jurisdiction of formation and domicile of the Company for the enforcement of their respective rights under this Agreement and the Offer Shares and such access to such courts will not be subject to any conditions which are not applicable to residents of such jurisdiction or a company incorporated in such jurisdiction.

39.	Material Contracts

39.1	All contracts or agreements entered into within two years of the Hong Kong Prospectus Date (other than contracts entered into in the ordinary course of business) to which the Company or any of the Subsidiaries is a party and which are required to be disclosed as material contracts in the Hong Kong Prospectus or filed therewith as material contracts with the Registrar of Companies in Hong Kong, as applicable, have been so disclosed and/or filed, in their entirety, without omission or redaction unless a certificate of exemption has been granted by the SFC; no material contracts which have not been so disclosed and filed will, without the written consent of the Joint Sponsors and the Joint Global Coordinators, be entered into, nor will the terms of any material contracts so disclosed and filed be changed, prior to or on the Listing Date; neither the Company, nor the Subsidiaries, nor any other party to any material contract, as applicable, has sent or received any communication regarding termination of, or intent not to renew, any such material contract, and no such termination or non-renewal has been threatened by the Company, any of the Subsidiaries, or any other party to any such material contract.

39.2	Except as disclosed in the Hong Kong Public Offering Documents, neither the Company nor any of the Subsidiaries has any material capital commitment, or is, or has been, party to any unusual, long-term or onerous commitments, contracts or arrangements not on an arm’s length basis in the ordinary and usual course of business (for these purposes, a long-term contract, commitment, or arrangement is one which is unlikely to have been fully performed in accordance with its terms within six months after the date it was entered into or undertaken or is incapable of termination by the Company on six months’ notice or less).

39.3	Neither the Company nor any of the Subsidiaries is a party to any agreement or arrangement which prevents or restricts it in any way from carrying on business in any jurisdiction. Neither the Company nor any of the Subsidiaries is subject to any non-competition or other similar restrictions or arrangements relating to any business or service anywhere in the world, except for any such agreement or arrangement that would not, individually or in the aggregate, result in a Material Adverse Effect.

39.4	The Company does not have any reason to believe that any significant distributor, customer or supplier of the Company is considering ceasing to deal with the Company or reducing the extent or value of its dealings with the Company, except to the extent which, individually or in the aggregate, result in a Material Adverse Effect.

39.5	Neither the Company nor any of the Subsidiaries is a party to any agreement or arrangement or is carrying on any practice (A) which in whole or in part contravenes or is invalidated by any anti-trust, anti-monopoly, competition, fair trading, consumer protection or similar Laws in any jurisdiction where the Company has assets or carries on business, or (B) in respect of which any filing, registration or notification is required or is advisable pursuant to such Laws (whether or not the same has in fact been made).

40.	Mergers or Consolidations

Except as disclosed in the Hong Kong Public Offering Documents, neither the Company nor any of the Subsidiaries has entered into any memorandum of understanding, letter of intent, definitive agreement or any similar agreements with respect to a merger or consolidation or an establishment, acquisition or disposition of assets, technologies, business units or businesses that would be material to the Company and the Subsidiaries taken as a whole.

41.	Related Party Transactions

Except as disclosed in the Hong Kong Public Offering Documents, (A) there is no indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company or any of the Subsidiaries on the one hand and any director or executive officer of the Company or any of the Subsidiaries or the affiliates or members of the immediate families of such director or executive officer (including his/her spouse, children, or any company or undertaking in which he/she holds a controlling interest) on the other hand; (B) there are no relationships or transactions between the Company or any of the Subsidiaries, on the one hand, and their respective affiliates, executive officers, directors or 10% or greater shareholders, on the other hand, which, although required to be disclosed, are not disclosed in the Hong Kong Public Offering Documents; and (C) none of the Company or any of the Subsidiaries is engaged in any transactions with its directors, executive officers, 10% or greater shareholders, or any other affiliate, including any person who formerly was a director, an executive officer and/or a 10% or more shareholder, on terms that are not available from unrelated third parties on an arm’s length basis.

42.	Blue Sky Qualification.

The Company will use its best efforts, in cooperation with the International Underwriters, to qualify the Offer Shares for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Joint Global Coordinators may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Offer Shares.

43.	Operating and Financial Review and Prospect

The sections entitled “Operating and Financial Review and Prospects” and “Certain Financial Data” (collectively, the “MD&A”) included or incorporated by reference in the Hong Kong Public Offering Documents truly, accurately and completely in all material respects describes: (A) accounting policies which the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and which require management’s most difficult, subjective or complex judgments (“Critical Accounting Policies”); (B) judgments and uncertainties affecting the application of Critical Accounting Policies and (C) the likelihood that materially different amounts would be reported under different conditions or using different assumptions; and the Company’s board of directors and management have reviewed and agreed with the selection, application and disclosure of Critical Accounting Policies and have consulted with the Company’s legal counsel and independent public accountants with regard to such disclosure. The MD&A accurately and fully describes: (A) all trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity, financial condition or results of operations of the Company, and are reasonably likely to occur; and (B) all off-balance sheet transactions, arrangements, and obligations, including, without limitation, relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the Company or the Subsidiaries, such as structured finance entities and special purpose entities (collectively, “off-balance sheet arrangements”) that are reasonably likely to have a material effect on the liquidity of the Company or the Subsidiaries, or the availability thereof or the requirements of the Company or the Subsidiaries for capital resources. All governmental tax waivers from national and local governments of the PRC and other local and national PRC tax relief, concession and preferential treatment or obtained by the Company or the Subsidiaries are valid, binding and enforceable;

44.	Absence of Accounting Issues

The Company has not received any notice, oral or written, from its board of directors stating that it is reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the board of directors review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; or (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years.

45.	FINRA

There are no affiliations or associations between any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Company; there are no affiliations or associations between (A) any member of FINRA and (B) any of the Company’s executive officers, directors or, to the best of the Company’s knowledge, 10% or greater security holders or any beneficial owner of the Company’s unregistered equity securities that were acquired at any time on or after the 180th day immediately preceding the date the Registration Statement was initially filed with the Commission. The Company does not have any lending or other relationship with any bank or lending affiliate of any Underwriter.

46.	Market Conduct

46.1	Neither the Company nor any of its Affiliates, has taken, directly or indirectly, any action designed to or that constituted or which could reasonably be expected to (A) cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offer Shares or (B) result in a violation of Regulation M under the Exchange Act.

46.2	Neither the Company, nor any of the Subsidiaries, nor any of their respective directors, officers and Affiliates, acting on their behalf, (A) has taken, or will take, directly or indirectly, any action which is designed or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offer Shares or to result in violation of applicable Laws (including but not limited to the Securities and Futures (Price Stabilizing) Rules), or (B) has taken or will take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance, or (C) has taken or has omitted to take, directly or indirectly, any action which may result in the loss by any of the Underwriters or any person acting for them as Stabilizing Manager of the ability to rely on any stabilization safe harbor provided by the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance or otherwise.

47.	Company is a Well-Known Seasoned Issuer

The Company was and is a “well known seasoned issuer” as defined in Rule 405 under the Securities Act at the times specified in the Securities Act in connection with the offering of the Offer Shares.

48.	Company is not an Ineligible Issuer

The Company was not and is not an Ineligible Issuer as defined in Rule 405 under the Securities Act at the times specified in the Securities Act in connection with the offering of the Offer Shares, without taking account of any determination by the Commission pursuant to Rule 405 under the Securities Act that it is not necessary that the Company be considered an Ineligible Issuer.

49.	No rated debt securities

There are no debt securities or preferred stock of, or guaranteed by, the Company that are rated by a “nationally recognized statistical rating organization,” as such term is defined by the Commission for the purposes of Section 3(a)(62) of the Exchange Act.

50.	M&A Rules

The Company is aware of and has been advised as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and any official clarifications, guidance, interpretations or implementation rules in connection with or related thereto (the “PRC Mergers and Acquisitions Rules”) jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the CSRC and the SAFE on August 8, 2006, including the provisions thereof which purport to require offshore special purpose entities formed for listing purposes and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange. The Company has received legal advice specifically with respect to the PRC Mergers and Acquisitions Rules from its PRC counsel, and the Company understands such legal advice. In addition, the Company has communicated such legal advice in full to each of its directors that signed the Registration Statement and each such director has confirmed that he or she understands such legal advice. Except as described in the Hong Kong Public Offering Documents, the issuance and sale of the Offer Shares, the listing and trading of the Offer Shares and the consummation of the transactions contemplated by this Agreement (i) are not and will not be, as of the date hereof or as of each Time of Delivery, as the case may be, adversely affected by the PRC Mergers and Acquisitions Rules and (ii) do not require the prior approval of the CSRC.

51.	Experts

51.1	To the knowledge of the Company, each of the Internal Control Consultant, the Accountants and the Company’s legal advisers is independent of the Company (as determined by reference to Rule 3A.07 of the Listing Rules) and is able to form and report on its views free from any conflict of interest and has not withdrawn its consent to including its report, opinions, letters or certificates (where applicable and as the case may be) in the Hong Kong Prospectus.

51.2	(A) The factual contents of the reports, opinions, letters or certificates of the Accountants and any legal advisor to the Company, respectively, are complete, true and accurate (and where such information is subsequently amended, updated or replaced, such amended, updated or replaced information is complete, true and accurate) and no material fact or matter has been omitted therefrom which would make the contents of any of such reports, opinions, letters or certificates misleading, and the opinions attributed to the directors of the Company in such reports, opinions, letters or certificates are held in good faith based upon facts within the best of their knowledge after due and careful inquiry; and (B) no material information was withheld from the Accountants or any legal advisor of the Company, as applicable, for the purposes of its preparation of their report, opinion, letter or certificate (whether or not contained in each of the Hong Kong Public Offering Documents) and all information given to each of the foregoing persons for such purposes was given in good faith and there is no other information which has not been provided the result of which would make the information so received misleading; and (C) no material information was withheld from the Accountants or the Hong Kong Underwriters for the purposes of their review of the pro forma net tangible assets and all other pro forma financial statements, information or data, if any, of the Company included in the Hong Kong Prospectus or their review of the Group’s cash flow and working capital projections, estimated capital expenditures and financial reporting procedures.

52.	Extensible Business Reporting Language

The interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the Registration Statement, the Disclosure Package and the Final International Prospectus fairly present the information called for and are prepared in accordance with the Commission’s rules and guidelines applicable thereto.

53.	Federal Reserve Regulations

The issuance, sale and delivery of the Offer Shares as described in each of the Registration Statement, the Disclosure Package and the Final International Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

54.	Validity of Indemnity and Contribution

The indemnity and contribution provisions set forth in Section 9 hereof do not contravene the public policy or the laws of the Cayman Islands or PRC.

55.	Validity of Choice of Law

55.1	the choice of law provisions set forth in this Agreement will be recognized and given effect to by the courts of the PRC, Hong Kong and the Cayman Islands; the waiver of immunity on the grounds of sovereignty or crown status or otherwise and the agreement that this Agreement shall be governed by and construed in accordance with the Laws of Hong Kong and are legal, valid and binding under the Laws of the PRC, Hong Kong and the Cayman Islands and will be respected by the courts of the PRC, Hong Kong and the Cayman Islands; service of process effected in the manner set forth in this Agreement will be effective to confer valid personal jurisdiction over the Company; the arbitration agreement contained in this Agreement is a valid and effective agreement by the Company to submit to arbitration; the agreement that each party to this Agreement shall defer any dispute to arbitration, and the agreement that the arbitration agreement shall be governed by and construed in accordance with the Laws of Hong Kong are legal, valid and binding under the Laws of the PRC, Hong Kong and the Cayman Islands and will be respected by the courts of the PRC, Hong Kong and the Cayman Islands; and any award obtained in the HKIAC arising out of or in relation to the obligations of the Company under this Agreement will be recognized and enforced by the courts of the PRC, Hong Kong and the Cayman Islands subject to the uncertainty as disclosed in the section of each of the Hong Kong Public Offering Documents, the Preliminary International Prospectus and the PHIP;

56.	No Other Arrangements relating to the Sale of Offer Shares

The Company has not entered into any contractual arrangement relating to the offer, sale, distribution or delivery of the Offer Shares other than this Agreement and the International Underwriting Agreement.

57.	Exchange Act Reporting Requirements

The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and timely files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system.

Part B

Representations and Warranties of the Selling Shareholders

Each of the Selling Shareholders, severally but not jointly, represents, warrants and undertakes to each of the Joint Global Coordinators, the Joint Bookrunners, the Joint Sponsors, the Joint Lead Managers and the Hong Kong Underwriters as follows:

1.	Capacity

Such Selling Shareholder has been duly incorporated or formed and registered (as applicable) and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has the full corporate power and authority to execute, deliver and perform its obligations pursuant to this Agreement and to sell, transfer and deliver the Shares to be sold by it hereunder. No winding up, insolvency or liquidation proceedings have been commenced against such Selling Shareholder, and no proceedings have been started for the purpose of, and no judgment has been rendered, declaring such Selling Shareholder bankrupt in any proceeding in any jurisdiction.

2.	Execution of agreements

2.1	This Agreement and any Operative Documents (to the extent it is a party to) have been duly authorized, executed and delivered by such Selling Shareholder and when validly authorized, executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of such Selling Shareholder, enforceable in accordance with its terms.

2.2	the execution, delivery and performance of the Transaction Documents, the sale of the Offer Shares and compliance by the Selling Shareholders thereof, the consummation of the transactions herein or therein contemplated, and the fulfillment of the terms hereof or thereof, do not and will not conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice or lapse of time or fulfillment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under), or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under, or result in the creation or imposition of an Encumbrance on any property or assets of such Selling Shareholder pursuant to (A) the memorandum and association and articles of association or other constituent or constitutive documents of such Selling Shareholder (where any of them is a body corporate), or (B) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any license, authorization, lease, contract or other agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any of his properties or assets may be bound or affected, or (C) any Laws applicable to such Selling Shareholder or any of their properties or assets, except in the case of clauses (B) and (C) above, for any such default or violation that would not, and is not likely to, individually or in the aggregate, materially and adversely affect ability of such Selling Shareholder to perform its obligations under this Agreement, to offer, sell and deliver the Offer Shares or to consummate the transactions contemplated by this Agreement or otherwise materially and adversely affect the Global Offering.

2.3	No consent, approval, authorization, filing with, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by such Selling Shareholder of each of the Transaction Documents, the sale and delivery of the Offer Shares and the consummation of the transactions contemplated by the Transaction Documents except for the registration of the Offer Shares under the Securities Act, registration of the prospectus under the Companies (Winding up and Miscellaneous Provisions) Ordinance, the approval from the SEHK and the SFC for the listing of and permission to deal in the Offer Shares on the SEHK and such as have been obtained and for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under U.S. state securities laws, such governmental authorizations as may be required under applicable state securities or blue sky laws or any laws of jurisdictions outside the PRC, Cayman Islands, Hong Kong and the United States in connection with the purchase and distribution of the Offer Shares by the Underwriters.

3.	Good and Marketable Title

Such Selling Shareholder has and will have on the date, if any, on which the Offer Shares are to be delivered and paid for as provided in the Transaction Documents, good, valid and marketable title to the Offer Shares to be sold by such Selling Shareholder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind. Upon delivery of such Offer Shares and payment of the purchase price as contemplated by the Hong Kong Underwriting Agreement, assuming such Joint Global Coordinator has no notice of any adverse claim, each of the Joint Global Coordinators will receive good and marketable title to the Offer Shares to be purchased by them (on behalf of the Hong Kong Underwriters) from such Selling Shareholder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind with such exceptions as disclosed in the Hong Kong Public Offering Documents. The Offer Shares to be sold by such selling shareholder are freely transferrable by such Selling Shareholder to the Joint Global Coordinators in the manner contemplated by this Agreement and the International Underwriting Agreement with such exceptions as disclosed in the Hong Kong Public Offering Documents.

4.	Information provided

4.1	All information included in each of the Hong Kong Public Offering Documents, the Registration Statement and any amendment thereto, the Disclosure Package and the Final International Prospectus with respect to such Selling Shareholder did not contain or will not contain an untrue statement of a material fact or did not omit or will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.2	All information disclosed or made available (or which ought reasonably to have been disclosed or made available) in writing or orally during the course of this offering (and any new or additional information serving to update or amend such information) which was disclosed or made available by or on behalf of such Selling Shareholder or any director, officer, employee, Affiliate or agent of such Selling Shareholder, to the Stock Exchange, the SFC, the Commission, the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Hong Kong Underwriters, the Accountants, the Internal Control Consultant and the legal advisers to the Company or the Underwriters was so disclosed or made available in good faith and, except as subsequently disclosed in each of the Hong Kong Public Offering Documents or otherwise notified to the Stock Exchange, the SFC or the Commission, as applicable, was and remains complete, true and accurate in all material respects and not misleading, and there is no other information which has not been provided the result of which would make the information so received misleading.

4.3	All statements or expressions of opinion or intention of such Selling Shareholder set out in each of the Hong Kong Public Offering Documents are and will (at and as of the date of this Agreement and the other times when the warranties are repeated pursuant to this Agreement) be made on reasonable grounds and are and will be truly and honestly held by such Selling Shareholder and are and will be fairly based and there are and will be no other facts known or which could on reasonable inquiry have been known to such Selling Shareholder, the omission of which would make any such statement or expression misleading or which will or might be material in the context of the Global Offering.

5.	Market conduct

5.1	None of such Selling Shareholder and their Affiliates, nor any person acting on behalf of any of them, has, at any time prior to the date of this Agreement, done or engaged in, or will, until the Joint Global Coordinators have notified the Company of the completion of the distribution of the Offer Shares, do or engage in, directly or indirectly, any act or course of conduct (A) which creates a false or misleading impression as to the market in or the value of the Shares and any associated securities, or (B) the purpose of which is to create actual, or apparent, active trading in or to raise the price of the Offer Shares.

5.2	None of such Selling Shareholder and their Affiliates, nor any person acting on behalf of any of them, (A) has taken or facilitated or will take or facilitate, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any security of the Company or otherwise, (B) has taken or will take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance, or (C) has taken or will take or has omitted to take or will omit to take, directly or indirectly, any action which may result in the loss by any of the Underwriters of the ability to rely on any stabilization safe harbor provided by the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance or otherwise.

6.	Compliance

6.1	None of such Selling Shareholder nor any director or officer of such Selling Shareholder, nor, to the best knowledge of such Selling Shareholder, any of its subsidiaries, any employee, agent, affiliate or the person associated with or acting on behalf of such Selling Shareholder has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, or taken any action in furtherance of, an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official (including any officer or employee of a government or a government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office); (iii) taken any action, directly or indirectly, that would result in a violation by such person of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; and such Selling Shareholder and, to the knowledge of the Company, its subsidiaries and other affiliates, have conducted their businesses in compliance with, and have instituted, maintain and enforced, and will continue to maintain and enforce policies and procedures designed to ensure compliance with, all applicable anti-bribery and anti-corruption laws. No part of the proceeds of the Global Offering will be used, directly or indirectly, in violation of any anti-bribery and anti-corruption laws.

6.2	Such Selling Shareholder and its subsidiaries and each of their affiliates are and have been at all times in compliance with applicable Anti-Money Laundering Laws and no action, suit, proceeding, investigation or inquiry by or before any authority involving such Selling Shareholder with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of such Selling Shareholder after due and careful inquiry, threatened. Such Selling Shareholder will not knowingly directly or indirectly use the proceeds of the Global Offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity for the purpose of financing or facilitating any activity that would violate the Anti-Money Laundering Laws.

6.3	(i) None of such Selling Shareholder, nor any director or officer of such Selling Shareholder, nor, to the best knowledge of such Selling Shareholder, any of its subsidiaries, any employee, agent, affiliate or the person associated with or acting on behalf of such Selling Shareholder, is or undertakes any business with an individual or entity (“Person”) that has been or is, or is owned or controlled by a Person that is:

(A)	the subject or the target of any sanctions or export control measures related to or administered or enforced by the U.S. Government (including without limitation, the Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the U.S. Department of State or the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), the Swiss State Secretariat for Economic Affairs (“SECO”) or the Swiss Directorate of International Law, the Monetary Authority of Singapore (“MAS”), the Hong Kong Monetary Authority (“HKMA”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(B)	located, organized or resident in a country, region or territory that is, or whose government is, the subject or the target of Sanctions, including, without limitation, Crimea region, the territory of the Donetsk or Luhansk Regions, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”).

(ii) Such Selling Shareholder will not, directly or knowingly indirectly, use the proceeds of the Global Offering hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)       to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is, or whose government is, the subject or the target of Sanctions;

(B)       to fund or facilitate any activities of or business in any Sanctioned Country; or

(C)       in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii) For the past five years, such Selling Shareholder have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was, or whose government was, the subject or the target of Sanctions or with any Sanctioned Country.

7.	Immunity, choice of law and dispute resolution

7.1	the choice of law provisions set forth in this Agreement will be recognized and given effect to by the courts of the PRC, Hong Kong, the Cayman Islands and the relevant jurisdictions of incorporation or domicile of such Selling Shareholder; such Selling Shareholder can sue and be sued in its own name under applicable Laws; the waiver of immunity on the grounds of sovereignty or crown status or otherwise and the agreement that this Agreement shall be governed by and construed in accordance with the Laws of Hong Kong are legal, valid and binding under the Laws of the PRC, Hong Kong, the Cayman Islands and the relevant jurisdictions of incorporation or domicile of such Selling Shareholder and will be respected by the courts of the PRC, Hong Kong, the Cayman Islands and the relevant jurisdictions of incorporation or domicile of such Selling Shareholder; service of process effected in the manner set forth in this Agreement will be effective to confer valid personal jurisdiction over such Selling Shareholder; the arbitration agreement contained in this Agreement is a valid and effective agreement by such Selling Shareholder to submit to arbitration; the agreement that each party to this Agreement shall defer any dispute to arbitration, and the agreement that the arbitration agreement shall be governed by and construed in accordance with the Laws of Hong Kong are legal, valid and binding under the Laws of the PRC, Hong Kong, the Cayman Islands and the relevant jurisdictions of incorporation or domicile of such Selling Shareholder and will be respected by the courts of the PRC, Hong Kong, the Cayman Islands and the relevant jurisdictions of incorporation or domicile of such Selling Shareholder; and any award obtained in the HKIAC arising out of or in relation to the obligations of such Selling Shareholder under this Agreement will be recognized and enforced by the courts of the PRC, Hong Kong, the Cayman Islands and the relevant jurisdictions of incorporation or domicile of such Selling Shareholder subject to the uncertainty as disclosed in the section of each of the Hong Kong Public Offering Documents, the Preliminary International Prospectus and the PHIP;

7.2	Such Selling Shareholder is subject to civil and commercial law with respect to its obligations under this Agreement and the execution, delivery and performance of this Agreement by it constitutes private and commercial acts rather than public or governmental acts. It does not have immunity (sovereign or otherwise) from set-off, the jurisdiction of any court or any legal process in any court (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

8.	Use of proceeds

No part of the proceeds of the sale of the Offer Shares will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

9.	Certificates from officers

Any certificate signed by any director or officer of such Selling Shareholder and delivered to any Underwriter or any counsel to the Underwriters in connection with the Global Offering shall be deemed to be a representation and warranty by such Selling Shareholder, as to matters covered thereby, to each Underwriter.

SCHEDULE 4

CONDITIONS PRECEDENT DOCUMENTS

Part A

Legal Documents

1.	four certified true copies of the resolutions of the Board, or a committee of the Board;

1.1	approving and authorising this Agreement and each of the Operative Documents and such documents as may be required to be executed by the Company pursuant to each such Operative Document or which are necessary or incidental to the Global Offering and the execution on behalf of the Company of, and the performance by the Company of its obligations under, each such document;

1.2	approving the Global Offering and (subject to exercise of the Over-allotment Option) any sale of the Offer Shares pursuant thereto;

1.3	approving and authorising the issue of the Hong Kong Public Offering Documents and the issue of the Preliminary Prospectus and the Final International Prospectus; and

1.4	approving and authorising the issue and the registration of the Hong Kong Public Offering Documents with the Registrar of Companies in Hong Kong.

2.	four certified true copies of the resolutions of the board of the Selling Shareholders, inter alia, approving and authorising execution of or confirming this Agreement, the Price Determination Agreement, and all other agreements and documents necessary for the Global Offering and the sale of the Hong Kong Offer Shares pursuant to the Global Offering;

3.	four certified true copies of the Registrar's Agreement duly signed by the parties thereto.

4.	four certified true copies of the Receiving Banks' Agreement duly signed by the parties thereto.

5.	four certified true copies of the certificate of incorporation, certificate of registration by way of registration and any subsequent certificate(s) of change of names of the Company.

6.	four certified true copies of the Certificate of Registration of the Company as a non-Hong Kong company under Part 16 of the Companies Ordinance.

7.	four certified true copies of each of the business registration certificate of the Company pursuant to the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong).

8.	four certified true copies of the service contracts (or employment agreements) (if any) of each of the Directors.

9.	four certified true copies of each of the responsibility letters, powers of attorney and statements of interests signed by each of the Directors.

10.	four certified true copies of each of the material contracts referred to in the section of the Hong Kong Prospectus headed "Appendix IV – Statutory and General Information – Further Information About Our Business – Summary of Material Contracts" (other than this Agreement).

11.	four certified true copy of the undertakings from the Controlling Shareholders to the Stock Exchange pursuant to Rule 10.07 of the Listing Rules.

Documents relating to the Hong Kong Public Offering

12.	four printed copies of each of the Hong Kong Prospectus and the Application Form duly signed by two Directors or their respective duly authorised attorneys and, if signed by their respective duly authorised attorneys, certified true copies of the relevant powers of attorney.

13.	four signed originals of the Verification Notes duly signed by or on behalf of the Company and each of the Directors (or their respective duly authorised attorneys).

14.	four signed originals of the accountant's report dated the Hong Kong Prospectus Date from the Reporting Accountant, the text of which is contained in Appendices I to the Hong Kong Prospectus.

15.	four signed originals of the report from the Reporting Accountant, dated the Hong Kong Prospectus Date and addressed to the Company, relating to the unaudited pro forma financial information, the text of which is contained in Appendix II to the Hong Kong Prospectus.

16.	four signed originals of the letter from the Reporting Accountant, dated the Hong Kong Prospectus Date and addressed to the Company in relation to the indebtedness statement contained in the Hong Kong Prospectus, in a form previously agreed by the Reporting Accountant with the Company, the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters).

17.	four signed originals of the Hong Kong comfort letter from the Reporting Accountant, dated the Hong Kong Prospectus Date and addressed to the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Hong Kong Underwriters), and in form and substance satisfactory to the Joint Global Coordinators, which letter shall cover, without limitation, the various financial disclosures contained in the Hong Kong Prospectus.

18.	four signed originals of the legal opinions from the Company's PRC Counsel in respect of (i) the properties owned and leased by the Group and (ii) the establishment, business and legal status of the Group under PRC laws in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

19.	four signed originals of the legal opinions from the Underwriters' PRC Counsel in respect of (i) properties owned and leased by the Group and (ii) the establishment, business and legal status of the Group under PRC laws in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

20.	four signed originals or certified true copies of the letter summarising certain aspects of Cayman Islands law from the Company's Cayman Counsel, dated the Hong Kong Prospectus Date, addressed to the Company in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

21.	four certified true copies of the internal control report from the Internal Control Consultant, which report shall confirm certain matters relating to the Company's internal control.

22.	four signed originals of the report from the Industry Consultants, dated the Hong Kong Prospectus Date.

23.	four certified true copies of each of the letters referred to in the paragraph titled "Consents of Experts" of Appendix IV to the Hong Kong Prospectus (except the consent letters from the Joint Sponsors) containing consents to the issue of the Hong Kong Prospectus with the inclusion of references to the respective parties' names, and where relevant their reports and letters in the form and context in which they are included.

24.	four certified true copies of the certificates as to the accuracy of the Hong Kong Public Offering Documents given by the relevant translator thereof together with a certified true copy of a certificate as to the competency of such translator.

25.	four certified true copies of the written confirmation from the Stock Exchange authorising the registration of the Hong Kong Prospectus.

26.	four certified true copies of the written confirmation from the Registrar of Companies in Hong Kong confirming the registration of the Hong Kong Prospectus.

27.	four certified true copies of the compliance advisor agreement entered into between the Company and Guotai Junan Capital Limited.

Part B

1.	four signed originals of the bringdown Hong Kong comfort letter from the Reporting Accountant, dated the Listing Date and addressed to the Joint Sponsors and the Joint Global Coordinators (for themselves and on behalf of the Hong Kong Underwriters) in form and substance satisfactory to the Joint Global Coordinators, which letter shall cover, without limitation, the various financial disclosures contained in the Hong Kong Prospectus.

2.	four signed originals of each of the comfort letters and bringdown comfort letters dated, respectively, the date of Final International Prospectus Date and the Listing Date from the Reporting Accountant to the Directors, the Joint Global Coordinators (for themselves and on behalf of the International Underwriters) and several other International Underwriters, in form and substance satisfactory to the Joint Global Coordinators, which letters shall cover, without limitation, the various financial disclosures contained in each of the Registration Statement, the Disclosure Package, any Issuer Free Writing Prospectus and the Final International Prospectus.

3.	four signed originals of the English language legal opinion by the Company's PRC Counsel dated the Listing Date in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators (each including a bring-down opinion of the opinion in item 18 of Part A).

4.	four signed originals of the English language legal opinion by the Underwriters' PRC Counsel dated the Listing Date in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators (each including a bring-down opinion of the opinion in item 19 of Part A).

5.	four signed originals of the legal opinions from the Company's HK & US Counsel, addressed to the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters concerning matters in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

6.	four signed originals of the legal opinions from the Underwriters' HK & US Counsel, addressed to the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters concerning matters in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

7.	four signed originals of the legal opinions and 10b-5 letters from the Company's HK & US Counsel, addressed to the Joint Sponsors, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the International Underwriters concerning matters in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

8.	four signed originals of the legal opinion from the Company's Cayman Counsel, dated the Listing Date, addressed to the Joint Sponsors, Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters and in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

9.	four signed originals of the legal opinions and 10b-5 letters from the Underwriters' HK & US Counsel, addressed to the Joint Global Coordinators (for themselves and on behalf of the International Underwriters) concerning matters in form and substance satisfactory to the Joint Global Coordinators.

10.	four signed originals of the legal opinions from the Selling Shareholders' HK, US and Cayman/BVI Counsel, in form and substance satisfactory to the Joint Sponsors and the Joint Global Coordinators.

11.	four signed originals of each of the certificates of the Company, Directors of the Company, joint company secretaries of the Company, officers of the Company in the form set out in the schedule and/or exhibits of the International Underwriting Agreement.

12.	four signed originals of each of the certificates of the Selling Shareholders in the form set out in the schedule and/or exhibits of the International Underwriting Agreement.

13.	four originals of the Price Determination Agreement, each duly signed by the parties thereto.

14.	four certified true copies of the Forms B duly completed and signed by each of the Directors respectively.

15.	four certified true copies of the written resolutions by the authorised attorneys of the Board approving the determination of final offer price and basis of allotment.

16.	four signed originals of Deed of lock-up undertaking from the Selling Shareholders.

SCHEDULE 5

SET-OFF ARRANGEMENTS

1.	This Schedule sets out the arrangements and terms pursuant to which the Hong Kong Underwriting Commitment of each Hong Kong Underwriter will be reduced to the extent that it makes (or procures to be made on its behalf) one or more valid applications for Hong Kong Offer Shares pursuant to the provisions of Clause 4.5 (hereinafter referred to as "Hong Kong Underwriters' Application"). These arrangements mean that in no circumstances will any Hong Kong Underwriter have any further liability as a Hong Kong Underwriter to subscribe or procure subscribers for Hong Kong Offer Shares if one or more Hong Kong Underwriters' Applications, duly made by it or procured by it to be made is/are validly made and accepted for an aggregate number of Hong Kong Offer Shares being not less than the number of Hong Kong Offer Shares comprised in its Hong Kong Underwriting Commitment.

2.	In order to qualify as Hong Kong Underwriters' Application, such application must be made on one or more validly completed Application Form and delivered to one of the Receiving Bank together with a cheque or cheques or banker's cashier order or orders complying in all respects with the terms set out in the section headed "How to apply for Hong Kong Offer Shares" in the Hong Kong Prospectus payable to "BANK OF CHINA (HONG KONG) NOMINEES LIMITED — ZHIHU PUBLIC OFFER " for the amount payable in full on application (including any brokerage, trading fee and transaction levy) by not later than 12:00 noon on the Acceptance Date in accordance with Clause 4.2. Copies of such Application Form and cheque(s) or banker's cashier order(s) will have to be faxed to the Joint Global Coordinators (on behalf of the Joint Bookrunners and the Hong Kong Underwriters) and at the same time as the delivery to the Receiving Bank(s) or Sub-receiving Bank(s). Each such application must bear the name of the Hong Kong Underwriter or the sub-underwriter by whom or on whose behalf the application is made and its official chop and there must be clearly marked on the Application Form "Hong Kong Underwriter's Application" (or in the case of sub-underwriters, "Hong Kong Sub-underwriter's Application").

3.	If all the Hong Kong Offer Shares shall not have been validly both applied and paid for in the manner referred to in this Agreement, each Hong Kong Underwriter will, subject to the provisions of this Agreement, be obliged to take up the proportion of the shortfall that (a) its net underwriting participation (that is, its underwriting participation pursuant to Clause 4 less the aggregate number of Hong Kong Offer Shares for which the Hong Kong Underwriters' Applications have been made by it or procured to be made by it to the extent that they have been accepted and up to the limit of its underwriting participation), bears to (b) the aggregate of the underwriting participation of all the Hong Kong Underwriters including itself less the aggregate number of Hong Kong Offer Shares for which Hong Kong Underwriters' Applications have been made (including by itself).

4.	The obligations of the Hong Kong Underwriters determined pursuant to paragraph 3 above may be rounded, as determined by the Joint Global Coordinators in their sole discretion, to avoid fractions. The determination of the Joint Global Coordinators shall be final and conclusive.

5.	No preferential consideration under the Hong Kong Public Offering will be given in respect of Hong Kong Underwriters' Applications or Hong Kong Sub-underwriters' applications.

SCHEDULE 6

ADVERTISING ARRANGEMENTS

The Formal Notice is to be published on the official website of the Company and the Stock Exchange on the following dates:

Name of Publication	Dates of Advertisement
Company's website	April 11, 2022

Website of the Stock Exchange	April 11, 2022

SCHEDULE 7

PROFESSIONAL INVESTOR TREATMENT NOTICE

1.	You are a Professional Investor by reason of your being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:

1.1	a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2	a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3	a corporation the sole business of which is to hold investments and which is wholly owned by (1) a trust corporation which falls within paragraph 1.1 above; (2) an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; or (a corporation or partnership which falls within paragraph 1.4 below); and

1.4	a high net worth corporation or partnership having total assets of at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months.

We have categorized you as a Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Investor in relation to all investment products and markets.

2.	As a consequence of categorisation as a Professional Investor, we are not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the "Code") and other Hong Kong regulations. While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.

2.1	Client agreement: We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

2.2	Risk disclosures: We are not required by the Code to provide you with written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

2.3	Information about us: We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

2.4	Prompt confirmation: We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

2.5	Information about clients: We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

2.6	NASDAQ–Amex Pilot Program: If you wish to deal through the Stock Exchange in securities admitted to trading on the Stock Exchange under the NASDAQ-Amex Pilot Program, we are not required to provide you with documentation on that program.

2.7	Suitability: We are not required to ensure that a recommendation or solicitation is suitable for you in the light of your financial situation, investment experience and investment objectives.

2.8	Investor characterization/disclosure of sales related information: We shall not be subject to the requirements of paragraph 5.1A of the Code relating to know your client investor characterization and paragraph 8.3A of the Code relating to disclosure of sales related information.

3.	You have the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to our Compliance Departments.

4.	By entering into this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

5.	By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Professional Investor.

6.	By entering into this Agreement, you hereby agree and acknowledge that we (and any person acting as the settlement agent for the Hong Kong Public Offering and/or the Global Offering) will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

SCHEDULE 8

THE SELLING SHAREHOLDERS

Name of Selling Shareholders	Number of Shares to be Sold
Innovation Works Development Fund, L.P.	5,646,000
Innovation Works Holdings Limited	1,854,000
Qiming Venture Partners III, L.P.	2,670,200
Qiming Managing Directors Fund III, L.P.	84,200
Qiming Venture Partners III Annex Fund, L.P.	495,600
SAIF IV Mobile Apps (BVI) Limited	3,250,000
CTG Evergreen Investment XX Limited	12,000,000